Form 10KSB, Exhibit 13
period 2000-12-12
FIRST FEDERAL OF OLATHE BANCORP INC
filed 2001-03-30
CIK 1100553

                                   EXHIBIT 13

                      FIRSY FEDERAL OF OLATHE BANCORP, INC.





                               2000 ANNUAL REPORT

            [LETTERHEAD OF FIRST FEDERAL OF OLATHE BANCORP, INC.]


                                                              March 26, 2001


To Our Shareholders:

The Board of Directors, Officers and Employees of First Federal of Olathe Bancorp, Inc. and its wholly owned subsidiary, First Federal Savings and Loan Association of Olathe, are pleased to provide you with our first annual report.

Fiscal 2000 was our first year as a stock company after issuing 556,328 shares of common stock in April 2000. First Federal Savings had served the area for seventy-six years as a mutual savings institution. We feel that the conversion, completed last April, will provide us with many future opportunities and enable us to meet the challenges of our changing industry. The year was also highlighted by the Y2K computer challenge and the Federal Reserve Board's continued rise in interest rates.

For First Federal of Olathe Bancorp, net earnings for the fiscal year ending December 31, 2000 were $1,005,785 or $1.96 per share. Assets increased from $46,612,091 at December 31, 1999 to $50,420,882 at December 31, 2000. Total
shareholder's equity for the Parent Corporation now stands at $14,863,079.

While the year 2000 was very successful for the Company, we look forward to continuing our achievements in 2001. We reaffirm our commitment to creating enhanced shareholder value while fulfilling our mission as a community-oriented financial institution committed to our customers and the community we serve. Our goals include continued prudent growth, efficient operating trends along with maximum returns for our shareholders.

Thank you for your support and confidence in our Company, and we look forward to a prosperous future.

                                              Sincerely,


                                              /s/ Mitch Ashlock

                                              Mitch Ashlock
                                              President, Chief Executive Officer

                              GENERAL INFORMATION


     First Federal of Olathe Bancorp, Inc. ("First Federal of Olathe Bancorp" or the "Company") is a Kansas corporation which is the holding company for First Federal Savings and Loan Association of Olathe ("First Federal Savings" or the "Association"). The Company was organized by the Association for the purpose of acquiring all of the capital stock of the Association in connection with the conversion of the Association from mutual to stock form, which was completed on April 11, 2000 (the "Conversion"). The only significant assets of the Company are the capital stock of the Association, the Company's loan to the Association's employee stock ownership plan, and the portion of the conversion proceeds retained by the Company. The business of the Company initially consists of the business of the Association.

     The Association is a federally chartered savings association located in Olathe, Kansas. The Association was founded in 1923 as a state-chartered mutual savings association under the name Central Building and Loan Association. In 1934, the Association converted to a federal mutual savings association charter and adopted its current name. The Association is regulated by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. The Association's deposits are insured by the Federal Deposit Insurance Corporation under the Savings Association Insurance Fund. At December 31, 2000, the Company had total assets of $50.4 million, deposits of $28.5 million and stockholders' equity of $14.8 million.

     First Federal Savings operates as a traditional savings association, specializing in one- to four-family residential mortgage lending and savings deposits. First Federal Savings' business consists primarily of attracting retail deposits from the general public and using those funds to originate real estate loans. First Federal Savings holds its loans for long-term investment purposes. First Federal Savings also invests in various investment securities.

     The executive office of the Company and the Association is located at 100 East Park Street, Olathe, Kansas 66061 and their telephone number is (913) 782-0026.

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The following table presents our consolidated financial data as of and for the three years ended December 31, 2000, and should be read in conjunction with the consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," each of which is included elsewhere in this document. The selected statements of condition and statements of income data, insofar as they relate to the three years in the three-year period ended December 31, 2000, have been derived from our audited consolidated financial statements.

                                                                           AT DECEMBER 31,
                                                              ---------------------------------------
                                                                  2000         1999          1998
                                                              -------------    ---------     --------
                                                                           (In Thousands)
SELECTED CONSOLIDATED FINANCIAL CONDITION DATA:

Total assets..............................................    $ 50,421     $ 46,612     $ 44,649
Loans receivable, net.....................................      36,059       31,472       28,978
Investment securities:
   Held to maturity.......................................      12,594       11,000        9,000
   Available for sale.....................................         829          619          847
FHLB stock................................................         330          308          289
Deposits..................................................      28,504       36,203       34,701
FHLB advances.............................................       6,600        1,000        1,000
Total stockholders' equity................................      14,836        9,169        8,542

                                                                           YEARS ENDED
                                                                           DECEMBER 31,
                                                              ---------------------------------------
                                                                  2000           1999         1998
                                                              -----------    -----------    ---------
                                                                               (In Thousands)
SELECTED CONSOLIDATED OPERATIONS DATA:

Total interest income.....................................    $  3,907     $  3,540     $  3,091
Total interest expense....................................       1,901        1,945        1,653
                                                              --------     --------     --------
   Net interest income....................................       2,006        1,595        1,438
Provision for loan losses.................................          --          150           --
                                                              --------     --------     --------
Net interest income after provision for loan losses.......       2,006        1,445        1,438
Fees and service charges..................................          13           20           20
                                                              --------     --------     --------
Total non-interest income.................................          13           20           20
Total non-interest expense................................         399          306          248
                                                              --------     --------     --------
Income before income taxes................................       1,620        1,159        1,210
Income tax provision......................................         614          391          443
                                                              --------     --------     --------
Net income................................................       1,006          768          767
                                                              --------     --------     --------

Unrealized gain (loss) on investment securities available
  for sale, net of deferred tax expense...................         151         (141)         177
                                                              --------     ---------    --------
Comprehensive income......................................    $  1,157     $    627     $    944
                                                              ========     ========     ========

                                                                         YEARS ENDED
                                                                         DECEMBER 31,
                                                                2000          1999         1998
                                                              ---------    ---------    ---------
SELECTED CONSOLIDATED FINANCIAL RATIOS AND OTHER DATA:
Performance Ratios:
   Return on assets (ratio of net income to average total assets)2.00%        1.66%         1.91%
   Return on equity (ratio of net income to average equity)      7.12          8.60         9.45
Interest rate spread information:
   Average during period..................................       2.70          2.64         2.62
   End of period..........................................       2.99          2.69         2.50
Net interest margin(1)....................................       4.12          3.59         3.68
Ratio of operating expense to average total assets........       0.79          0.66         0.62
Ratio of average interest-earning assets to average interest-bearing
   liabilities............................................     136.40        121.46       125.05

Asset Quality Ratios:
Non-performing assets to total assets at end of period....       0.59          0.29         0.24
Allowance for loan losses to non-performing loans.........      58.53                      23.58
Allowance for loan losses to loans receivable, net........       0.49          0.55         0.09

Capital Ratios:
Equity to total assets at end of period...................      29.42         19.67        19.13
Average equity to average assets..........................      28.99         19.31        20.17

Other Data:
Number of full-service offices............................       1             1            1

------------------------

 (1) Net interest income divided by average interest earning assets.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

     First Federal of Olathe Bancorp was formed as part of the conversion of First Federal Savings from a mutual to stock savings association. Thus, the business and management of First Federal of Olathe Bancorp consists of the business and management of First Federal Savings. First Federal Savings' net income is primarily dependent on its net interest income, which is the difference between interest income earned on its mortgage loans and investment securities and its cost of funds consisting of interest paid on deposits and borrowings. First Federal Savings' net income also is affected to a lesser extent by the amount of non-interest income, including income from fees and service charges, and non-interest expenses such as employee compensation and benefits, deposit insurance premiums, occupancy and administration costs, and income taxes. Earnings of First Federal Savings also are affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities, which are beyond the control of First Federal Savings. The information contained in this section should be read in conjunction with the consolidated financial statements, the accompanying notes to consolidated financial statements and the other sections contained in this document.

     First Federal of Olathe Bancorp, Inc. is a Kansas corporation organized in December 1999, by the Association for the purpose of becoming a holding company of the Association. On April 11, 2000, the Company acquired all of the capital stock of the Association in exchange for 50% of the net conversion proceeds of the issued shares of its common stock to persons who submitted orders in the subscription and community offerings. Immediately following the Conversion, the only significant assets of the Company were the capital stock of the association, the Company's loan to the ESOP, and the remainder of the net Conversion proceeds retained by the Company. At the present time, the Company does not intend to employ any persons other than officers of the Association, and the Company will utilize the support staff of the Association from time to time. Additional employees will be hired as appropriate to the extent the Company expands or changes its business in the future.

FORWARD-LOOKING STATEMENTS

     This report includes statements that may constitute forward looking statements, usually containing the words "believe," "estimate," "expect," "intent" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause future results to vary from current expectations include, but are not limited to, the following: changes in economic conditions (both generally and more specifically in the markets in which the Company operates); changes in interest rates, accounting principles, policies or guidelines and in government legislation and regulation (which change from time to time and over which the Company has no control); and other risks detailed in this report and the Company's other Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

FINANCIAL CONDITION

     Total assets increased by $3.8 million, or 8.2%, to $50.4 million at December 31, 2000 from $46.6 million at December 31, 1999. This increase was primarily the result of an increase of $4.7 million in mortgage loans and an increase of $1.6 million in securities held to maturity, partially offset by a decrease of $2.5 million in cash and cash equivalents. These increases reflected the proceeds raised in the stock conversion and the Association's decision to pursue opportunities for growth during recent time periods.

     Mortgage loans increased $4.7 million, or 15.0%, to $36.1 million at December 31, 2000 from $31.4 million at December 31, 1999. The increase reflects the Association's controlled growth strategy, including capitalizing on the strong housing market in the Association's market area during the year ended December 31, 2000.

     Securities held to maturity increased $1.6 million, or 14.5%, to $12.6 million at December 31, 2000 from $11.0 million at December 31, 1999, reflecting purchases of federal agency debt securities after the conversion.

     Deposits decreased $7.7 million, or 21.3%, to $28.5 million at December 31, 2000 from $36.2 million at December 31, 1999. The decrease in deposits is a combination of account holders of First Federal Savings using deposits to buy the Company's stock issued on April 11, 2000 and outflow of brokered deposits. During 2000, many 18-month and 30-month brokered CDs matured and the Association determined it was not as advantageous to raise rates to keep the brokered deposits as it was to utilize FHLB advances to fund loans. Thus, brokered deposits were allowed to "run-off" during the period.

     Additionally, advances from the Federal Home Loan Bank increased $5.6 million, or 350%, to $6.6 million at December 31, 2000 from $1.0 million at December 31, 1999. This increase was used to fund additional mortgage loans originated during the same period deposits were decreasing.

     Total stockholders' equity increased $5.6 million, or 60.9%, to $14.8 million at December 31, 2000 from $9.2 million at December 31, 1999. This change was primarily due to the net proceeds from the stock offering on April 11, 2000, partially offset by the purchase of common stock by the ESOP, and the Company's net income during the year ended December 31, 2000.

ANALYSIS OF NET INTEREST INCOME

     Net interest income represents the difference between interest earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income depends on the volume of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them.

     The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields as well as the total dollar amount of interest expense on average interest-bearing liabilities and the resultant rates. No tax-equivalent adjustments were made.

                                                                        YEARS ENDED DECEMBER 31,
                                                   -------------------------------------------------------------------
                                                                   2000                           1999
                                                   --------------------------------- ---------------------------------
                                                        AVERAGE  INTEREST              AVERAGE    INTEREST
                                                    OUTSTANDING  EARNED/             OUTSTANDING  EARNED/
                                                        BALANCE  PAID    YIELD/RATE    BALANCE    PAID     YIELD/RATE
                                                   ------------  ----    ----------    -------    ----     -----------
                                                                              (Dollars in Thousands)
Interest-earning assets:
   Loans receivable (1)........................     $ 33,738     $ 2,931     8.69%    $ 31,078    $ 2,628      8.46%
   Investment securities.......................       13,044         831     6.37       10,167        694      6.83
   FHLB Stock..................................          317          25     8.04          291         28      9.62
   Interest-earning deposits...................        1,633         120     7.35        3,853        190      4.93
                                                    --------     -------    -----     --------    -------     -----
     Total interest-earning assets.............       48,732       3,907     8.02       45,389      3,540      7.80
Other non-interest earning assets..............        1,595                               490
                                                    --------                          --------
   Total assets................................     $ 50,327                          $ 45,879
                                                    ========                          ========
Interest-bearing liabilities:
   Savings deposits............................     $  4,535         126     2.78     $  3,380        102      3.02
   Money market accounts.......................        1,921          57     2.98        2,310         69      2.99
   Certificates accounts.......................       26,687       1,548     5.80       29,755      1,717      5.77
   FHLB advances...............................        2,583         170     6.58        1,000         57      5.70
                                                    --------     -------    -----     --------    -------     -----
  Total interest-bearing liabilities...........       35,726       1,901     5.32       36,445      1,945      5.34
Non-interest-bearing liabilities...............          475                               508
Equity ........................................       14,126                             8,926
                                                    --------                          --------
  Total liabilities and equity.................     $ 50,327                          $ 45,879
                                                    ========                          ========
  Net interest income..........................                  $ 2,006                          $ 1,595
                                                                 =======                          =======
   Net interest rate spread....................                              2.70%                             2.46%
                                                                            =====                             =====
   Net earning assets..........................     $ 13,006                          $  8,944
                                                    ========                          ========
   Net yield on average interest
     -earning assets...........................                              4.12%                             3.51%
                                                                            =====                             =====
--------------------

(1) Calculated net of loan fees, loans in progress and loan loss reserves. Nonaccruing loans would be included in the average loan amounts, although First Federal Savings has not had any nonaccruing loans during recent periods.

     The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the changes related to outstanding balances and that due to the changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to changes in volume (i.e., changes in volume multiplied by old rate) and changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                                              Years Ended December 31,
                                   ------------------------------------------
                                                   2000 vs. 1999
                                   ------------------------------------------
                                    Increase/(Decrease)             Total
                                          Due To                  Increase/
                                   --------------------
                                    Volume        Rate            (Decrease)
                                   --------      ------           -----------
                                                (In Thousands)
Interest-earning assets:
   Loans receivable ..................$ 230      $  73              $ 303
   FHLB stock ........................... 3         (6)                (3)
   Investment securities .............. 186        (49)               137
   Interest-earning deposits ..........(138)        68                (70)
                                      -----      -----              -----
     Total interest-earning assets .. $ 281      $  86              $ 367
                                      =====      =====              =====

Interest-bearing liabilities:
   Savings deposits ................. $  33      $  (9)             $  24
   Money market ......................  (12)        --                (12)
   Certificate accounts ...............(178)         9               (169)
   FHLB advances .....................  103         10                113
                                      -----      -----              -----
     Total interest-bearing
         liabilities                  $ (54)     $  10             $ (44)
                                      =====      =====             =====

Net interest income ...........................                    $ 411
                                                                   =====

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

     NET INCOME. Net income for the year ended December 31, 2000 increased by $238,000, or 31.0%, to $1,006,000 from $768,000 for the year ended December 31,
1999. The increase was primarily due to an increase in interest income of $367,000 and decrease in the provision for loan losses of $150,000 for the year ended December 31, 2000. These increases were offset by an increase of $93,000 in non-interest expenses and an increase in income taxes of $223,000 for the same period. The Company's return on average assets for the year ended December 31, 2000 was 2.00% compared to 1.66% for the year ended December 31, 1999.

     NET INTEREST INCOME. For the year ended December 31, 2000 net interest income increased by $411,000, or 25.8%, to $2.006 million from $1.595 million for the year ended December 31, 1999. The increase primarily included an increase in interest income on loans of $303,000 to $2.931 million for the year ended December 31, 2000 from $2.628 million for the year ended December 31, 1999, and a decrease in interest expense of $42,000 for the year ended December 31, 2000 as compared to the year ended December 31, 1999.

    The increase in interest income reflected an increase in the balance of loans due to favorable economic conditions and increased demand for single-family housing in Johnson County, Kansas, and an increase in the average balance of interest-bearing securities. In addition, interest income reflected increases in rates on loans as well as on interest-bearing deposits. The decrease in interest expense of $42,000 is the result of decreases in the average outstanding deposit balances, partially offset by increases in advances from the Federal Home Loan Bank.

     PROVISION FOR LOAN LOSSES. The allowance for loan losses was $175,000 for the years ended December 31, 2000 and 1999. Although no additions were made to the provision for loan losses during 2000, management continues to closely assess the loan portfolio for inherent losses and reports all loans greater than 30 days past due to the Board of Directors. In addition, detail review and discussion occurs with management and the Board for those loans that approach the 60 and 90 days past due levels.

     At December 31, 2000 and 1999, the allowance for loan losses was $175,000, which represents .49% and .55%, respectively, of net loans. The allowance for loan losses at December 31, 2000 represents 58.53% of non-performing loans. There were no non-performing loans at December 31, 1999. First Federal Savings has three loans in the over 90-day category of .59% of total assets at December 31, 2000 and had no loans in this category at December 31, 1999.

     In assessing the inherent losses in First Federal Savings' portfolio at December 31, 2000 and 1999, management examined its market area, the increase in the size of its loan portfolio, its problem assets, the components of its loan portfolio, including loans on non-owner occupied properties, and statistical data for financial institutions. Generally, management considered, among other things, the following matters: First Federal Savings' total loan portfolio increases from 1998 to 2000, total non-owner occupied property loan increases from 1998 to 2000 and increases in the number of loans (originated during 1999) to borrowers that are not depositors or known on a personal basis by management. Based upon this analysis, management concluded the allowance for loan losses should be increased for the year ended 1999, with no change for the year ended 2000.

     Historical net charge-offs are not necessarily indicative of the amount of net charge-offs that First Federal Savings will realize as it continues to evolve and grow. First Federal Savings' management assesses the adequacy of the allowance for loan losses based on the known inherent losses in the loan portfolio and management's continuing analysis of the quality of the loan portfolio. While management believes that, based on the information currently available, First Federal Savings' allowance for loan losses is sufficient to cover probable losses inherent in its loan portfolio at this time, no assurances can be given that First Federal Savings' level of allowance for loan losses will be sufficient to cover loan losses incurred by First Federal Savings or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions used by management to determine the current level of the allowance for loan losses. Management may increase its level of allowance for loan losses as a percentage of its total loans and nonperforming loans if the level of loans on non-owner occupied properties, commercial loans, consumer lending or loan purchases as a percentage of its total loan portfolio increases. In addition, various regulatory agencies, as an integral part of their examination process, periodically review First Federal Savings' allowance for loan losses. These agencies may require First Federal Savings to provide additions to the allowance based on judgments different than management.

     NON-INTEREST EXPENSE. Non-interest expense increased $93,000 to $399,000 for the year ended December 31, 2000 from $306,000 for the year ended December 31, 1999. The increase was primarily due to increased professional services as they relate to the Company operating as a public company.

     INCOME TAXES. Income taxes increased by $223,000 to $614,000 for the year ended December 31, 2000 from $391,000 for the year ended December 31, 1999. The effective tax rates were 37.9% and 33.8% for the years ended December 31, 2000 and 1999, respectively.

ASSET/LIABILITY MANAGEMENT AND MARKET RISK

     INTEREST RATE SENSITIVITY. Savings institutions such as First Federal Savings are subject to interest rate risk to the extent their interest-bearing liabilities, consisting primarily of deposit accounts and FHLB advances, mature or reprice more rapidly, or on a different basis, than their interest-earning assets, consisting predominantly of 15-year fixed rate real estate loans and investments held for investment and liquidity purposes. Having interest-bearing liabilities that mature or reprice more frequently on average than assets may be beneficial in times of declining interest rates, although such an asset/liability structure may result in declining net interest earnings during periods of rising interest rates. Conversely, having interest-earning assets that mature or reprice more frequently on average than liabilities may be beneficial in times of rising interest rates, although this asset/liability structure may result in declining net interest earnings during periods of falling interest rates.

     NET PORTFOLIO VALUE. First Federal Savings monitors and evaluates the potential impact of interest rate changes upon the market value of First Federal Savings' portfolio equity on a quarterly basis, in an attempt to ensure that interest rate risk is maintained within limits established by the Board of Directors. First Federal Savings uses the quarterly reports from the OTS which show the impact of changing interest rates on First Federal Savings' net portfolio value ("NPV"). NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. An institution has greater than "normal" interest rate risk if it would suffer a loss of NPV exceeding 2.0% of the estimated market value of its assets in the event of a 200 basis point increase or decrease in interest rates. A resulting change in NPV of more than 2% of the estimated market value of an institution's assets will require the institution to deduct from its risk-based capital 50% of that excess change, if and when a rule adopted by the OTS takes effect. Under the rule, an institution with greater than "normal" interest rate risk will be subject to a deduction of its interest rate risk component from total capital for purposes of calculating the risk-based capital requirement. However, the OTS has indicated that no institutions will be required to deduct capital for interest rate risk until further notice. Because a 200 basis point increase in interest rates would have resulted in First Federal Savings' NPV declining by more than 2% of the estimated market value of First Federal Savings' assets as of December 31, 2000, First Federal Savings would have been subject to a capital deduction at December 31, 2000 if the regulation had been effective as of such date.

     The following table presents First Federal Savings' NPV at December 31, 2000, as calculated by the OTS, based on information provided to the OTS by First Federal Savings.

                             NET PORTFOLIO EQUITY
                          ----------------------------
 CHANGES IN                   AMOUNT OF    PERCENT     NPV AS A % OF    BASIS
INTEREST RATES    ESTIMATED     CHANGE      CHANGE    PORTFOLIO VALUE   POINT
 (BASIS POINTS)      NPV         NPV        IN NPV      OF ASSETS       CHANGE
---------------   ---------   ---------    ---------  -------------   ----------

                            (Dollars in Thousands)
      300          $15,673    $(3,686)       (19)%        34.27%       (411)bp
      200           16,879     (2,479)       (13)         35.70        (267)
      100           18,012     (1,347)        (7)         36.95        (143)
        0           19,358         --         --          38.37          --
     -100           19,722        364          2          38.54          17
     -200           20,106        748          4          38.72          35
     -300           20,612      1,253          6          39.03          65

     Although the OTS has informed First Federal Savings that it is not subject to the interest rate risk component discussed above, First Federal Savings is still subject to interest rate risk and, as can be seen above, rising interest rates will reduce First Federal Savings' NPV. The OTS has the authority to require otherwise exempt institutions to comply with the rule concerning interest rate risk.

     Certain shortcomings are inherent in the method of analysis presented in the computation of NPV. Although certain assets and liabilities may have similar maturities or periods within which they will reprice, they may react differently to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the table.

     All of First Federal Savings' loan portfolio at December 31, 2000 had fixed interest rates. First Federal Savings' fixed-rate loans help its profitability if interest rates are stable or declining, since these loans have yields that exceed its cost of funds. However, if interest rates increase, First Federal Savings would have to pay more on its deposits and new borrowings, which would adversely affect First Federal Savings' interest rate spread.

     First Federal Savings' Board of Directors has formulated asset/liability management policies designed to promote long-term profitability while managing interest rate risk. These policies are designed to reduce the impact of changes in interest rates on First Federal Savings' net interest income by achieving a more favorable match between the maturity or repricing dates of its interest-earning assets and interest-bearing liabilities. First Federal Savings has sought to maintain a strong base of less interest-sensitive and lower-costing deposits in the form of money market accounts and savings accounts, and emphasizing 18-month to 60-month maturity certificates of deposit.

LIQUIDITY AND CAPITAL RESOURCES

     First Federal Savings' primary sources of funds are deposits, FHLB advances, repayments on loans, the maturity of investment securities, and interest income. Although maturity and scheduled amortization of loans are relatively predictable sources of funds, deposit flows and prepayments on loans are influenced significantly by general interest rates, economic conditions, and competition.

     The primary investing activity of First Federal Savings is the origination of loans to be held for investment. For the years ended December 31, 2000 and 1999, First Federal Savings originated loans for the portfolio in the amount of $11.4 million and $12.3 million, respectively. For the years ended December 31, 2000 and 1999, these activities were funded primarily by principal repayments of $7.6 million and $9.8 million, respectively.

    First Federal Savings is required to maintain minimum levels of liquid assets under the OTS regulations. Savings institutions are required to maintain an average daily balance of liquid assets (including cash, certain time deposits, and specified U.S. Government, state, or federal agency obligations) of not less than 4.0% of its average daily balance of net withdrawal accounts, plus short-term borrowings. It is First Federal Savings' policy to maintain its liquidity portfolio in excess of regulatory requirements.

     First Federal Savings' most liquid assets are cash and cash equivalents, which include overnight deposits at First National Bank of Olathe and the FHLB of Topeka. The levels of these assets are dependent on the Association's operating, financing, lending, and investment activities during any given period. At December 31, 2000 and at December 31, 1999, cash and cash equivalents were $133,000 and $2.6 million, respectively. The decrease in cash and cash equivalents at December 31, 2000, compared to December 31, 1999, resulted primarily from transfers to securities held to maturity and deposit outflows.

     Liquidity management for the Association is both an ongoing and long-term function of the Association's asset/liability management strategy. Excess funds generally are invested in overnight deposits at the FHLB of Topeka and the First National Bank of Olathe. Should the Association require funds beyond its ability to generate them internally, additional sources of funds are available through FHLB advances. The Association would pledge its mortgage loans, FHLB stock or certain other assets as collateral for such advances. At December 31, 2000, the Association had a balance of $6.6 million in FHLB advances. The Association had unused FHLB funds of approximately $13.6 million at December 31, 2000.

     At December 31, 2000, First Federal Savings had outstanding loan commitments of $672,000 and did not have any undisbursed loans in process. First Federal Savings anticipates it will have sufficient funds available to meet its current loan commitments, including loan applications received and in process prior to the issuance of firm commitments. Certificates of deposit which are scheduled to mature in one year or less at December 31, 2000, are $10.4 million. Management believes that a significant portion of such deposits will remain with First Federal Savings.

     Following consummation of the conversion, First Federal of Olathe Bancorp's only business is to hold the capital stock of First Federal Savings and the investment of the net proceeds from the conversion. Management believes the net proceeds provided sufficient funds for First Federal of Olathe Bancorp's operations.

     Under federal law, First Federal Savings is required to maintain regulatory capital sufficient to meet tangible, core and risk-based capital ratios of at least 1.5%, 4.0% and 8.0%, respectively. At December 31, 2000, First Federal Savings exceeded each of its capital requirements, with tangible, core and risk-based capital ratios of 25.1%, 25.1% and 54.4% respectively.

IMPACT OF INFLATION AND CHANGING PRICES

     The consolidated financial statements and notes thereto presented herein have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollar amounts without considering the changes in the relative purchasing power of money over time due to inflation. Unlike industrial companies, nearly all of the assets and liabilities of First Federal Savings are monetary in nature. As a result, interest rates have a greater impact on First Federal Savings' performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

IMPACT OF NEW ACCOUNTING STANDARDS

     ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement requires that all derivatives be recognized at fair value as either assets or liabilities on the balance sheet. If certain conditions are met, a derivative may be specifically designated as a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, a hedge of the exposure to variable cash flows of a forecasted transaction, or a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security or a foreign-currency-denominated forecasted transaction. The accounting for changes in fair value of a derivative depends on the intended use of the derivative and the resulting designation. This Statement generally provides for matching the timing of a gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or the earnings effect of the hedged forecasted transaction. This Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 2000, as amended by FASB 137, "Deferral of the Effective Date of FASB Statement No. 133", with earlier application encouraged. Retroactive application to prior periods is prohibited. First Federal Savings does not use derivative instruments and therefore the adoption of the Statement is not expected to have a material impact on the financial statements of First Federal of Olathe Bancorp.

                     [LETTERHEAD OF BAIRD, KURTZ & DOBSON]

                         INDEPENDENT ACCOUNTANTS' REPORT
                         -------------------------------


Board of Directors
First Federal of Olathe Bancorp, Inc.
Olathe, Kansas


     We have audited the accompanying consolidated balance sheet of FIRST FEDERAL OF OLATHE BANCORP, INC. and its wholly-owned subsidiary, FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF OLATHE (the "Association") as of December 31, 2000, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the 2000 consolidated financial statements referred to above present fairly, in all material respects, the financial position of FIRST FEDERAL OF OLATHE BANCORP, INC. AND SUBSIDIARY as of December 31, 2000, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.


                                              /s/   BAIRD, KURTZ & DOBSON


January 26, 2001

SOLUTIONS                               A member of Moores Rowland International
FOR                                                an association of independent
SUCCESS                                    accounting firms throughout the world

                 [LETTERHEAD OF TAYLOR, PERKY & PARKER, L.L.C.]

                          INDEPENDENT AUDITORS' REPORT


Board of Directors
First Federal Savings and Loan
  Association of Olathe
Olathe, Kansas


         We have audited the accompanying statement of financial condition of First Federal Savings and Loan Association of Olathe as of December 31, 1999, and the related statements of income and comprehensive income, equity and cash flows for the year then ended. These financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Federal Savings and Loan Association of Olathe as of December 31, 1999, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


                                              /s/  Taylor, Perky & Parker


Overland Park, Kansas
February 18, 2000

                      FIRST FEDERAL OF OLATHE BANCORP, INC.
                                 AND SUBSIDIARY


                           CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 2000 AND 1999

                                     ASSETS

                                                        2000             1999
                                                     -----------     -----------
Cash and cash equivalents:
   Cash and non-interest earning deposits            $   132,860     $    90,749
   Federal funds sold                                                  2,514,611
                                                     -----------     -----------
            Total cash and cash equivalents
Held-to-maturity securities, at cost                  12,594,061      11,000,000
Available-for-sale securities                            828,576         618,966
Federal Home Loan Bank stock, at cost                    330,000         308,300
Loans, net of deferred loan fees and
   allowance for loan losses                          36,059,760      31,472,474
Accrued interest and dividend receivable                 455,310         420,090
Equipment, net of accumulated depreciation                13,813          19,643
Refundable income taxes                                                   21,000
Other assets                                               6,502         146,258
                                                     -----------     -----------

            Total Assets                             $50,420,882     $46,612,091
                                                     ===========     ===========


                      LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits                                             $28,504,396    $36,203,251
Dividends payable                                        102,364
Advances from borrowers for taxes and insurance            3,936         13,994
Interest payable on deposits                              39,940         51,089
Advances from the Federal Home Loan Bank               6,600,000      1,000,000
Accrued expenses                                          78,646        106,175
Deferred income taxes                                    234,924         68,957
Income taxes payable                                      20,597
                                                     -----------    ------------
            Total Liabilities                         35,584,803      37,443,466
                                                     -----------    ------------
STOCKHOLDERS' EQUITY
Common stock, $.01 par value, 4,000,000 shares
   authorized, 556,328 shares issued and outstanding      5,563
Additional paid-in capital                            5,041,442
Unearned ESOP shares                                   (434,448)
Retained earnings                                     9,700,070        8,796,861
Accumulated other comprehensive income
   Unrealized appreciation on available-for-sale
       securities, net of income taxes of $294,000 in
       2000 and $234,082 in 1999                        523,452          371,764
                                                     -----------    ------------
            Total Stockholders' Equity               14,836,079        9,168,625
                                                     -----------    ------------

            Total Liabilities and Stockholders' Equity  $50,420,882  $46,612,091
                                                        ===========  ===========

See Notes to Consolidated Financial Statements

                        CONSOLIDATED STATEMENTS OF INCOME
                                 AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

                     YEARS ENDED DECEMBER 31, 2000 AND 1999


                                                          2000         1999
                                                      ----------   ----------
INTEREST AND DIVIDEND INCOME
     Loans receivable                                 $2,930,609   $2,627,928
     Investment securities                               831,345      693,583
     Cash and cash equivalents                           119,995      189,738
     Equity securities                                    25,448       28,617
                                                      ----------   ----------
                 Total interest and dividend income    3,907,397    3,539,866
                                                      ----------   ----------

INTEREST EXPENSE
     Deposits                                          1,731,475    1,887,017
     Federal Home Loan Bank advances                     170,100       57,400
                                                      ----------   ----------
                 Total interest expense                1,901,575    1,944,417
                                                      ----------   ----------

NET INTEREST AND DIVIDEND INCOME                       2,005,822    1,595,449

PROVISION FOR LOAN LOSSES                                             150,000
                                                      ----------   ----------

NET INTEREST AND DIVIDEND INCOME AFTER
     PROVISION FOR LOAN LOSSES                         2,005,882    1,455,449
                                                      ----------   ----------

NON-INTEREST INCOME
     Service charges and other fees                       13,324       19,893
                                                      ----------   ----------

NON-INTEREST EXPENSE
     Salaries and related payroll expenses               127,640      120,285
     Federal insurance premiums                           24,416       44,673
     Directors' fees                                      44,580       29,130
     Occupancy of premises                                41,938       36,475
     Professional fees                                   116,112       43,301
     Other general and administrative expenses            44,675       32,372
                                                      ----------   ----------
                 Total non-interest expense              399,361      306,236
                                                      ----------   ----------

INCOME BEFORE INCOME TAXES                             1,619,785    1,159,106

INCOME TAX PROVISION                                     614,000      391,222
                                                      ----------   ----------

NET INCOME                                            $1,005,785   $  767,884
                                                      ==========   ==========

EARNINGS PER SHARE - BASIC AND DILUTED                  $ 1.96        N/A
                                                        ======        ===

See Notes to Consolidated Financial Statements

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                     YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                                                              Accumulated
                                                                                                Other
                                        Compre-             Additional   Unearned               Compre-
                                        hensive   Common      Paid-In      ESOP     Retained    hensive       Total
                                        Income    Stock       Capital      Shares   Earnings    Income        Equity
                                      ---------- --------- ------------- --------- ---------- ---------     -----------
BALANCE, DECEMBER 31, 1998                                                         $8,028,977  $512,873     $8,541,850

   Net income                         $  767,884                                      767,884                  767,884

   Other comprehensive income:
     Change in unrealized appreciation
       on available-for-sale securities
       net of income taxes of $94,543   (141,109)                                              (141,109)      (141,109)
                                      -----------                                  ---------- ---------     -----------

                                      $  626,775                                    8,796,861   371,764       9,168,625
                                      ===========
BALANCE, DECEMBER 31, 1999

   Net income                         $1,005,785                                    1,005,785                 1,005,785

   Other comprehensive income:
     Change in unrealized appreciation
       on available-for-sale securities  151,688                                                151,688         151,688
       net of income taxes of $101,628   151,688

   Proceeds from issuance of
     common stock                                  $ 5,563    $5,036,269                                      5,041,832

   Common stock purchased by ESOP                                       $(445,060)                             (445,060)

   ESOP shares released                                            5,173   10,612        (212)                   15,573

   Dividends on common stock
     ($.20 per share)                                                                (102,364)                 (102,364)
---------------------------------   ------------ --------- ------------- --------- ---------- ---------     -----------
BALANCE, DECEMBER 31, 2000          $ 1,157,473  $   5,563 $   5,041,442 $(434,448)$9,700,070 $ 523,452     $14,836,079
                                    ============ ========= ============= ========= ========== =========     ===========

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                                  2000            1999
                                                              -------------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                $ 1,005,785     $  767,884
     Items not requiring (providing) cash:
       Depreciation and amortization                                 5,830          5,167
       Provision for loan losses                                                  150,000
       Accretion of discounts on securities                        (15,548)
       Deferred income taxes                                       108,040        (63,816)
       Compensation expense recognized on allocated
          ESOP shares                                               15,573
     Changes in:
       Accrued interest receivable                                 (35,220)      (118,932)
       Other assets                                                139,760       (146,258)
       Accrued interest payable                                    (11,149)        (4,033)
       Accrued expenses                                            (27,529)        16,562
       Income taxes payable                                         41,597        (41,100)
                                                              -------------    -----------
             Net cash provided by operating activities           1,227,139        565,474
                                                              -------------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES
     Net originations of loans                                  (4,587,286)    (2,644,451)
     Purchase of property and equipment                                            (4,115)
     (Purchase) redemption of FHLB stock                           (21,700)       (19,600)
     Proceeds from maturities of held-to-maturity securities     1,000,000      1,000,000
     Purchases of held-to-maturity securities                   (2,578,513)    (3,000,000)
                                                              -------------    -----------
             Net cash used in investing activities              (6,187,499)    (4,668,166)
                                                              -------------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES
     Net increase (decrease) in deposits                        (7,698,855)     1,495,544
     Proceeds from FHLB advances                                 5,600,000
     Proceeds from issuance of common stock                      5,041,832
     Common stock purchased by ESOP                               (445,060)
     Net increases in advances from borrowers for
       taxes and insurance                                         (10,057)
                                                              -------------    -----------
             Net cash provided by financing activities           2,487,860      1,495,544
                                                              -------------    -----------

DECREASE IN CASH AND CASH EQUIVALENTS                           (2,472,500)    (2,607,118)

CASH AND CASH EQUIVALENTS,
     BEGINNING OF YEAR                                           2,605,360      5,212,508
                                                               -----------    -----------

CASH AND CASH EQUIVALENTS,
     END OF YEAR                                               $   132,860    $ 2,605,360
                                                               ===========    ===========


See Notes to Consolidated Financial Statements

                      FIRST FEDERAL OF OLATHE BANCORP, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2000 AND 1999




NOTE 1:  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS
--------------------

     First Federal of Olathe Bancorp, Inc. (the "Company") was incorporated in December 1999 to facilitate the conversion of First Federal Savings and Loan Association of Olathe (the "Association") from mutual to stock form (the "Conversion"). On April 11, 2000, with the consummation of the Conversion, the Company became the holding company of the Association (see Note 2). The Company had no results of operations prior to January 1, 2000.

     The Association was incorporated in December 1923 and provides financial services to individual and corporate customers through its office in Olathe, Kansas. The Association's primary source of revenue is interest and fees on one-to-four family dwelling loans. The Association's lending activity is concentrated within Johnson County, Kansas. The Association is subject to competition from other financial institutions. The Association also is subject to the regulation of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

PRINCIPLES OF CONSOLIDATION
---------------------------

     The consolidated financial statements include the accounts of the Company and its 100% owned subsidiary, the Association. Significant intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES
----------------

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and the valuation of foreclosed assets held for sale, management obtains independent appraisals for significant properties.

     Management believes that the allowance for loan losses and the valuation of foreclosed assets held for sale are adequate. While management uses available information to recognize losses on loans and foreclosed assets held for sale, changes in economic conditions may necessitate revision of these estimates in future years. In addition, various regulatory agencies, as an integral part of their examination processes, periodically review the Association's allowance for loan losses and valuation of foreclosed assets held for sale. Such agencies may require the Association to recognize additional losses based on their judgments of information available to them at the time of their examinations.

                     FIRST FEDERAL OF OLATHE BANCORP, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            DECEMBER 31,200 AND 1999


NOTE 1:  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
           (CONTINUED)


INVESTMENTS IN DEBT AND EQUITY SECURITIES
-----------------------------------------

     Available-for-sale securities, which include any security for which the Company has no immediate plan to sell but which may be sold in the future, are carried at fair value. Realized gains and losses, based on amortized cost of the specific security, are included in other income. Unrealized gains and losses are recorded, net of related income tax effects, in stockholders' equity. Premiums and discounts are amortized and accreted, respectively, to interest income using a method which approximates the level-yield method over the period to maturity.

     Held-to-maturity securities, which include any security for which the Company has the positive intent and ability to hold until maturity, are carried at historical cost adjusted for amortization of premiums and accretion of discounts. Premiums and discounts are amortized and accreted, respectively, to interest income using methods approximating the interest method over the period to maturity.

     Interest and dividends on investments in debt and equity securities are included in income when earned.

LOANS
-----

     Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-offs are reported at their outstanding principal, adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

     Loans receivable consist primarily of conventional first mortgage loans for permanent one-to-four family dwellings. It is the policy of the Association to limit mortgages to 80% of the appraised value of the mortgaged property.

ALLOWANCE FOR LOAN LOSSES
-------------------------

     The allowance for loan losses is increased by provisions charged to expense and reduced by loans charged off, net of recoveries. The allowance is maintained at a level considered adequate to provide for potential loan losses, based on management's evaluation of the loan portfolio, as well as on prevailing and anticipated economic conditions and historical losses by loan category. General allowances have been established, based upon the aforementioned factors, and allocated to the individual loan categories. Allowances are accrued on specific loans evaluated for impairment for which the basis of each loan, including accrued interest, exceeds the discounted amount of expected future collections of interest and principal or, alternatively, the fair value of loan collateral.

     A loan is considered impaired when it is probable that the Association will not receive all amounts due according to the contractual terms of the loan. This includes certain loans identified by management.

                      FIRST FEDERAL OF OLATHE BANCORP, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            DECEMBER 31,200 AND 1999


NOTE 1:  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                (Continued)

EQUIPMENT
---------

     Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets.

FEE INCOME
----------

     Loan origination fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment net of a prepayment factor over the contractual term of the related loans using the interest method.

GAINS AND LOSSES
----------------

     Gains and losses on the sale of investment securities are determined using the specific identification method.

INCOME TAXES
------------

     Deferred tax liabilities and assets are recognized for the tax effect of differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized.

CASH EQUIVALENTS
----------------

     The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2000 and 1999, cash equivalents consisted of federal funds sold in overnight transactions to the Federal Home Loan Bank.


NOTE 2:  FORMATION OF HOLDING COMPANY AND CONVERSION TO STOCK FORM

     On April 11, 2000, the Company became the holding company for First Federal Savings and Loan Association of Olathe upon the Association's conversion from a federally chartered mutual savings association to a federally chartered capital stock savings association. The conversion was accomplished through the sale and issuance by the Company of 556,328 shares of common stock at $10 per share (par value of $0.01 per share). Proceeds from the sale of common stock, net of expenses incurred of $521,448, were $5,041,832, inclusive of $445,060 related to shares held by the Association's Employee Stock Ownership Plan ("ESOP").

                     FIRST FEDERAL OF OLATHE BANCORP, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            DECEMBER 31,200 AND 1999


NOTE 3:  INVESTMENTS IN DEBT AND EQUITY SECURITIES

     The amortized cost and approximate fair value of available-for-sale securities are as follows:

                                       Gross         Gross       Approximate
                         Amortized    Unrealized    Unrealized      Fair
                           Cost        Gains         Losses         Value
                         ---------    ----------    ----------   -----------
DECEMBER 31, 2000
    Equity securities    $ 10,960      $817,616                   $828,576
                         ========      ========                   ========


DECEMBER 31, 1999
    Equity securities    $ 10,960      $608,006                   $618,966
                         ========      ========                   ========


     The amortized cost and approximate fair value of held-to-maturity securities are as follows:

                                       Gross         Gross         Estimated
                         Amortized    Unrealized    Unrealized      Fair
                           Cost        Gains         Losses         Value
                         ---------    ----------    ----------   -----------
DECEMBER 31, 2000
  United States Government
   and Agency obligations $12,594,061               $( 338,013)  $12,256,048
                          ===========               ===========  ===========

DECEMBER 31, 1999
  United States Government
   and Agency obligations $11,000,000               $ (697,085)  $10,302,915
                          ===========               ===========  ===========


     Maturities of held-to-maturity securities at December 31, 2000:

                                                                 Approximate
                                                    Amortized       Fair
                                                     Cost           Value
                                                    -----------  -----------
    One year or less                               $ 2,094,061   $2,095,243
    After one through five years                     1,500,000    1,498,280
    After five through ten years                     4,500,000    4,364,845
    After ten years                                  4,500,000    4,297,680
                                                    ===========  ===========

     There were no sales of available-for-sale securities for the years ended December 31, 2000 and 1999.

                     FIRST FEDERAL OF OLATHE BANCORP, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            DECEMBER 31,200 AND 1999


NOTE 4:  LOANS AND ALLOWANCE FOR LOAN LOSSES

     Categories of loans at December 31, 2000 and 1999 include:

                                               2000              1999
                                          --------------    --------------

            One-to-four family             $ 36,244,260      $ 31,969,022
            Commercial loans                     49,988
            Other                               275,400
                                          --------------    --------------

                     Total loans             36,569,648        31,472,474
                                          ==============    ==============

            Less:
               Deferred loan fees, net         (334,888)         (321,548)
               Allowance for loan losses       (175,000)         (175,000)
                                          --------------     -------------
                     Net loans                36,059,760        31,472,474
                                          ==============     =============

     Activity in the allowance for loan losses was as follows:

                                               2000              1999
                                          --------------     -------------

            Balance, beginning of year      $ 175,000         $    25,000
            Provision for loan losses                             150,000
                                          --------------     -------------

            Balance, end of year            $ 175,000         $   175,000
                                          ==============     =============

NOTE 5:  EQUIPMENT

     Major classifications of equipment, stated at cost, are as follows:

                                               2000             1999
                                          --------------     -------------

            Computer equipment             $   72,456         $    72,456
            Office equipment                    4,114               4,114
                                          --------------     -------------
                                               76,570              76,570
            Less accumulated depreciation      62,757              56,927
                                          --------------     -------------

            Net equipment                  $   13,813         $    19,643
                                          ==============     =============

                      FIRST FEDERAL OF OLATHE BANCORP, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            DECEMBER 31,200 AND 1999


NOTE 6:  INTEREST-BEARING DEPOSITS

     Deposits at December 31, 2000 and 1999 are summarized as follows:

                                                   2000               1999
                                               --------------     --------------

             Money market                       $ 1,797,037       $   2,305,860
             Savings accounts                     3,019,383           4,551,676
             Certificates of deposit              23,68,976          29,345,715
                                               --------------     ---------=----
                                                $28,504,396       $  36,203,251
                                               ==============     ==============

     At December 31, 2000, the scheduled maturities of certificates of deposit are as follows:

                   2001                                   $   10,410,126
                   2002                                        3,991,952
                   2003                                        5,858,338
                   2004                                        1,927,618
                   2005 and thereafter                         1,499,942
                                                          --------------

                                                          $   23,687,976
                                                          ==============

     Interest expense on deposits for the years ended December 31, 2000 and 1999 is summarized as follows:

                                                   2000               1999
                                               --------------     --------------

             Money market and savings          $   183,261          $  170,121
             Certificates of deposit           $ 1,548,214           1,716,896
                                               -------------      --------------
                                               $ 1,731,475          $1,887,017
                                               =============      ==============

     Interest bearing deposits in denominations of $100,000 or more were $5,456,007 and $9,713,000 as of December 31, 2000 and 1999, respectively.

                      FIRST FEDERAL OF OLATHE BANCORP, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            DECEMBER 31,200 AND 1999


NOTE 7:  FEDERAL HOME LOAN BANK STOCK AND ADVANCES

     The Association is required to purchase stock in the FHLB. Such stock may be redeemed at par but is not readily marketable. The Association had stock of $330,000 and $308,300 at December 31, 2000 and 1999, respectively.

     The Association is able to borrow from the FHLB of Topeka in order to meet operating and long-term financing needs. The borrowings are limited to an investment ratio of 20 to 1 of the Association's investment in FHLB stock, and are further limited to 40% of total assets. The borrowings must be further secured by one-to-four family dwelling loans pledged to the FHLB. As of December 31, 2000, the total advances available from the FHLB amount to $6,600,000, which has been fully extended in long-term borrowings and short-term advances.

     Long-term advances from the FHLB at December 31, 2000 and 1999 consisted of the following components:

                                                      2000               1999
                                                  -----------      ------------

        $1,000,000 advance, 3 years at 5.74%,
             due February 2001                    $ 1,000,000      $  1,000,000

        $1,000,000 advance, 1 year at 7.17%,
             due June 2001
                                                    1,000,000
        $2,000,000 advance, 2 years at 6.51%,
             due November 2002
                                                    2,000,000
                                                  -----------      -------------
                                                  $ 4,000,000      $  1,000,000
                                                  ===========      =============


   Aggregate annual maturities of long-term debt at December 31, 2000 are:

                   Year Ending                   Amount
                   -----------               -------------

                       2001                  $   2,000,000
                       2002                      2,000,000
                                             -------------
                                             $   4,000,000
                                             =============

     Short-term advances from the FHLB are comprised of advances from a line of credit between the Association and the FHLB. The current line of credit has a maturity date of February 2, 2001, which will be automatically extended for one year unless terminated at the request of the Association. Interest accrues on the outstanding daily balance at a daily adjusted rate of the federal funds rate plus 15 basis points. Advances on the line of credit are limited to the total borrowing ceiling, as noted above, less that amount extended under long-term advances. As of December 31, 2000, the balance outstanding under this line of credit amounted to $2,600,000. There were no advances on the line at December 31, 1999.

                      FIRST FEDERAL OF OLATHE BANCORP, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            DECEMBER 31,200 AND 1999


NOTE 7:  FEDERAL HOME LOAN BANK STOCK AND ADVANCES (Continued)

     On January 5, 2001, the Association purchased an additional investment in FHLB stock which increased the borrowing ceiling to $7,600,000 and subsequently borrowed the additional $1,000,000 available under the new borrowing ceiling. The balance advanced on the line of credit at December 31, 2000 plus the $1,000,000 January 2001 advance were converted to three long-term advance agreements totaling $3,000,000 with the remaining balance of $600,000 remaining under the line of credit.

     The following represents the terms of the long-term advance agreements formalized in January 2001:

       $1,000,000 advance, 3 years at 5.29%, due January 2004    $1,000,000
       $1,000,000 advance, 4 years at 6.51%, due January 2005     1,000,000
       $1,000,000 advance, 6 years at 5.63%, due January 2007     1,000,000
                                                                 ----------

                                                                 $3,000,000
                                                                 ==========

NOTE 8:  EMPLOYEE BENEFIT PLAN

     The Association participates in a noncontributory group pension plan for the savings and loan industry. This defined benefit plan covers all full-time employees. There were no contributions to the plan for the years ended December 31, 2000 and 1999 since the plan was fully funded in accordance with the maximum funding standards of ERISA. Because this is a multiple-employer pension plan, the actuarial present value of plan benefits is not determinable. The net assets of the fund available for benefits at June 30, 2000, the most recent information available, amounted to approximately $1,825,000.


NOTE 9:  REGULATORY MATTERS

     The Association is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Association's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2000, that the Association meets all capital adequacy requirements to which it is subject.

                      FIRST FEDERAL OF OLATHE BANCORP, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            DECEMBER 31,200 AND 1999


NOTE 9:  REGULATORY MATTERS (Continued)

     As of August 9, 1999, the most recent notification from the Office of Thrift Supervision categorized the Association as WELL CAPITALIZED under the regulatory framework for prompt corrective action. To be categorized as WELL CAPITALIZED, the Association must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Association's category.

                                                                                              To Be Well Capitalized
                                                                         For Capital            Under the Prompt
                                                  Actual              Adequacy Purposes    Corrective Action Provisions
                                           ----------------------    -------------------   ----------------------------
                                            Amount        Ratio       Amount        Ratio     Amount          Ratio
                                           ---------     -------     ---------      -----    ---------       ------
                                                                     (Dollars in Thousands)
                                           ----------------------------------------------------------------------------

      DECEMBER 31, 2000
         Total Risk-Based Capital
            (to Risk-Weighted Assets)      $  12,142      54.4%       $  1,785      8.0%      $  2,231       10.0%
                                           =========      =====       ========      ====      ========       =====

        Tier 1 Capital

            (to Risk-Weighted Assets)      $  11,967      53.6%                               $  1,339        6.0%
                                           =========      =====                               ========        ====

        Tier 1 Capital
            (to Adjusted Total Assets)     $  11,967      25.1%       $  1,934      4.0%      $  2,418        5.0%
                                           =========      =====       ========      ====      ========        ====

        Tangible Capital
            (to Adjusted Total Assets)     $  11,967      25.1%       $    725      1.5%
                                           =========      =====       ========      ====


      DECEMBER 31, 1999
         Total Risk-Based Capital
            (to Risk-Weighted Assets)      $   8,972      45.9%       $  1,564      8.0%      $  1,955       10.0%
                                           =========      =====       ========      ====      ========       =====

        Tier 1 Capital
            (to Risk-Weighted Assets)      $   8,797      45.0%                               $  1,173        6.0%
                                           =========      =====                               ========        ====

        Tier 1 Capital
            (to Adjusted Total Assets)     $   8,797      18.9%       $  1,862      4.0%      $  2,328        5.0%
                                           =========      =====       ========      ====      ========        ====

        Tangible Capital
            (to Adjusted Total Assets)     $   8,797      18.9%       $    698      1.5%
                                           =========      =====       ========      ====

                      FIRST FEDERAL OF OLATHE BANCORP, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            DECEMBER 31,200 AND 1999


NOTE 10:  TRANSACTIONS WITH RELATED PARTIES

     At December 31, 2000 and 1999, the Association had loans outstanding to executive officers, directors and companies in which the Association's executive officers or directors were principal owners, in the amount of $489,446 and $309,000, respectively.

     In management's opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management's opinion, these loans did not involve more than normal risk of collectibility or present other unfavorable features.


NOTE 11:  ADDITIONAL CASH FLOWS INFORMATION

ADDITIONAL CASH PAYMENT INFORMATION              2000             1999
-----------------------------------          -----------       -----------

        Interest paid                        $ 1,912,725       $ 1,948,450
        Income taxes paid                        487,111           496,138


NOTE 12:  INCOME TAXES

     The provision for income taxes consists of:

                                                 2000             1999
                                             -----------       -----------

       Taxes currently payable                $  505,960       $   455,038
       Deferred income taxes                     108,040           (63,816)
                                             -----------       -----------

                                              $  614,000       $   391,222
                                             ===========       ===========

                      FIRST FEDERAL OF OLATHE BANCORP, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            DECEMBER 31,200 AND 1999


NOTE 12:  INCOME TAXES (CONTINUED)

     A reconciliation of income tax expense at the statutory rate to the Company's actual income tax expense is shown below:

                                                     2000            1999
                                                 ------------     ----------

         Computed at the statutory rate (34%)     $  551,000       $  394,000

         Increase (decrease) resulting from:
             State income taxes - net of federal
                tax benefit                           46,000           50,000
             Other                                    17,000          (52,778)
                                                 -------------    -----------

                Actual tax provision              $ 614,000         $ 391,222
                                                 =============    ===========

     The tax effects of temporary differences related to deferred taxes shown on the consolidated balance sheets are:

                                                     2000            1999
                                                 ------------     ----------

         Deferred loan origination fees                           $  105,125
         Allowance for loan losses                $   69,076          70,000
                                                 ------------     ----------
                Deferred tax assets               $   69,076      $  175,125
                                                 ------------     ----------

         FHLB stock                                   (8,000)         (8,000)
         Accumulated depreciation                     (2,000)         (2,000)
         Unrealized gains on available-for-sale
             securities                             (294,000)       (234,082)
                                                 ------------     ----------
                Deferred tax liabilities            (304,000)       (244,082)
                                                 ------------     ----------

                Net deferred tax liabilities      $ (234,924)     $  (68,957)
                                                 ============     ==========

     Retained earnings at December 31, 2000 and 1999, include approximately $1,016,000, for which no deferred federal income tax liability has been recognized. These amounts represent an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then-current corporate income tax rate. The deferred income tax liabilities on the preceding amounts that would have been recorded if they were expected to reverse into taxable income in the foreseeable future were approximately $406,000, at December 31, 2000 and 1999.

                      FIRST FEDERAL OF OLATHE BANCORP, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            DECEMBER 31,200 AND 1999


NOTE 13:  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

CASH AND CASH EQUIVALENTS
-------------------------

     For these short-term instruments, the carrying amount approximates fair value.

INVESTMENT SECURITIES
---------------------

     Fair values for investment securities equal quoted market prices, if available. If quoted market prices are not available, fair values are estimated based on quoted market prices of similar securities.

LOANS
-----

     The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Loans with similar characteristics were aggregated for purposes of the calculations. The carrying amount of accrued interest approximates its fair value.

CAPITAL STOCK OF FHLB
---------------------

   The carrying value of the FHLB stock approximates its fair value, as all transactions with the FHLB are at par.

DEPOSITS
--------

     The fair value of savings accounts and money market deposits is the amount payable on demand at the reporting date (i.e., their carrying amount). The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.

ADVANCES FROM THE FHLB
----------------------

     Rates currently available to the Association for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

                      FIRST FEDERAL OF OLATHE BANCORP, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            DECEMBER 31,200 AND 1999


NOTE 13:  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

COMMITMENTS TO EXTEND CREDIT
----------------------------

     The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit and lines of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date. The fair value of commitments to extend credit is not presented since management believes the fair value to be insignificant.

     The following table presents estimated fair values of the Company's financial instruments. The fair values of certain of these instruments were calculated by discounting expected cash flows, which method involves significant judgments by management and uncertainties. Fair value is the estimated amount at which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Because no market exists for certain of these financial instruments and because management does not intend to sell these financial instruments, the Company does not know whether the fair values shown below represent values at which the respective financial instruments could be sold individually or in the aggregate.

                                                                           December 31,
                                              ----------------------------------------------------------------------
                                                             2000                                1999
                                              ----------------------------------     -------------------------------
                                                                    Estimated                           Estimated
                                                 Carrying               Fair          Carrying              Fair
                                                   Value               Value             Value             Value
                                              ----------------    --------------     -------------   ---------------
    Assets:
      Cash and cash equivalents               $      132,860      $      132,860    $    2,605,360    $    2,605,360
      Investment securities                       13,422,637          13,084,624        11,618,966        10,921,881
      Capital stock of Federal Home
         Loan Bank                                   330,000             330,000           308,300           308,300
    Loans                                         36,059,760          35,813,633        31,472,474        31,476,981

    Liabilities:
      Deposits                                    28,504,396          28,387,305        36,203,251        36,298,979
      Advances from Federal Home
         Loan Bank                                 6,600,000           6,572,818         1,000,000           992,376


NOTE 14:  COMMITMENTS AND CREDIT RISK

     As of December 31, 2000 and 1999, the Association had outstanding commitments to originate fixed rate loans amounting to $672,000 and $1,111,700, respectively. At December 31, 2000, the interest rates on the outstanding commitments ranged from 8.00% to 9.25%.

                      FIRST FEDERAL OF OLATHE BANCORP, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            DECEMBER 31,200 AND 1999


NOTE 15:  EMPLOYEE STOCK OWNERSHIP PLAN

     In connection with the conversion to stock form, the Association established an internally leveraged employee stock ownership plan (ESOP) for the exclusive benefit of eligible employees (all salaried employees who have completed at least 1,000 hours of service in a 12-month period and have attained the age of 21). The ESOP borrowed funds from the Company in an amount sufficient to purchase 44,506 shares (8% of the common stock issued in the stock offering). The loan is secured by the shares purchased and will be repaid by the ESOP with funds from contributions made by the Association, dividends received by the ESOP and any other earnings on ESOP assets. The Association makes annual contributions to the ESOP equal to the ESOP's debt service less dividends received by the ESOP. All dividends received by the ESOP are used to pay debt service Contributions will be applied to repay interest on the loan first, then the remainder will be applied to principal. The loan is expected to be repaid over a period of up to 30 years. Shares purchased with the loan proceeds are held in a suspense account for allocation among participants as the loan is repaid. Contributions to the ESOP and shares released from the suspense account are allocated among participants in proportion to their compensation relative to total compensation of all active participants. Participants will vest in their accrued benefits under the employee stock ownership plan at the rate of 20% per year. Vesting is accelerated upon retirement, death or disability of the participant or a change in control of the Association. Forfeitures will be reallocated to remaining plan participants. Benefits may be payable upon retirement, death, disability, separation from service or termination of the ESOP. Since the Association's annual contributions are discretionary, benefits payable under the ESOP cannot be estimated.

     The Association accounts for its ESOP in accordance with Statement of Position ("SOP") 93-6, Employers Accounting for Employee Stock Ownership Plans. Accordingly, the debt of the ESOP is eliminated in consolidation and the shares pledged as collateral are reported as unearned ESOP shares in the consolidated statements of financial condition. Contributions to the ESOP shall be sufficient to pay principal and interest currently due under the loan agreement. As shares are committed to be released from collateral, the Company reports compensation expense equal to the average market price of the shares for the respective period, and the shares become outstanding for earnings per share computations. ESOP compensation expense was $15,573 in 2000. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest.

     A summary of ESOP shares at December 31, 2000 is as follows:

           Released shares                                        1,061
           Unreleased shares                                     43,445
                                                            -----------

           Total                                                 44,506
                                                            ===========

           Fair value of unreleased shares                  $   738,565
                                                            ===========

                      FIRST FEDERAL OF OLATHE BANCORP, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            DECEMBER 31,200 AND 1999


NOTE 16:  EARNINGS PER SHARE

     For 2000, earnings per share is based upon the total number of shares outstanding, less unreleased ESOP shares, after the conversion described in Note 2, and is presented as if those shares had been outstanding for the entire year. The 2000 computation does not reflect the effect of any investment income that would have been earned if the net proceeds from conversion had been received at the beginning of the year.

     The computation of per share earnings for the year ended December 31, 2000 is as follows:

           Net income                                     $  1,005,785
           Average common shares outstanding                   511,825
                                                          ------------

           Basic and diluted earnings per share           $       1.96
                                                          ============

     At December 31, 1999, the Association was a mutual savings institution and, thus, net earnings per share is not reported on the results of operations for the years then ended.


NOTE 17:  FAS 133 DISCLOSURE

     The Financial Accounting Standards Board ("FASB") has issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). This statement, as amended by SFAS No. 137, requires all derivatives to be recorded on the balance sheet at fair value and establishes standard accounting methodologies for hedging activities. The standard will result in the recognition of offsetting changes in value or cash flows of both the hedge and the hedged item in earnings or comprehensive income in the same period. The statement is effective for the Company's fiscal year ending December 31, 2001. Because the Company generally does not hold derivative instruments, the adoption of this statement is not expected to have a material impact on the financial statements.

                        COMMON STOCK AND RELATED MATTERS


     The Company's Common Stock is listed on the Over-the-Counter Electronic Bulletin Board under the symbol "FFOL." As of December 31, 2000, the Company had 159 stockholders of record (excluding the number of persons or entities holding stock in street name through various brokerage firms), and 556,328 shares outstanding.

     The following table sets forth market price and dividend information for the Common Stock since the completion of the Association's stock conversion on April 11, 2000. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions.

     FISCAL YEAR ENDED                                         CASH DIVIDENDS
     DECEMBER 31, 2000       HIGH             LOW                DECLARED
     -----------------     ----------       ---------          ---------------

        First Quarter        $   N/A         $   N/A                 N/A
        Second Quarter         13.75           12.50                 N/A
        Third Quarter          16.25           13.75                 N/A
        Fourth Quarter         17.00           16.50            $.20 per share

     Payment of dividends on the Company's common stock is subject to determination and declaration by the Board of Directors and depends upon a number of factors, including capital requirements, regulatory limitations on the payment of dividends, the Company's results of operations and financial condition, tax considerations and general economic conditions. No assurance can be given that dividends will be declared or, if declared, what the amount of the dividends will be, or whether such dividends, once declared, will continue.

CORPORATE AND
STOCKHOLDER INFORMATION


CORPORATE OFFICES

First Federal of Olathe Bancorp, Inc.
100 E. Park
Olathe, KS 66061
(913) 397-6737
(913) 782-4282 fax


ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of First Federal of Olathe Bancorp, Inc. will be held April 25, 2001 at 3:00 p.m. at 100 E. Park, Olathe, Kansas.


ANNUAL REPORT ON FORM 10-K

For the 2000 fiscal year, First Federal of Olathe Bancorp, Inc. has filed an Annual Report on Form 10-K with the Securities and Exchange Commission. The Form 10-K is available on the World Wide Web as part of the SEC EDGAR database at www.sec.gov. SHAREHOLDERS MAY ALSO OBTAIN A COPY FREE OF CHARGE BY WRITING TO:
FIRST FEDERAL OF OLATHE BANCORP, INC. 100 E. PARK, OLATHE, KS 66061.


STOCK TRANSFER AGENT & REGISTRAR

Shareholders wishing to change name, address or ownership of stock, or to report lost certificates or to consolidate accounts should contact the Company's stock registrar and transfer agent directly at:

Registrar & Transfer Company
10 Commerce Drive
Cranford, NJ  07016
(800) 368-5948

COUNSEL

Luse Lehman Gorman Pomerenk & Schick
5335 Wisconsin Ave NW - Suite 400
Washington, D.C.  20015


INDEPENDENT AUDITORS

Baird, Kurtz & Dobson
120 W. 12th Street - Suite 1200
Kansas City, MO  64105


MARKET INFORMATION FOR COMMON STOCK

The Common Stock of First Federal of Olathe Bancorp, Inc. trades on the Over-the-Counter Bulletin Board under the symbol "FFOL". At January 3, 2001, there were approximately 159 shareholders of record not including the number of persons or entities holding stock in nominee or street names through various brokers and banks. Common stock was issued at $10.00 per share in connection with the Company's initial public offering completed on April 11, 2000.


DIRECTORS AND OFFICERS

Mitch Ashlock: PRESIDENT, DIRECTOR, CHIEF EXECUTIVE OFFICER

Donald K. Ashlock: CHAIRMAN, DIRECTOR

John M. Bowen: DIRECTOR, OWNER - JOHN M. BOWEN & ASSOCIATES, KANSAS CITY, MO

Carl R. Palmer: DIRECTOR, OWNER - CARL PALMER REALTY, OLATHE, KS

Marvin Eugene Wollen: DIRECTOR, OPTOMETRIST, OLATHE, KS

Kenda K. Camp: SECRETARY AND TREASURER

Milynn VanDeKerkhove: ASSISTANT SECRETARY AND TREASURER

                     FIRST FEDERAL OF OLATHE BANCORP, INC.

                                 100 EAST PARK
                                  P.O. BOX 636
                               OLATHE, KS 66051