Form 10KSB40, Exhibit 13
period 2001-12-31
FIRST FEDERAL OF OLATHE BANCORP INC
filed 2002-03-29
CIK 1100553

                [ LOGO ] FIRST FEDERAL OF OLATHE OF BANCORP, INC.











                               2001 ANNUAL REPORT

                                         March 25, 2002

To Our Shareholders:

The Board of Directors, Officers and Employees of First Federal of Olathe Bancorp, Inc. and its wholly owned subsidiary, First Federal Savings and Loan Association of Olathe, are pleased to provide you with our annual report.

Fiscal 2001 marked our first full year as a stock company after our conversion which was completed in April 2000. Our Company, along with our nation, experienced great changes in September 2001, and our thoughts, prayers, and feelings are still with all those lives have been altered by those events. The entire financial industry realized significant changes throughout the year, regarding privacy, security and record low interest rates.

For First Federal of Olathe Bancorp, assets increased from $50,420,882 to $55,435,788 for the fiscal ending December 31, 2001. Total shareholder's equity for the parent corporation decreased from $14,836,079 to $12,240,768, primarily due to the purchase of treasury stock and the $4.00 per share return of capital distribution. Net earnings were down from $1,005,785 to $560,411, primarily due to the compensation cost recorded in connection with the benefit plans approved on April 25, 2001 by shareholders. Basic earnings per share was $1.12 at December 31, 2001.

While 2001 was successful for the Company, we look forward to continued achievements in 2002. We will continue to fulfill our goals of operating a safe and sound community-oriented financial institution, committed to our customers and the local community we serve, along with obtaining returns for you, our shareholders.

Thank you for your support and confidence in our Company.


                                          Sincerely



                                          /s/ Mitch Ashlock
                                          ------------------------
                                          Mitch Ashlock
                                          President and Cheif Executive Officer

    GENERAL INFORMATION

First Federal of Olathe Bancorp, Inc. ("First Federal of Olathe Bancorp" or the "Company") is a Kansas corporation, which is the holding company for First Federal Savings and Loan Association of Olathe ("First Federal Savings" or the "Association"). The Company was organized by the Association for the purpose of acquiring all of the capital stock of the Association in connection with the conversion of the Association from mutual to stock form, which was completed on April 11, 2000 (the "Conversion"). The only significant assets of the Company are the capital stock of the Association, the Company's loan to the Association's employee stock ownership plan and the portion of the conversion proceeds retained by the Company. The business of the Company consists of the business of the Association.

The Association is a federally chartered savings association located in Olathe, Kansas. The Association was founded in 1923 as a state-chartered mutual savings association under the name Central Building and Loan Association. In 1934, the Association converted to a federal mutual savings association charter and adopted its current name. The Association is regulated by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. The Association's deposits are insured by the Federal Deposit Insurance Corporation under the Savings Association Insurance Fund. At December 31, 2001, the Company had total assets of $55.4 million, deposits of $37.7 million and stockholders' equity of $12.2 million.

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

The executive office of the Company and the Association is located at 100 East Park Street, Olathe, Kansas 66061 and its telephone number is (913) 782-0026.

    SELECTED CONSOLIDATED FINANCIAL DATA

The following table presents our consolidated financial data as of and for the three years ended December 31, 2001, and should be read in conjunction with the consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," each of which is included elsewhere in this document. The selected balance sheets and statements of income data, insofar as they relate to the three years in the three-year period ended December 31, 2001, have been derived from our audited consolidated financial statements.


                                                                                          AT DECEMBER 31,
                                                                            ----------------------------------------
                                                                               2001           2000            1999
                                                                            ---------      ---------       ---------
                                                                                         (IN THOUSANDS)
   SELECTED CONSOLIDATED BALANCE SHEET DATA:

   Total assets.......................................................      $  55,436      $  50,421       $  46,612
   Loans receivable, net..............................................         38,415         36,059          31,472
   Investment securities:
       Held to maturity...............................................          5,500         12,594          11,000
       Available for sale.............................................          1,848            829             619
   FHLB stock.........................................................            380            330             308
   Deposits...........................................................         37,671         28,504          36,203
   FHLB advances......................................................          5,000          6,600           1,000
   Total stockholders' equity.........................................         12,241         14,836           9,169


                                                                                           YEARS ENDED
                                                                                           DECEMBER 31,
                                                                            ----------------------------------------
                                                                                2001            2000           1999
                                                                            ---------      ---------       ---------
                                                                                        (IN THOUSANDS)
   SELECTED CONSOLIDATED OPERATIONS DATA:

   Total interest income..............................................      $   4,149      $   3,907       $   3,540
   Total interest expense.............................................          2,144          1,901           1,945
                                                                            ---------      ---------       ---------
       Net interest income............................................          2,005          2,006           1,595
   Provision for loan losses..........................................             --             --             150
                                                                            ---------      ---------       ---------
   Net interest income after provision for loan losses................          2,005          2,006           1,445
   Fees and service charges...........................................             23             13              20
   Gain on sale of other real estate..................................             14             --              --
                                                                            ---------      ---------       ---------
   Total non-interest income..........................................             37             13              20
   Total non-interest expense.........................................          1,027            399             306
                                                                            ---------      ---------       ---------
   Income before income tax...........................................          1,015          1,620           1,159
   Income tax provision...............................................            455            614             391
                                                                            ---------      ---------       ---------
   Net income.........................................................            560          1,006             768
                                                                            ---------      ---------       ---------


   Unrealized gain (loss) on investment securities available for sale,
       net of deferred tax expense....................................            12             151            (141)
                                                                            --------       ---------       ---------
   Comprehensive income...............................................      $    572       $   1,157       $     627
                                                                            ========       =========       =========

   Earnings per share, Basic..........................................      $   1.12       $    1.33             N/A
   Earnings per share, Diluted........................................          1.11            1.33             N/A


                                                                                         YEARS ENDED
                                                                                       AT DECEMBER 31,
                                                                         ---------------------------------------
                                                                             2001           2000            1999
                                                                         ---------      ---------       --------
   SELECTED CONSOLIDATED FINANCIAL RATIOS AND OTHER DATA:
   Performance Ratios:
       Return on assets (ratio of net income to average total
           assets)...............................................           1.02%          2.00%           1.66%
       Return on equity (ratio of net income to average equity)..           3.91           4.71            8.60
   Interest rate spread information:
       Average during period.....................................           2.16           2.70            2.64
       End of period.............................................           3.35           2.99            2.69
   Net interest margin(1) .......................................           3.65           4.12            3.59
   Ratio of operating expense to average total assets............           1.85           0.79            0.66
   Ratio of average interest-earning assets to average
       interest-bearing liabilities..............................         138.14         136.40          121.46

   Asset Quality Ratios:
       Non-performing assets to total assets at end of period....            .49           0.59            0.29
       Allowance for loan losses to non-performing loans.........          63.87          58.53              --
       Allowance for loan losses to loans receivable, net........            .46           0.49            0.55

   Capital Ratios:
       Equity to total assets at end of period...................          22.08          29.42           19.67
       Average equity to average assets..........................          25.81          28.99           19.31

   Other Data:
       Number of full-service offices............................           1              1               1


------------------------
 (1) Net interest income divided by average interest earning assets.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


    GENERAL

        First Federal of Olathe Bancorp was formed as part of the conversion of First Federal Savings from a mutual to stock savings association. Thus, the business and management of First Federal of Olathe Bancorp consist of the business and management of First Federal Savings. First Federal Savings' net income is primarily dependent on its net interest income, which is the difference between interest income earned on its mortgage loans and investment securities and its cost of funds consisting of interest paid on deposits and borrowings. First Federal Savings' net income also is affected to a lesser extent by the amount of non-interest income, including income from fees and service charges, and non-interest expenses such as employee compensation and benefits, deposit insurance premiums, occupancy and administration costs and income taxes. Earnings of First Federal Savings also are affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities, which are beyond the control of First Federal Savings. The information contained in this section should be read in conjunction with the consolidated financial statements, the accompanying notes to consolidated financial statements and the other sections contained in this document.

        First Federal of Olathe Bancorp, Inc. is a Kansas corporation organized in December 1999 by the Association for the purpose of becoming a holding company of the Association. On April 11, 2000, the Company acquired all of the capital stock of the Association in exchange for 50% of the net conversion proceeds of the issued shares of its common stock to persons who submitted orders in the subscription and community offerings. Immediately following the conversion, the only significant assets of the Company were the capital stock of the Association, the Company's loan to the ESOP and the remainder of the net Conversion proceeds retained by the Company. At the present time, the Company does not intend to employ any persons other than officers of the Association, and the Company will utilize the support staff of the Association from time to time. Additional employees will be hired as appropriate to the extent the Company expands or changes its business in the future.


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

    FINANCIAL CONDITION

        Total assets increased by $5.0 million, or 10.0%, to $55.4 million at December 31, 2001 from $50.4 million at December 31, 2000. This increase consisted of an increase of $8.3 million in federal funds sold, an increase of $2.3 million in mortgage loans, and an increase of $1.0 million in available-for-sale securities offset by net maturities and calls of $7.1 million in investments held to maturity. These changes were fueled by the overall growth in the Association during the year, as well as additional calls made on investments due to dropping interest rates.

        Mortgage loans increased $2.3 million, or 6.5%, to $38.4 million at December 31, 2001 from $36.1 million at December 31, 2000. The increase reflects the Association's controlled growth strategy, including capitalizing on the strong housing market in the Association's market area during the year ended December 31, 2001. The Company continued to see growth in its market even after the September 11, 2001 attacks.

        Securities held to maturity decreased $7.1 million, or 56.3%, to $5.5 million at December 31, 2001 from $12.6 million at December 31, 2000, reflecting the maturity or call of various federal agency debt securities. Securities available for sale increased $1.0 million, which reflects the Company's investment in 5.7% non-cumulative preferred stock of Freddie Mac. Federal funds sold increased to $8.3 million at December 31, 2001 as the Company invested proceeds from security maturities and calls and increased overall deposits into these short-term overnight investments. There were no federal funds sold at December 31, 2000.

        Deposits increased $9.2 million, or 32.2%, to $37.7 million at December 31, 2001 from $28.5 million at December 31, 2000. Of this increase, $5.1 million, or 56.7% occurred in customer deposits in 30 and 60 month saving certificates, which increased as the Company maintained higher competitive rates. The increase in deposits is also due to the Association's decision, during the first quarter of 2001, to accept brokered certificates of deposit from out-of-state sources.

        Advances from the Federal Home Loan Bank decreased $1.6 million, or 24.2%, to $5.0 million at December 31, 2001 from $6.6 million at December 31, 2000. The decrease is due to $1.6 million in note advances being paid off as the Company has realized an increase in deposits during 2001.

        Total stockholders' equity decreased $2.6 million, or 17.5%, to $12.2 million at December 31, 2001 from $14.8 million at December 31, 2000, which results principally from a $4 per share special cash distribution to the stockholders of the Company and, to a lesser extent, a stock repurchase program and stock compensation award program to certain directors, officers and employees.

        Management utilized a stock repurchase program during the period as a tool to enhance its capital management strategy. The Board of Directors authorized the repurchase of 55,632 shares in May 2001 and another 55,632 shares in October 2001. The Company completed the first block of the repurchase during the third quarter of 2001 and, as of December 31, 2001, had repurchased a total of 67,632 shares of its common stock at an average cost of $23.43 per share, or a total cost of $1.6 million, in open market transactions.

        In order to provide investors with a tax free return on their investment in the Company's stock, the Board of Directors, on December 4, 2001, approved a $4.00 per share special cash distribution payable December 24, 2001. The total distributed under the arrangement amounted to $2.1 million.

        In addition, the Company awarded 25,030 of the shares held in treasury, with a basis of $583,269, to certain officers and directors of the Company under the 2001 Recognition and Retention Plan, a stock bonus plan for directors and key employees, which resulted in $513,115 of Deferred Compensation and a charge of $70,154 to Retained Earnings (for the difference between the basis of the treasury shares and fair market value of the shares at the date of grant). Deferred Compensation was recorded as a result of shares awarded under the Recognition and Retention Plan, which will be recognized as compensation expense over the vesting period.


    ANALYSIS OF NET INTEREST INCOME

        Net interest income represents the difference between interest earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income depends on the volume of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them.

        The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the total dollar amount of interest expense on average interest-bearing liabilities and the resultant rates. No tax-equivalent adjustments were made.

                                                                            YEARS ENDED DECEMBER 31,
                                                   ---------------------------------------------------------------------
                                                                   2001                              2000
                                                   ----------------------------------  ---------------------------------

                                                      AVERAGE     INTEREST                AVERAGE     INTEREST
                                                    OUTSTANDING   EARNED/     YIELD/    OUTSTANDING   EARNED/     YIELD/
                                                      BALANCE      PAID       RATE        BALANCE       PAID      RATE
                                                     ----------   -------     -----     -----------   -------     -----
                                                                          (DOLLARS IN THOUSANDS)
Interest-earning assets:
    Loans receivable(1) .........................     $38,166     $ 3,297      8.64%      $33,738     $ 2,931      8.69%
    Investment securities .......................       9,874         624      6.32        13,044         831      6.37
    FHLB stock ..................................         379          25      6.77           317          25      8.04
    Interest-earning deposits....................       6,434         203      3.15         1,633         120      7.35
                                                      -------     -------      ----       -------     -------      ----
        Total interest-earning assets ...........      54,853       4,149      7.56        48,732       3,907      8.02
                                                                  -------      ----                   -------      ----
Other non-interest-earning assets ...............         575                               1,595
                                                      -------                             -------
           Total assets .........................     $55,428                             $50,327
                                                      =======                             =======

Interest-bearing liabilities:
    Savings deposits ............................     $ 3,716          99      2.66       $ 4,535         126      2.78
    Money market accounts .......................       1,758          48      2.76         1,921          57      2.98
    Certificate accounts ........................      28,617       1,658      5.79        26,687       1,548      5.80
    FHLB advances ...............................       5,621         339      6.03         2,583         170      6.58
                                                      -------     -------      ----       -------     -------      ----
      Total interest-bearing liabilities ........      39,712       2,144      5.40        35,726       1,901      5.32
                                                                  -------      ----                   -------      ----
Non-interest-bearing liabilities ................       1,368                                 475
Equity ..........................................      14,348                              14,126
                                                      -------                             -------
    Total liabilities and equity ................     $55,428                             $50,327
                                                      =======                             =======
Net interest income .............................                 $ 2,005                             $ 2,006
                                                                  =======                             =======
    Net interest rate spread ....................                              2.16%                               2.70%
                                                                               =====                               =====
    Net earning assets ..........................     $15,141                             $13,006
                                                      =======                             =======
    Net yield on average interest-earning assets                               3.65%                               4.12%
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


                                                             YEARS ENDED DECEMBER 31,
                                                                   2001 VS 2000
                                                         --------------------------------
                                                          INCREASE/(DECREASE)
                                                                DUE TO           TOTAL
                                                          -------------------   INCREASE/
                                                          VOLUME        RATE   (DECREASE)
                                                          ------       ------  ----------
                                                                 (IN THOUSANDS)

     Interest-earning assets:
         Loans receivable ............................    $  383      $  (17)    $  366
         FHLB stock ..................................         4          (4)         0
         Investment securities .......................      (201)         (6)      (207)
         Interest-earning deposits ...................       184        (101)        83
                                                          ------      -------    ------
             Total interest-earning assets ...........    $  370      $ (128)    $  242
                                                          ======      =======    ======

     Interest-bearing liabilities:
         Savings deposits ............................    $  (21)     $   (6)    $  (27)
         Money market ................................        (4)         (5)      (  9)
         Certificate accounts ........................       113          (3)       110
         FHLB advances ...............................       184         (15)       169
                                                          ------      -------    ------
           Total interest-bearing liabilities ........    $  272      $  (29)    $  243
                                                          ======      =======    ======

         Net interest income .........................                           $ (  1)
                                                                                 ======


  COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

        NET INCOME. Net income for the year ended December 31, 2001 decreased by $446,000, or 44.3%, to $560,000 from $1.006 million for the year ended December 31, 2000. The decrease was due principally to the recognition of compensation cost recognized under stock benefit plans. Compensation expense related to the Recognition and Retention Plan, which was approved by the Company's stockholders on April 25, 2001, amounted to $173,000 for the year ended December 31, 2001. Compensation cost recognized under the ESOP amounted to $314,000 for the year ended December 31, 2001.

        Basic earnings per share (EPS) decreased 15.8% to $1.12 for the year ended December 31, 2001 from $1.33 in the same period of 2000. The 2000 earnings per share has been calculated based on net income for the period April 26, 2000 (date of conversion to a stock company) through December 31, 2000. The Company previously reported earnings per share for 2000 at $1.96 per share, which reflected net income for all of 2000. Earnings per share for 2000 was restated to reflect net income from the date of the conversion (from a mutual to stock Association) to the end of the year. The Company's annualized return on average assets for the years ended December 31, 2001 and 2000 was 1.0% and 2.0%, respectively. The return on average stockholders' equity amounted to 3.9% and 4.7% for the years ended December 31, 2001 and 2000, respectively. The return for 2000 has been restated, from 7.1% previously reported, as a result of reflecting a return with net income from April 26, 2000 to December 31, 2000 rather than net income for all of 2000.

        NET INTEREST INCOME. For the year ended December 31, 2001, net interest income decreased by $1,000 to $2.005 million from $2.006 million for the year ended December 31, 2000. The decrease reflects an increase of $242,000, or 6.2%, in interest income to $4.149 million for the year ended December 31, 2001 from $3.907 million for the year ended December 31, 2000, and an increase of $243,000, or 12.8%, in interest expense, to $2.144 million for the year ended December 31, 2001 from $1.901 million for the year ended December 31, 2000. The net interest margin decreased to 3.7% in 2001, as compared to 4.1% in 2000.

        Interest income increased principally as a result of the increase in the volume of interest earning assets. The annualized yield on average interest-earning assets decreased to 7.6% in 2001 from 8.0% in 2000, while average earning assets increased to $54.853 million at December 31, 2001 as compared to $48.732 million for the same period in 2000. The increase in average interest-earning assets was attributable principally to an increase in loans receivable due to favorable economic conditions and the strong single-family housing market in Johnson County, Kansas. The average yield on loans receivable decreased to 8.6% for the year ended December 31, 2001 from 8.7% for the year ended December 31, 2000, with the majority of the decrease in rates occurring in the last half of 2001.

        The interest expense increase is partially attributed to an increase in average advances from the FHLB during the year. The interest expense on Federal Home Loan Bank Advances increased $169,000 to $339,000 for the year ended December 31, 2001 from $170,000 for the same period in 2000, which reflected the increase in the average outstanding balances of advances from the Federal Home Loan Bank during 2001.

        Interest expense on deposits increased $74,000 to $1.805 million for the year ended December 31, 2001 from $1.731 million for the same period in 2000, which reflected the increase in the average outstanding deposit balances to $34.091 million for 2001 from $33.143 million for 2000. In addition, the average yield on all deposits increased .1% to 5.3% during the period ended December 31, 2001 as opposed to 5.2% for the period ended December 31, 2000, which results from shift by customers from lower cost savings deposits to higher rate local and brokered long-term deposit accounts.

        PROVISION FOR LOAN LOSSES. The provision for loan losses was $0 for the years ended December 31, 2001 and 2000. Although no additions were made to the allowance for loan losses during 2001, management continues to closely assess the loan portfolio for inherent losses and reports all loans greater than 30 days past due to the Board of Directors. In addition, detail review and discussion occurs with management and the Board for those loans that approach the 60 and 90 days past due levels.

        At December 31, 2001 and 2000, the allowance for loan losses was $175,000, which represents .46% and .49%, respectively, of net loans. There were four non-performing loans at December 31, 2001 and three non-performing loans at December 31, 2000. The allowances for loan losses, at December 31, 2001 and 2000 represent 63.87% and 58.53%, respectively, of non-performing loans. First Federal Savings has two loans in the over 90-day category, .49% of total assets, as of December 31, 2001, the collateral for which was destroyed and for which full recovery is pending from a hazard insurance company. There were three loans in the over 90-day category, .59% of total assets, at December 31, 2000.

        In assessing the inherent losses in First Federal Savings' portfolio at December 31, 2001 and 2000, management examined its market area, the increase in the size of its loan portfolio, its problem assets, the components of its loan portfolio, including loans on non-owner occupied properties and statistical data for financial institutions. Generally, management considered, among other things, the following matters: First Federal Savings' total loan portfolio increases during these periods, total non-owner occupied property loan increases from 1998 to 2001 and increases in the number of loans (originated during 2000) to borrowers that are not depositors or known on a personal basis by management. Based upon this analysis, management concluded that no provision for loan losses was required for the years ended December 31, 2001 and 2000.

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

        NON-INTEREST INCOME. Non-interest income increased $24,000 to $37,000 for the year ended December 31, 2001 from $13,000 for the year ended December 31, 2000. The increase is principally attributable to the gain of $14,000 on the disposal of other real estate owned during the second quarter of 2001.

        NON-INTEREST EXPENSE. Non-interest expense increased $628,000 to $1.027 million for the year ended December 31, 2001 from $399,000 for the year ended December 31, 2000. This increase was principally due to increases in compensation cost and professional fees. During the second quarter of 2001, the Company began recognizing compensation expense under the Recognition and Retention Plan. Compensation expense totaling $173,000 was recognized under the Plan during the year ended December 31, 2001, $103,000 of which represents the 20% that immediately vested under the plan. The Company also recognized $314,000 of compensation expense under the ESOP during the year ended December 31, 2001. This includes compensation expense for additional shares released to plan participants as a result of the $4 per share special cash distribution on ESOP shares. In addition, professional fees increased 75.9% or $88,000 to $204,000 from $116,000 for the years ended December 2001 and 2000, respectively. The increase was principally due to increased services provided in preparing for and holding the annual shareholder meeting as well as preparing and accounting for the 2001 Stock Option and Recognition and Retention plans.

        INCOME TAXES. Income taxes decreased by $159,000 to $455,000 for the year ended December 31, 2001 from $614,000 for the year ended December 31, 2000. The effective tax rates were 44.8% and 37.9% for the years ended December 31, 2001 and 2000, respectively. The effective rate increased mainly due to nondeductible ESOP Compensation expense in 2001.


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

        NET PORTFOLIO VALUE. First Federal Savings monitors and evaluates the potential impact of interest rate changes upon the market value of First Federal Savings' portfolio equity on a quarterly basis, in an attempt to ensure that interest rate risk is maintained within limits established by the Board of Directors. First Federal Savings uses the quarterly reports from the OTS which show the impact of changing interest rates on First Federal Savings' net portfolio value ("NPV"). NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. An institution has greater than "normal" interest rate risk if it would suffer a loss of NPV exceeding 2.0% of the estimated market value of its assets in the event of a 200 basis point increase or decrease in interest rates. A resulting change in NPV of more than 2% of the estimated market value of an institution's assets will require the institution to deduct from its risk-based capital 50% of that excess change, if and when a rule adopted by the OTS takes effect. Under the rule, an institution with greater than "normal" interest rate risk will be subject to a deduction of its interest rate risk component from total capital for purposes of calculating the risk-based capital requirement. However, the OTS has indicated that no institutions will be required to deduct capital for interest rate risk until further notice. Because a 200 basis point increase in interest rates would have resulted in First Federal Savings' NPV declining by more than 2% of the estimated market value of First Federal Savings' assets as of December 31, 2001, First Federal Savings would have been subject to a capital deduction at December 31, 2001 if the regulation had been effective as of such date.

        The following table presents First Federal Savings' NPV at December 31, 2001, as calculated by the OTS, based on information provided to the OTS by First Federal Savings.


                                        NET PORTFOLIO EQUITY

       CHANGES IN                              AMOUNT OF             PERCENT        NPV AS A % OF          BASIC
     INTEREST RATES        ESTIMATED             CHANGE              CHANGE        PORTFOLIO VALUE         POINT
     (BASIC POINTS)           NPV                 NPV                IN NPV          OF ASSETS             CHANGE
    ---------------        ---------          -----------           --------       ---------------        -------
                                                    (DOLLARS IN THOUSANDS)

          300               12,063              (3,760)               (24)%             21.46%              (443)
          200               13,484              (2,339)               (15)              23.24               (265)
          100               14,818              (1,005)                (6)              24.81               (108)
            0               15,823                  --                 --               25.89                 --
         -100               16,194                 370                  2               26.16                 27
         -200                   --                  --                 --                  --                 --
         -300                   --                  --                 --                  --                 --

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

        All of First Federal Savings' loan portfolio at December 31, 2001 had fixed interest rates. First Federal Savings' fixed-rate loans help its profitability if interest rates are stable or declining, since these loans have yields that exceed its cost of funds. However, if interest rates increase, First Federal Savings would have to pay more on its deposits and new borrowings, which would adversely affect First Federal Savings' interest rate spread.

        First Federal Savings' Board of Directors has formulated asset/liability management policies designed to promote long-term profitability while managing interest rate risk. These policies are designed to reduce the impact of changes in interest rates on First Federal Savings' net interest income by achieving a more favorable match between the maturity or repricing dates of its interest-earning assets and interest-bearing liabilities. First Federal Savings has sought to maintain a strong deposit base by increasing customer investments in fixed rate obligations with an emphasis on 18-month to 60-month maturity certificates of deposit. Customer deposits are originated from the local customer base as well as brokered deposits.


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

        The primary investing activity of First Federal Savings is the origination of loans to be held for investment. For the years ended December 31, 2001 and 2000, First Federal Savings originated loans for the portfolio in the amount of $17.4 million and $11.4 million, respectively. For the year ended December 31, 2001, these activities were funded by principal repayments of $15 million in addition to the growth in deposits. For the year ended December 31, 2000, these activities were funded primarily by principal repayments of $7.6 million.

        First Federal Savings is required to maintain minimum levels of liquid assets under the OTS regulations. It is First Federal Savings' policy to maintain its liquidity portfolio in excess of regulatory requirements.

        First Federal Savings' most liquid assets are cash and cash equivalents, which include overnight deposits at First National Bank of Olathe and the FHLB of Topeka. The levels of these assets are dependent on the Association's operating, financing, lending, and investment activities during any given period. At December 31, 2001 and 2000, cash and cash equivalents were $8.6 million and $133,000, respectively. The increase in cash and cash equivalents at December 31, 2001, compared to December 31, 2000, resulted primarily from calls on investment securities and the increase in customer deposits.

        Liquidity management for the Association is both an ongoing and long-term function of the Association's asset/liability management strategy. Excess funds generally are invested in overnight deposits at the FHLB of Topeka and the First National Bank of Olathe. Should the Association require funds beyond its ability to generate them internally, additional sources of funds are available through FHLB advances. The Association could pledge its mortgage loans, FHLB stock or certain other assets as collateral for such advances. At December 31, 2001, the Association had a balance of $5.0 million in FHLB advances. The Association had unused FHLB advances of approximately $2.6 million available under its line of credit at December 31, 2001.

        At December 31, 2001, First Federal Savings had outstanding loan commitments of $862,000 and $213,000 of undisbursed loans in process. First Federal Savings anticipates it will have sufficient funds available to meet its current loan commitments, including loan applications received and in process prior to the issuance of firm commitments. Certificates of deposit which are scheduled to mature in one year or less at December 31, 2001, are $9.3 million. Management believes that a significant portion of such deposits will remain with First Federal Savings.

        Following consummation of the conversion, First Federal of Olathe Bancorp's only business is to hold the capital stock of First Federal Savings and the investment of the net proceeds from the conversion. Management believes the net proceeds provided sufficient funds for First Federal of Olathe Bancorp's operations.

        Under federal law, First Federal Savings is required to maintain regulatory capital sufficient to meet tangible, core and risk-based capital ratios of at least 1.5%, 4.0% and 8.0%, respectively. At December 31, 2001, First Federal Savings exceeded each of its capital requirements, with tangible, core and risk-based capital ratios of 20.3%, 20.3% and 48.7%, respectively.

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

[ LOGO ] BKD, LLP                               Twelve Wyandotte Plaza
                                                120 West 12th Street, Suite 1200
                                                Kansas City, MO  64105-1936
                                                816 221-6300  Fax 816-221-6380
--------------------------------------------------------------------------------
                                                BKD.COM



                            INDEPENDENT ACCOUNTANTS' REPORT


        Board of Directors First
        Federal of Olathe Bancorp, Inc.
        Olathe, Kansas


        We have audited the accompanying consolidated balance sheets of First Federal of Olathe Bancorp, Inc. and its wholly-owned subsidiary, First Federal Savings and Loan Association of Olathe (the "Association") as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Federal of Olathe Bancorp, Inc. and Subsidiary as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.


                                               /s/ BKD,LLP


        Kansas City, Missouri
        January 23, 2002

SOLUTIONS
FOR
SUCCESS

                      FIRST FEDERAL OF OLATHE BANCORP, INC.
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2001 AND 2000


ASSETS

                                                                                      2001              2000
                                                                              -------------------------------------
        Cash and cash equivalents
           Cash and non-interest earning deposits                                $     317,541      $     132,860
           Federal funds sold                                                        8,300,000
                                                                                  ------------      -------------

               Total cash and cash equivalents                                       8,617,541            132,860

        Held-to-maturity securities, at cost                                         5,500,000         12,594,061

        Available-for-sale securities                                                1,847,909            828,576

        Federal Home Loan Bank stock, at cost                                          380,000            330,000

        Loans, net of deferred loan fees and allowance for loan losses              38,414,852         36,059,760

        Accrued interest and dividend receivable                                       331,605            455,310

        Equipment, net of accumulated depreciation                                       8,081             13,813

        Refundable income taxes                                                        117,918

        Other real estate owned                                                        217,882

        Other assets                                                                                        6,502
                                                                                  ------------      -------------






               Total assets                                                      $  55,435,738     $   50,420,882
                                                                                  ============      =============



SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                16

LIABILITIES AND STOCKHOLDERS' EQUITY


                                                                                   2001                2000
                                                                            ----------------------------------------
    LIABILITIES
        Deposits
           Noninterest-bearing                                                $        166,689
           Interest-bearing                                                         37,503,921   $     28,504,396
                                                                               ---------------    ---------------
                                                                                    37,670,610         28,504,396
        Dividends payable                                                               93,844            102,364
        Advances from borrowers for taxes and insurance                                  1,190              3,936
        Interest payable on deposits                                                    54,044             39,940
        Advances from the Federal Home Loan Bank                                     5,000,000          6,600,000
        Accrued expenses                                                                85,530             78,646
        Deferred income taxes                                                          289,802            234,924
        Income taxes payable                                                                               20,597
                                                                               ---------------    ---------------

               Total liabilities                                                    43,195,020         35,584,803
                                                                               ---------------    ---------------

    STOCKHOLDERS' EQUITY
        Common stock, $.01 par value, 4,000,000 shares authorized,
          556,328 shares issued, 513,726 and 556,328 outstanding in
          2001 and 2000, respectively                                                    5,563              5,563
        Additional paid-in capital                                                   3,336,145          5,041,442
        Retained earnings                                                            9,996,392          9,700,070
        Unearned ESOP shares                                                          (291,696)          (434,448)
        Deferred compensation                                                         (340,203)
        Accumulated other comprehensive income
           Unrealized appreciation on available-for-sale securities, net of
              income taxes of $301,000 in 2001 and $294,000 in 2000                    535,648            523,452
                                                                               ---------------    ---------------
                                                                                    13,241,849         14,836,079
        Treasury stock, at cost, 42,602 shares                                      (1,001,081)
                                                                               ---------------    ---------------

               Total stockholders' equity                                           12,240,768         14,836,079
                                                                               ---------------    ---------------

               Total liabilities and stockholders' equity                     $     55,435,788   $     50,420,882
                                                                               ===============    ===============



SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                17

                      FIRST FEDERAL OF OLATHE BANCORP, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                     YEARS ENDED DECEMBER 31, 2001 AND 2000


                                                                                   2001                2000
                                                                            ----------------------------------------
    INTEREST AND DIVIDEND INCOME
        Loans receivable                                                      $      3,296,639   $      2,930,609
        Investment securities                                                          623,812            831,345
        Cash and cash equivalents                                                      202,979            119,995
        Equity securities                                                               25,675             25,448
                                                                               ---------------    ---------------
               Total interest and dividend income                                    4,149,105          3,907,397
                                                                               ---------------    ---------------

    INTEREST EXPENSE
        Deposits                                                                     1,805,272          1,731,475
        Federal Home Loan Bank advances                                                338,806            170,100
                                                                               ---------------    ---------------
               Total interest expense                                                2,144,078          1,901,575
                                                                               ---------------    ---------------

    NET INTEREST AND DIVIDEND INCOME                                                 2,005,027          2,005,822
                                                                               ---------------    ---------------

    NON-INTEREST INCOME
        Service charges and other fees                                                  22,677             13,324
        Gain on sale of other real estate                                               14,253
                                                                               ---------------    ---------------
                                                                                        36,930             13,324
                                                                               ---------------    ---------------

    NON-INTEREST EXPENSE
        Salaries and related payroll expenses                                          620,801            127,640
        Federal insurance premiums                                                      23,961             24,416
        Directors' fees                                                                 56,480             44,580
        Occupancy of premises                                                           53,848             41,938
        Professional fees                                                              204,196            116,112
        Other general and administrative expenses                                       67,260             44,675
                                                                               ---------------    ---------------
               Total non-interest expense                                            1,026,546            399,361
                                                                               ---------------    ---------------

    INCOME BEFORE INCOME TAXES                                                       1,015,411          1,619,785

    INCOME TAX PROVISION                                                               455,000            614,000
                                                                               ---------------    ---------------

    NET INCOME                                                                $        560,411   $      1,005,785
                                                                               ===============    ===============

    EARNINGS PER SHARE - BASIC                                                $           1.12   $           1.33
                                                                               ===============    ===============

    EARNINGS PER SHARE - DILUTED                                              $           1.11   $           1.33
                                                                               ===============    ===============



SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                18

                      FIRST FEDERAL OF OLATHE BANCORP, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 2001 AND 2000



                                                       Compre-                  Additional                 Unearned
                                                       hensive       Common      Paid-In      Retained       ESOP        Deferred
                                                       Income         Stock      Capital      Earnings      Shares     Compensation
                                                    ------------   ----------  ------------ ------------ ------------- ------------

       BALANCE, DECEMBER 31, 1999                                                            $ 8,796,861

           Net income                               $  1,005,785                               1,005,785
           Other comprehensive income
              Change in unrealized appreciation
                 on available-for-sale securities,
                 net of income taxes of $101,628         151,688
           Proceeds from issuance of common
             stock                                                  $  5,563   $ 5,036,269
           Common stock purchased by ESOP                                                                  $ (445,060)
           ESOP shares released                                                      5,173          (212)      10,612
           Dividends on common stock ($.20 per
             share)                                                                             (102,364)
                                                     -----------     -------    ----------    ----------    ----------
                  Comprehensive Income              $  1,157,473
                                                     ===========

       BALANCE, DECEMBER 31, 2000                                      5,563     5,041,442     9,700,070     (434,448)

           Net income                               $    560,411                                 560,411
           Other comprehensive income
              Change in unrealized appreciation
                 on available-for-sale securities,
                 net of income taxes of $7,000            12,196
           Issuance of 25,030 shares under
             recognition plan                                                                    (70,154)               $ (513,115)
           Compensation cost on awards issued
             under recognition plan                                                                                        172,912
           Purchase of 67,632 shares of common
             stock for the treasury
           ESOP shares released                                                    171,583          (780)     142,752
           Dividends on common stock ($.40 per
             share)                                                                             (193,155)
           Special cash distribution ($4.00 per
             share)                                                             (1,876,880)
                                                     ----------      -------    ----------    ----------    ----------   ---------
                  Comprehensive Income              $   572,607
                                                     ==========

       BALANCE, DECEMBER 31, 2001                                   $  5,563   $ 3,336,145   $ 9,996,392   $ (291,696)  $ (340,203)
                                                                     =======    ==========    ==========    ==========   =========


                                                     Accumulated
                                                        Other
                                                    Comprehensive       Treasury         Total
                                                      Income             Stock           Equity
                                                    -----------        ----------      -----------

BALANCE, DECEMBER 31, 1999                          $   371,764                       $  9,168,625

    Net income                                                                           1,005,785
    Other comprehensive income
       Change in unrealized appreciation
          on available-for-sale securities,
          net of income taxes of $101,628               151,688                            151,688
    Proceeds from issuance of common
      stock                                                                              5,041,832
    Common stock purchased by ESOP                                                        (445,060)
    ESOP shares released                                                                    15,573
    Dividends on common stock ($.20 per
      share)                                                                              (102,364)
                                                     ----------                         ----------
           Comprehensive Income

                                                        523,452                         14,836,079
BALANCE, DECEMBER 31, 2000

    Net income                                                                             560,411
    Other comprehensive income
       Change in unrealized appreciation
          on available-for-sale securities,
          net of income taxes of $7,000                  12,196                             12,196
    Issuance of 25,030 shares under
      recognition plan                                                $   583,269
    Compensation cost on awards issued
      under recognition plan                                                               172,912
    Purchase of 67,632 shares of common
      stock for the treasury                                           (1,584,350)      (1,584,350)
    ESOP shares released                                                                   313,555
    Dividends on common stock ($.40 per
      share)                                                                              (193,155)
    Special cash distribution ($4.00 per
      share)                                                                            (1,876,880)
                                                     ----------        -----------      ----------
           Comprehensive Income


BALANCE, DECEMBER 31, 2001                          $   535,648       $ (1,001,081)   $ 12,240,768
                                                     ==========        ===========     ===========




SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                               19

                     FIRST FEDERAL OF OLATHE BANCORP, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 2001 AND 2000


                                                                                    2001               2000
                                                                             -------------------------------------
    OPERATING ACTIVITIES
        Net income                                                            $      560,411      $   1,005,785
        Items not requiring (providing) cash
           Depreciation and amortization                                               5,732              5,830
           Accretion of discounts on securities                                       (5,939)           (15,548)
           Gain on disposal of other real estate                                     (14,253)                --
           Deferred income taxes                                                      47,744            108,040
           Compensation expense recognized on
              allocated ESOP shares                                                  313,555             15,573
           Compensation expense on 2001 Recognition
              and Retention Plan                                                     172,912                 --
        Changes in
           Accrued interest receivable                                               123,705            (35,220)
           Other assets                                                                6,499            139,760
           Accrued interest payable                                                   14,104            (11,149)
           Accrued expenses                                                            6,884            (27,529)
           Income taxes payable                                                     (138,515)            41,597
                                                                               -------------       ------------
               Net cash provided by operating activities                           1,092,839          1,227,139
                                                                               -------------       ------------

    INVESTING ACTIVITIES
        Net originations of loans                                                 (2,587,402)        (4,587,286)
        Proceeds on sale of other real estate                                         28,681                 --
        Purchase of available-for-sale securities                                 (1,000,000)                --
        Purchase of FHLB stock                                                       (50,000)           (21,700)
        Proceeds from maturities of held-to-maturity securities                   12,850,000          1,000,000
        Purchases of held-to-maturity securities                                  (5,750,000)        (2,578,513)
                                                                               -------------       ------------
               Net cash provided by (used in) investing activities                 3,491,279         (6,187,499)
                                                                               -------------       ------------

    FINANCING ACTIVITIES
        Net increase (decrease) in deposits                                        9,166,214         (7,698,855)
        FHLB advances (repayments)                                                (1,600,000)         5,600,000
        Proceeds from issuance of common stock                                            --          5,041,832
        Common stock purchased by ESOP                                                    --           (445,060)
        Purchase of treasury stock                                                (1,584,350)                --
        Dividends paid                                                              (201,675)                --
        Special cash distribution                                                 (1,876,880)                --
        Net decrease in advances from borrowers for taxes and insurance               (2,746)           (10,057)
                                                                               -------------       ------------
               Net cash provided by financing activities                           3,900,563          2,487,860
                                                                               -------------       ------------

    INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                               8,484,681         (2,472,500)

    CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                     132,860          2,605,360
                                                                               -------------       ------------

    CASH AND CASH EQUIVALENTS, END OF YEAR                                    $    8,617,541      $     132,860
                                                                               =============       ============

    ADDITIONAL CASH PAYMENT INFORMATION
        Conversion of loans to other real estate                              $      350,910
        Sale of other real estate under mortgage loan                               (118,600)
        Interest paid                                                              2,129,974      $   1,912,725
        Income taxes paid                                                            545,771            487,111

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                               20

                      FIRST FEDERAL OF OLATHE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000



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


    USE OF ESTIMATES

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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

        Management believes that the allowances for loan losses and the valuation of foreclosed assets held for sale are adequate. While management uses available information to recognize losses on loans and foreclosed assets held for sale, changes in economic conditions may necessitate revision of these estimates in future years. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Association's allowances for loan losses and valuation of foreclosed assets held for sale. Such agencies may require the Association to recognize additional losses based on their judgments of information available to them at the time of their examination.

                      FIRST FEDERAL OF OLATHE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000



    SECURITIES

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


    ALLOWANCE FOR LOAN LOSSES

        The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

        The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

                     FIRST FEDERAL OF OLATHE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000

        A loan is considered impaired when, based on current information and events, it is probable that the Association will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price or the fair value of the collateral if the loan is collateral dependent.


    EQUIPMENT

        Depreciable assets, consisting of computer and office equipment, are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the five year estimated useful lives of the assets.


    FORECLOSED ASSETS HELD FOR SALE

        Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.


    FEE INCOME

        Loan origination fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment net of a prepayment factor over the contractual term of the related loans using the interest method.


    INCOME TAXES

        Deferred tax liabilities and assets are recognized for the tax effect of differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized.

                     FIRST FEDERAL OF OLATHE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000


    CASH EQUIVALENTS

        The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2001 and 2000, cash equivalents consisted of federal funds sold in overnight transactions.


    EARNINGS PER SHARE

        Earnings per share have been computed based upon the weighted-average common shares outstanding for each year.



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


NOTE 3:  INVESTMENTS


    AVAILABLE-FOR-SALE SECURITIES

        The amortized cost and approximate fair value of available-for-sale securities are as follows:

                                                            GROSS            GROSS         APPROXIMATE
                                         AMORTIZED        UNREALIZED       UNREALIZED          FAIR
                                            COST            GAINS            LOSSES           VALUE
                                      ---------------------------------------------------------------------
           DECEMBER 31, 2001
               Equity securities        $    1,010,960  $      836,949                    $ 1,847,909
                                         =============   =============                    ===========

           DECEMBER 31, 2000
               Equity securities        $       10,960  $      817,616                    $   828,576
                                         =============   =============                    ===========


                     FIRST FEDERAL OF OLATHE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000


    HELD-TO-MATURITY SECURITIES

        The amortized cost and approximate fair value of held-to-maturity securities are as follows:

                                                                 GROSS            GROSS           ESTIMATED
                                              AMORTIZED       UNREALIZED        UNREALIZED           FAIR
                                                COST             GAINS            LOSSES            VALUE
                                          -----------------------------------------------------------------------
           DECEMBER 31, 2001
               United States
                 Government and
                 Agency obligations         $    5,500,000   $       33,580   $     (58,420)    $     5,475,160
                                             =============    =============    =============     ==============

           DECEMBER 31, 2000
               United States
                 Government and
                 Agency obligations         $   12,594,061                    $    (338,013)    $    12,256,048
                                             =============                     ============      ==============

        Maturities of held-to-maturity securities at December 31, 2001:

                                                                                                   APPROXIMATE
                                                                                 AMORTIZED             FAIR
                                                                                   COST               VALUE
                                                                            ----------------------------------------

           One year or less                                                   $             --   $             --
           After one through five years                                                500,000            511,720
           After five through ten years                                              1,000,000          1,009,060
           After ten years                                                           4,000,000          3,954,380
                                                                               ---------------    ---------------

                                                                              $      5,500,000   $      5,475,160


        There were no sales of available-for-sale securities for the years ended December 31, 2001 and 2000.

                     FIRST FEDERAL OF OLATHE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000

NOTE 4:  LOANS AND ALLOWANCE FOR LOAN LOSSES


        Categories of loans at December 31, 2001 and 2000 include:

                                                                                   2001                2000
                                                                            ----------------------------------------

           One-to-four family                                                 $     38,670,722   $     36,244,260
           Commercial real estate loans                                                120,934             49,988
           Other                                                                       223,161            275,400
                                                                               ---------------    ---------------

                  Total loans                                                       39,014,817         39,569,648

           Less:
               Deferred loan fees, net                                                (424,965)          (334,888)
               Allowance for loan losses                                              (175,000)          (175,000)
                                                                               ---------------    ---------------

                  Net loans                                                   $     38,414,852   $     36,059,760
                                                                               ===============    ===============

        Activity in the allowance for loan losses was as follows:

           Balance, beginning of year                                         $        175,000   $        175,000
           Provision for loan losses                                                        --                 --
                                                                               ---------------    ---------------

           Balance, end of year                                               $        175,000   $        175,000
                                                                               ===============    ===============


NOTE 5:  EQUIPMENT

        Major classifications of equipment, stated at cost, are as follows:

                                                                                   2001                2000
                                                                            ----------------------------------------

           Computer equipment                                                 $         72,456   $         72,456
           Office equipment                                                              4,114              4,114
                                                                               ---------------    ---------------

           Less accumulated depreciation                                                68,489             62,757
                                                                               ---------------    ---------------

           Net equipment                                                      $          8,081   $         13,813
                                                                               ===============    ===============

                     FIRST FEDERAL OF OLATHE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000


NOTE 6:  INTEREST-BEARING DEPOSITS


        Deposits at December 31, 2001 and 2000 are summarized as follows:

                                                                                   2001                2000
                                                                            ----------------------------------------

           Money market                                                       $      1,860,473   $      1,797,037
           Savings accounts                                                          4,108,028          3,019,383
           Certificates of deposit                                                  31,535,420         23,687,976
                                                                               ---------------    ---------------

                                                                              $     37,503,921   $     28,504,396
                                                                               ===============    ===============

        At December 31, 2001, the scheduled maturities of certificates of deposit are as follows:

           2002                                                               $      9,336,092
           2003                                                                     15,301,400
           2004                                                                      2,541,904
           2005                                                                      1,468,859
           2006 and thereafter                                                       2,887,165
                                                                               ---------------

                                                                              $     31,535,420
                                                                               ===============

        Interest expense on deposits for the years ended December 31, 2001 and 2000 is summarized as follows:

                                                                                   2001                2000
                                                                            ----------------------------------------

           Money market and savings                                           $        147,405   $        183,261
           Certificates of deposit                                                   1,657,867          1,548,214
                                                                               ---------------    ---------------

                                                                              $      1,805,272   $      1,731,475
                                                                               ===============    ===============

        Interest-bearing deposits in denominations of $100,000 or more were $9,569,467 and $5,456,007 as of December 31, 2001 and 2000,
        respectively.

        Brokered deposits are received in the normal course of business. As of December 31, 2001 and 2000, brokered deposits of $7,328,000 and $2,834,000 respectively, were included in interest-bearing deposits.

                     FIRST FEDERAL OF OLATHE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000


NOTE 7:  FEDERAL HOME LOAN BANK STOCK AND ADVANCES

        The Association is required to purchase stock in the FHLB. Such stock may be redeemed at par but is not readily marketable. The Association had stock of $380,000 and $330,00 at December 31, 2001 and 2000, respectively.

        The Association is able to borrow from the FHLB of Topeka in order to meet operating and long-term financing needs. The borrowings are limited to an investment ratio of 20 to 1 of the Association's investment in FHLB stock, and are further limited to 40% of total assets. The borrowings must be further secured by one-to-four family dwelling loans pledged to the FHLB. Maximum available borrowings, based upon a percentage of assets and contingent upon the purchase of additional stock, amounted to approximately $22.1 million as of December 31, 2001. The total advances available from the FHLB as of December 31, 2001, based on the ratio of stock owned, amount to $7,600,000 of which $5,000,000 had been extended.

        Long-term advances from the FHLB at December 31, 2001 and 2000 consisted of the following components:

                                                                                   2001                2000
                                                                            ----------------------------------------


           $1,000,000 advance, 1 year at 5.46%, due January 2002                 $   1,000,000                 --
           $1,000,000 advance, 2 years at 5.29%, due January 2003                    1,000,000                 --
           $1,000,000 advance, 5 years at 5.63%, due January 2006                    1,000,000                 --
           $2,000,000 advance, 2 years at 6.51%, due November 2002                   2,000,000   $      2,000,000
           $1,000,000 advance, 3 years at 5.74%, due February 2001                          --          1,000,000
           $1,000,000 advance, 1 year at 7.17%, due June 2001                               --          1,000,000
                                                                               ---------------    ---------------

                                                                              $      5,000,000   $      4,000,000
                                                                               ===============    ===============

        Aggregate annual maturities of long-term debt at December 31, 2001 are:

           YEAR ENDING                                                                      AMOUNT
         --------------------                                                         --------------------

                2002                                                                    $      3,000,000
                2003                                                                           1,000,000
                2004                                                                                  --
                2005                                                                                  --
                2006                                                                           1,000,000
                                                                                         ---------------

                                                                                        $      5,000,000
                                                                                         ===============

                     FIRST FEDERAL OF OLATHE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000


        Short-term advances from the FHLB are comprised of advances under a line of credit between the Association and the FHLB. The current line of credit has a maturity date of February 2, 2002, which will be automatically extended for one year unless terminated at the request of the Association. Interest accrues on the outstanding daily balance at a daily adjusted rate of the federal funds rate plus 15 basis points. Advances on the line of credit are limited to the total borrowing ceiling, as noted above, less that amount extended under long-term advances. There were no advances under the line as of December 31, 2001. At December 31, 2000, the balance outstanding under this line of credit amounted to $2,600,000.


NOTE 8:  EMPLOYEE BENEFIT PLAN

        The Association participates in a noncontributory group pension plan for the savings and loan industry. This defined benefit plan covers all full-time employees. There were no contributions to the plan for the years ended December 31, 2001 and 2000 since the plan was fully funded in accordance with the maximum funding standards of ERISA. Because this is a multiple-employer pension plan, the actuarial present value of plan benefits is not determinable. The net assets of the fund available for benefits at June 30, 2001, the most recent information available, amounted to approximately $1.682 billion.


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

        Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2001, that the Association meets all capital adequacy requirements to which it is subject.

                     FIRST FEDERAL OF OLATHE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000


        As of June 4, 2001, the most recent notification from the Office of Thrift Supervision categorized the Association as WELL CAPITALIZED under the regulatory framework for prompt corrective action. To be categorized as WELL CAPITALIZED, the Association must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Association's category.

                                                                                             TO BE WELL CAPITALIZED
                                                                          FOR CAPITAL           UNDER THE PROMPT
                                                   ACTUAL             ADEQUACY PURPOSES    CORRECTIVE ACTION PROVISIONS
                                            ------------------       -------------------   ----------------------------
                                             AMOUNT     RATIO         AMOUNT      RATIO       AMOUNT       RATIO
                                            --------   -------       --------    -------   -----------    -------
                                                                    (DOLLARS IN THOUSANDS)
      DECEMBER 31, 2001
         Total Risk-Based Capital
            (to Risk-Weighted Assets)      $  12,189      48.7%       $  2,004       8.0%     $  2,505       10.0%
                                            ========    =======        =======     ======      =======     =======

        Tier 1 Capital
            (to Risk-Weighted Assets)      $  11,637      46.5%                               $  1,503        6.0%
                                            ========    =======                                =======     =======

        Tier 1 Capital
            (to Adjusted Total Assets)     $  11,637      20.3%       $  2,289       4.0%     $  2,861        5.0%
                                            ========    =======        =======     ======      =======     =======

        Tangible Capital
            (to Adjusted Total Assets)     $  11,637      20.3%       $    858       1.5%
                                            ========    =======        =======     ======

      DECEMBER 31, 2000
         Total Risk-Based Capital
            (to Risk-Weighted Assets)      $  12,142      54.4%       $  1,785      8.0%      $  2,231       10.0%
                                            ========      =====        =======      ====       =======       =====

        Tier 1 Capital
            (to Risk-Weighted Assets)      $  11,967      53.6%                               $  1,339        6.0%
                                            ========      =====                                =======        ====

        Tier 1 Capital
            (to Adjusted Total Assets)     $  11,967      25.1%       $  1,934      4.0%      $  2,418        5.0%
                                            ========      =====        =======      ====       =======        ====

        Tangible Capital
            (to Adjusted Total Assets)     $  11,967      25.1%       $    725      1.5%
                                            ========      =====        =======      ====

        The Association is subject to certain restrictions that prohibit the declaration or payment of dividends without prior regulatory approval.

                     FIRST FEDERAL OF OLATHE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000


NOTE 10:


TRANSACTIONS WITH RELATED PARTIES

        At December 31, 2001 and 2000, the Association had loans outstanding to executive officers, directors and companies in which the Association's executive officers or directors were principal owners, in the amount of $449,236 and $489,446, respectively.

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


NOTE 11: INCOME TAXES

        The provision for income taxes includes these components:

                                               2001                2000
                                       ----------------------------------------

           Taxes currently payable       $        407,256   $        505,960
           Deferred income taxes                   47,744            108,040
                                          ---------------    ---------------

                                         $        455,000   $        614,000
                                          ===============    ===============

                     FIRST FEDERAL OF OLATHE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000


        A reconciliation of income tax expense at the statutory rate to the Company's actual income tax expense is shown below:

                                                                                   2001                2000
                                                                            ----------------------------------------

           Computed at the statutory rate (34%)                               $        345,000   $        551,000

           Increase (decrease) resulting from:
               State income taxes - net of federal tax benefit                          47,000             46,000
               Nondeductible ESOP compensation expense                                  58,000                 --
               Other                                                                     5,000             17,000
                                                                               ---------------    ---------------

                  Actual tax provision                                        $        455,000   $        614,000
                                                                               ===============    ===============

        The tax effects of temporary differences related to deferred taxes shown on the consolidated balance sheets are:

                                                                                   2001                2000
                                                                            ----------------------------------------
           Deferred Tax Assets
               Deferred compensation                                          $         17,000                 --
               Allowance for loan losses                                                69,076   $         69,076
                                                                               ---------------    ---------------
                  Deferred tax assets                                                   86,076             69,076
                                                                               ---------------    ---------------

           Deferred Tax Liabilities
               FHLB stock                                                               (8,000)            (8,000)
               Depreciation                                                             (1,878)            (2,000)
               Deferred loan fees                                                      (39,000)                --
               ESOP dividend                                                           (26,000)                --
               Unrealized gains on available-for-sale securities                      (301,000)          (294,000)
                                                                               ---------------    ---------------
                  Deferred tax liabilities                                            (375,878)          (304,000)
                                                                               ---------------    ---------------

                  Net deferred tax liabilities                                $       (289,802)  $       (234,924)
                                                                               ===============    ===============

        Retained earnings at December 31, 2001 and 2000, include approximately $1,016,000, for which no deferred federal income tax liability has been recognized. These amounts represent an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then-current corporate income tax rate. The deferred income tax liabilities on the preceding amounts that would have been recorded if they were expected to reverse into taxable income in the foreseeable future were approximately $406,000, at December 31, 2001 and 2000.

                     FIRST FEDERAL OF OLATHE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000


NOTE 12:


DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

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


                                                                            DECEMBER 31,
                                             ---------------------------------------------------------------------------
                                                              2001                                 2000
                                             -------------------------------------- ------------------------------------

                                                                    ESTIMATED                            ESTIMATED
                                                 CARRYING             FAIR            CARRYING             FAIR
                                                   VALUE              VALUE             VALUE              VALUE
                                             ---------------------------------------------------------------------------
       Assets:
           Cash and cash equivalents           $     8,617,541   $     8,617,541    $       132,860   $       132,860
           Investment securities                     7,347,909         7,323,069         13,422,637        13,084,624
           Capital stock of Federal Home
                Loan Bank                              380,000           380,000            330,000           330,000
           Loans                                    38,414,852        38,640,029         36,059,760        35,813,633
           Accrued interest and dividend
                receivable                             331,605           331,605            455,310           455,310

       Liabilities:
           Deposits                                 37,670,610        38,700,674         28,504,396        28,387,305
           Advances from Federal Home
                Loan Bank                            5,000,000         5,153,411          6,600,000         6,572,818
           Interest payable on deposits                 54,044            54,044             39,940            39,940

                     FIRST FEDERAL OF OLATHE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000


        The following methods and assumptions were used to estimate the fair value of each class of financial instruments:


    CASH AND CASH EQUIVALENTS

        For these short-term instruments, the carrying amount approximates fair value.


    INVESTMENT SECURITIES

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


    DEPOSITS

        The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date (i.e., their carrying amount). The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.


    ADVANCES FROM THE FHLB

        Rates currently available to the Association for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

                     FIRST FEDERAL OF OLATHE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000


    COMMITMENTS TO EXTEND CREDIT

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


NOTE 13: COMMITMENTS AND CREDIT RISK

        As of December 31, 2001 and 2000, the Association had outstanding commitments to originate fixed rate loans and undisbursed loan proceeds for loans in process amounting to $1,075,240 and $672,000, respectively. At December 31, 2001, the interest rates on the outstanding commitments ranged from 7.00% to 8.25%.


NOTE 14: EMPLOYEE STOCK OWNERSHIP PLAN

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

                     FIRST FEDERAL OF OLATHE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000


        The Association accounts for its ESOP in accordance with Statement of Position ("SOP") 93-6, EMPLOYERS ACCOUNTING FOR EMPLOYEE STOCK OWNERSHIP PLANS. Accordingly, the debt of the ESOP is eliminated in consolidation and the shares pledged as collateral are reported as unearned ESOP shares in the consolidated statements of financial condition. Contributions to the ESOP shall be sufficient to pay principal and interest currently due under the loan agreement. As shares are committed to be released from collateral, the Company reports compensation expense equal to the average market price of the shares for the respective period, and the shares become outstanding for earnings per share computations. ESOP compensation expense was $313,555 and $15,573 in 2001 and 2000, respectively. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest.

        A summary of ESOP shares at December 31, 2001 and 2000 are as follows:

                                                                                   2001                2000
                                                                            ----------------------------------------

           Released shares                                                              15,336              1,061
           Unreleased shares                                                            29,170             43,445
                                                                               ---------------    ---------------

           Total                                                                        44,506             44,506
                                                                               ===============    ===============

           Fair value of unreleased shares at December 31                     $        736,543   $        738,565
                                                                               ===============    ===============


NOTE 15: RECOGNITION AND RETENTION PLAN

        On April 25, 2001, the stockholders of the Company approved the Recognition and Retention Plan (the "Recognition Plan") for directors, officers and employees. Under the Recognition Plan, the Company may award up to 27,816 shares of common stock. During the year, the Company granted 25,030 shares to eligible participants. The value of the shares awarded under the plan is determined based on the market price of the Company's stock on the date of grant. The shares vest and are earned by the recipient at a rate of 20% of the initially awarded amount per year, with the first installment being earned on the date of grant and succeeding installments earned on the following anniversaries of the date of grant.

        As shares were issued on grant date and vest to holders over five years, the Company recorded deferred compensation in the amount of $513,115. The charge to compensation expense for the portion of shares vested during the year ended December 31, 2001 amounted to $172,912.

                     FIRST FEDERAL OF OLATHE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000


NOTE 16: STOCK OPTION PLAN

        On April 25, 2001, the stockholders of the Company approved the 2001 Stock Option Plan (the "Option Plan") for directors, officers and employees. Under the Option Plan, the Company may grant options for up to 55,632 shares of common stock. Concurrent with the approval of the Option Plan, the Company granted 50,066 options to eligible participants, all of which are outstanding at December 31, 2001. The exercise price of each option is equal to the market price of the Company's stock on the date of grant ($20.50). The options vest at a rate of 20% per year, with the first installment vesting on the date of grant and succeeding installments vesting on the following anniversaries of the date of grant. The maximum term of the options is 10 years.

        The fair value of the options granted was estimated on the date of grant using the Black-Scholes option-pricing model with the key assumptions being risk-free interest rate of 4.77%, expected dividends of $.40 per year, and expected volatility of 25%.

        The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

        The Company applies APB Opinion 25 and related Interpretations in accounting for its plans, and, no compensation cost has been recognized for the plan. Had compensation cost for the Company's plan been determined based on the fair value at the grant dates using Statement of Financial Accounting Standards No. 123, the Company's net income would have decreased by $98,488 for the year ended December 31, 2001. Basic and diluted earnings per share would have been $.92 for the year ended December 31, 2001.

                     FIRST FEDERAL OF OLATHE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000


NOTE 17: EARNINGS PER SHARE

        Basic earnings per share is computed based upon the weighted average number of shares outstanding, less unreleased ESOP shares. Diluted earnings per share is computed using the weighted average common shares and all potential dilutive common shares outstanding for the period. Per share data for 2000 has been restated to reflect net income of the Association from April 26, 2000 (date of conversion from mutual to stock ownership) through December 31, 2000. Per share data for 2000 was previously reported as if those shares had been outstanding for the entire year. Additionally, the per share data for 2000 does not reflect the effect of any investment income that would have been earned if the net proceeds from conversion had been received at the beginning of the year.

        The computation of per share earnings for the years ended December 31, 2001 and 2000 is as follows:

                                                                                   2001                2000
                                                                            ----------------------------------------

           Net income                                                         $        560,411   $      1,005,785
           Less:  Net income January 1, 2000 to April 25, 2000                              --           (325,365)
                                                                               ---------------    ---------------

           Net income (as stock Company only)                                 $        560,411   $        680,420
                                                                               ===============    ===============

           Average common shares outstanding                                           500,664            511,825

           Effect of dilutive securities
               Stock options                                                             3,780                 --
                                                                               ---------------    ---------------

           Average diluted common shares                                               504,444            511,825
                                                                               ===============    ===============

           Basic earnings per share                                              $     1.12          $    1.33
                                                                                  =========           ========

           Diluted earnings per share                                            $     1.11          $    1.33
                                                                                  =========           ========

                     FIRST FEDERAL OF OLATHE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000


NOTE 18: SFAS 142 DISCLOSURE

        The Financial Accounting Standards Board ("FASB") recently adopted Statement of Financial Accounting Standards (SFAS) 142, "GOODWILL AND OTHER INTANGIBLE ASSETS." This statement establishes new financial accounting and reporting standards for acquired goodwill and other intangible assets. The statement address how intangible assets that are acquired individually or with a group of other assets should be accounted for in financial statements upon their acquisition. It also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. SFAS 142 is effective for fiscal years beginning after December 15, 2001. The Company expects to first apply SFAS 142 in the first quarter of its fiscal year ending December 31, 2002. The adoption of this statement is not expected to have a material effect on the financial statements.



NOTE 19: SUPPLEMENTAL FOURTH-QUARTER INFORMATION


    RETURN OF CAPITAL

        In December 2001, the Company approved a $4 return of capital to the shareholders of the Company. The aggregate amount of the return of capital, net of the amount paid on ESOP shares, amounted to $1,876,880. As discussed in Note 14, dividends on ESOP shares pledged as collateral against the internally leveraged ESOP are used to pay additional principal on the ESOP debt. Additional compensation expense recognized as the result of the release of shares from this additional debt payment amounted to approximately $269,000 in the fourth quarter of 2001.

                     FIRST FEDERAL OF OLATHE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000


NOTE 20: CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

                            CONDENSED BALANCE SHEETS
                           DECEMBER 31, 2001 AND 2000


                                                                                   2001                2000
                                                                            ----------------------------------------
    ASSETS
        Cash and cash equivalents                                             $      1,922,985   $        546,795
        Investment in First Federal Savings and Loan
          Association of Olathe                                                     11,832,364         12,398,709
        Held-to-maturity securities, at cost                                                --          2,094,061
        Due from subsidiary                                                            559,766            460,727
        Other assets                                                                    28,398                 --
                                                                               ---------------    ---------------

               Total assets                                                   $     14,343,513   $     15,500,292
                                                                               ===============    ===============

    LIABILITIES
        Dividends payable                                                     $        102,745   $        102,364
        Notes payable to subsidiary                                                  2,000,000            521,448
        Other liabilities                                                                   --             40,401
                                                                               ---------------    ---------------

               Total liabilities                                                     2,102,745            664,213
                                                                               ---------------    ---------------

    STOCKHOLDERS' EQUITY
        Common stock                                                                     5,563              5,563
        Additional paid in capital                                                   3,336,145          5,041,442
        Retained earnings                                                            9,996,392          9,700,070
        Unearned ESOP shares                                                          (291,696)          (434,448)
        Deferred compensation                                                         (340,203)                --
        Accumulated other comprehensive income                                         535,648            523,452
        Treasury stock                                                              (1,001,081)                --
                                                                               ---------------    ---------------

               Total stockholders' equity                                           12,240,768         14,836,079
                                                                               ---------------    ---------------

               Total liabilities and stockholders' equity                     $     14,343,513   $     15,500,292
                                                                               ===============    ===============

                     FIRST FEDERAL OF OLATHE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000


                         CONDENSED STATEMENTS OF INCOME
                     YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                                                   2001                2000
                                                                            ----------------------------------------
    INCOME
        Investment securities                                                 $         16,573   $         78,035
        Dividend from subsidiary                                                     1,000,000                 --
        Other income                                                                    67,452             53,467
                                                                               ---------------    ---------------



    EXPENSES                                                                           168,523             92,921
                                                                               ---------------    ---------------

    INCOME BEFORE INCOME TAXES AND EQUITY IN UNDISTRIBUTED NET INCOME
       OF SUBSIDIARY

    INCOME TAX EXPENSE (BENEFIT)                                                       (26,000)            14,000
                                                                               ---------------    ---------------

    INCOME BEFORE EQUITY IN UNDISTRIBUTED NET INCOME
       OF SUBSIDIARY

    EQUITY IN UNDISTRIBUTED NET INCOME OF SUBSIDIARY
       LESS DIVIDEND FROM SUBSIDIARY                                                  (381,091)           981,204
                                                                               ---------------    ---------------

    NET INCOME                                                                $        560,411   $      1,005,785
                                                                               ===============    ===============

                     FIRST FEDERAL OF OLATHE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000


                       CONDENSED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                                                   2001                2000
                                                                            ----------------------------------------
    OPERATING ACTIVITIES
        Net income                                                            $        560,411   $      1,005,785
        Items not requiring (providing) cash
           Accretion of discounts on securities                                         (5,939)           (15,548)
           Deferred taxes                                                              (25,988)              (312)
           Equity in undistributed earnings of subsidiary                             (618,909)          (981,204)
           Dividend from subsidiary                                                  1,000,000                 --
        Changes in
           Other assets                                                                 25,541            (25,541)
           Other liabilities                                                           (42,812)            40,713
                                                                               ---------------    ---------------

               Net cash provided by operating activities                               892,304             23,893
                                                                               ---------------    ---------------

    INVESTING ACTIVITIES
        Payments received from subsidiary                                              746,263             14,835
        Purchase of common stock of subsidiary                                              --         (2,531,640)
        Purchase of held-to-maturity securities                                             --         (2,078,513)
        Proceeds from maturities of held-to-maturity securities                      2,100,000                 --
                                                                               ---------------    ---------------

               Net cash provided by (used in) investing activities                   2,846,263         (4,595,318)
                                                                               ---------------    ---------------

    FINANCING ACTIVITIES
        Proceeds on loan from subsidiary                                             2,000,000            521,448
        Principal payments on loan from subsidiary                                    (521,448)                --
        Purchases of treasury stock                                                 (1,584,350)                --
        Dividends paid                                                                (201,675)                --
        Special cash distribution                                                   (2,054,904)                --
        Proceeds from issuance of common stock                                              --          4,596,772
                                                                               ---------------    ---------------

               Net cash provided by (used in) financing activities                  (2,362,377)         5,118,220
                                                                               ---------------    ---------------

    INCREASE IN CASH AND CASH EQUIVALENTS

    CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                       546,795                 --
                                                                               ---------------    ---------------

    CASH AND CASH EQUIVALENTS, END OF YEAR                                    $      1,922,985   $        546,795
                                                                               ===============    ===============

    ADDITIONAL CASH PAYMENT INFORMATION
        Common stock issued under note to internally leverage ESOP            $             --   $        445,060
        Treasury stock issued under stock award plan                                   513,115                 --

    COMMON STOCK AND RELATED MATTERS

        The Company's Common Stock is listed on the Over-the-Counter Electronic Bulletin Board under the symbol "FFOL.OB". As of December 31, 2001, the Company had 160 stockholders of record (excluding the number of persons or entities holding stock in street name through various brokerage firms), and 513,726 shares outstanding.

        The following tables set forth market price and dividend information for the Common Stock since the completion of the Association's stock conversion on April 11, 2000. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions.

                     YEAR ENDED                                                               CASH DIVIDENDS
                 DECEMBER 31, 2001                     HIGH                  LOW                 DECLARED
       -------------------------------------------------------------------------------------------------------------

                  First Quarter                      $   16.88             $    14.98               N/A
                  Second Quarter                         20.04                  16.40         $.20 per share
                  Third Quarter                          19.94                  19.41               N/A
                  Fourth Quarter                         25.25                  19.20        $4.20 per share*

        *Includes a $4.00 per share special cash distribution.


                     YEAR ENDED                                                               CASH DIVIDENDS
                 DECEMBER 31, 2000                     HIGH                  LOW                 DECLARED
       -------------------------------------------------------------------------------------------------------------

                  First Quarter                         N/A                       N/A                N/A
                  Second Quarter                     $   13.75             $    12.50                N/A
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


CORPORATE AND
STOCKHOLDER INFORMATION
                                                 COUNSEL
                                                 -------
                                                 Luse Lehman Gorman Pomerenk & Schick
CORPORATE OFFICES                                5335 Wisconsin Ave NW - Suite 400
-----------------                                Washington, D.C. 20015
First Federal of Olathe Bancorp, Inc.
100 E. Park
Olathe, KS 66061                                 INDEPENDENT AUDITORS
(913) 397-9737                                   --------------------
(913) 782-4282 fax                               BKD, LLP
                                                 120 W. 12th Street - Suite 1200
                                                 Kansas City, MO 64105
ANNUAL MEETING OF STOCKHOLDERS
------------------------------
The annual meeting of First Federal of           MARKET INFORMATION FOR COMMON STOCK
Olathe Bancorp, Inc. will be held April 25,      -----------------------------------
2001 at 3:00 p.m. at 100 E. Park, Olathe,        The Common Stock of First Federal of
Kansas.                                          Olathe Bancorp, Inc. trades on the Over-the-
                                                 Counter Bulletin Board under the symbol
                                                 "FFOL". At January 3, 2001, there were
ANNUAL REPORT ON FORM 10-KSB                     approximately 159 shareholders of record
----------------------------                     not including the number of persons or
For the 2001 fiscal year, First Federal of       entities holding stock in nominee or street
Olathe Bancorp, Inc. has filed an Annual         names through various brokers and banks.
Report on Form 10-KSB with the Securities        Common stock was issued at $10.00 per
and Exchange Commission.                         share in connection with the Company's
The Form 10-KSB is available on the World        initial public offering completed on April
Wide Web as part of the SEC EDGAR                11, 2000.
database at www.sec.gov. SHAREHOLDERS
MAY ALSO OBTAIN A COPY FREE OF CHARGE BY
WRITING TO: FIRST FEDERAL OF OLATHE BANCORP,
INC. 100 E. PARK, OLATHE, KS 66061.              DIRECTORS AND OFFICERS
                                                 ----------------------
                                                 Mitch Ashlock: PRESIDENT, DIRECTOR
STOCK TRANSFER AGENT & REGISTRAR                    CHIEF EXECUTIVE OFFICER
--------------------------------                 Donald K. Ashlock: CHAIRMAN, DIRECTOR
Shareholders wishing to change name,             John M. Bowen: DIRECTOR, OWNER - JOHN M.
address or ownership of stock, or to report         BOWEN & ASSOCIATES, KANSAS CITY, MO
lost certificates or to consolidate accounts     Carl R. Palmer: DIRECTOR, OWNER - CARL
should contact the Company's stock                  PALMER REALTY, OLATHE, KS
registrar and transfer agent directly at:        Marvin Eugene Wollen: DIRECTOR,
                                                    OPTOMETRIST, OLATHE, KS
Registrar & Transfer Company                     Kenda K. Camp: SECRETARY AND TREASURER
10 Commerce Drive                                Milynn VanDeKerkhove: ASSISTANT
Cranford, NJ 07016                                  SECRETARY AND TREASURER
(800) 368-5948
