Form 10-K, Exhibit 13
period 2002-12-31
FIRST FEDERAL OF OLATHE BANCORP INC
filed 2003-03-31
CIK 1100553

                  [LOGO] FIRST FEDERAL OF OLATHE BANCORP, INC.












                               2002 ANNUAL REPORT

                                                          March 25, 2003



To Our Shareholders:


The Board of Directors, Officers and Employees of First Federal of Olathe Bancorp, Inc. and its wholly owned subsidiary, First Federal Savings and Loan Association of Olathe, are pleased to provide you with our annual report.

Our 2002 fiscal year was a challenging one not only as part of the financial industry but for our nation as well, as we continue to adjust, cope and live with the many changes which have occurred since the events of September 2001. Continued record low interest rates, a depressed stock market, uncertainty overseas and a "cooled off" local economy have kept financial institutions on their toes.

First Federal of Olathe Bancorp's assets decreased from $55,436,000 to $49,729,000, for the fiscal year ended December 31, 2002, primarily due to a majority of the investment securities being called. Total shareholders' equity for the parent corporation decreased from $12,241,000 to $11,841,000; mostly due to the continued repurchase plans. Net earnings for the year increased from $560,000 to $767,000, generating basic earnings per share of $1.65 for the year ended December 31, 2002.

The Board and Management are committed to continue to watch expenses, improve earnings and evaluate business decisions. The Board expects to consider the benefits of delisting after the Company completes the three-year period as a public company. In addition, our commitment is to operate a safe and sound, community-oriented financial institution, to serve our customers and the local community and obtain returns for you, our shareholders.

Thank you for your support and confidence in our Company.


                                          Sincerely,

                                          /s/ Mitch Ashlock

                                          Mitch Ashlock
                                          President and Chief Executive Officer

   SELECTED CONSOLIDATED FINANCIAL DATA

The following table presents our consolidated financial data as of and for the three years ended December 31, 2002, and should be read in conjunction with the consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," each of which is included elsewhere in this document. The selected balance sheets and statements of income data, insofar as they relate to the three years in the three-year period ended December 31, 2002, have been derived from our audited consolidated financial statements.

                                                                                  AT DECEMBER 31,
                                                                          2002         2001          2000
                                                                     -----------------------------------------
                                                                                   (IN THOUSANDS)
   SELECTED CONSOLIDATED BALANCE SHEET DATA:
   Total assets..............................................          $   49,729   $   55,436    $   50,421
   Loans, net................................................              39,993       38,415        36,059
   Securities:
       Held to maturity......................................               2,014        5,500        12,594
       Available for sale....................................               1,819        1,848           829
   FHLB stock................................................                 380          380           330
   Deposits..................................................              35,328       37,671        28,504
   FHLB advances.............................................               2,000        5,000         6,600
   Total stockholders' equity................................              11,841       12,241        14,836

                                                                              YEARS ENDED DECEMBER 31,
                                                                          2002         2001          2000
                                                                     -----------------------------------------
                                                                                   (IN THOUSANDS)
   SELECTED CONSOLIDATED OPERATIONS DATA:
   Total interest income.....................................          $    3,869   $    4,149    $    3,907
   Total interest expense....................................               1,965        2,144         1,901
                                                                       ----------   ----------    ----------
       Net interest income...................................               1,904        2,005         2,006
   Provision for loan losses.................................                  --           --            --
                                                                       ----------   ----------    ----------
   Net interest income after provision for loan losses.......               1,904        2,005         2,006
   Fees and service charges..................................                  36           23            13
   Gain on sale of other real estate.........................                   7           14            --
                                                                       ----------   ----------    ----------
   Total non-interest income.................................                  43           37            13
   Total non-interest expense................................                 718        1,027           399
                                                                       ----------   ----------    ----------
   Income before income tax..................................               1,229        1,015         1,620
   Income tax provision......................................                 462          455           614
                                                                       ----------   ----------    ----------
   Net income................................................                 767          560         1,006
                                                                       ----------   ----------    ----------

   Unrealized gain (loss) on investment securities available
       for sale, net of deferred tax expense.................                 (19)          12           151
                                                                       ----------   ----------    ----------
   Comprehensive income......................................          $      748   $      572      $  1,157
                                                                       ==========   ==========    ==========

   Earnings per share, Basic.................................          $     1.65   $     1.12      $   1.33
   Earnings per share, Diluted...............................          $     1.63   $     1.11      $   1.33



                                                                                 YEARS ENDED DECEMBER 31,
                                                                          2002            2001            2000
                                                                     ----------------------------------------------
   SELECTED CONSOLIDATED FINANCIAL RATIOS AND OTHER DATA:

   Performance Ratios:
       Return on assets (net income to average total assets).....           1.41%          1.02%           2.00%
       Return on equity (net income to average equity)...........           6.36           3.91            4.71
   Interest rate spread information:
       Average during period.....................................           2.43           2.16            2.70
       End of period.............................................           2.62           2.60            2.99
   Net interest margin(1) .......................................           3.57           3.65            4.12
   Ratio of operating expense to average total assets............           1.32           1.85            0.79
   Ratio of average interest-earning assets to average
       interest-bearing liabilities..............................         130.26         138.14          136.40

                                                                                 YEARS ENDED DECEMBER 31,
                                                                          2002            2001            2000
                                                                     ----------------------------------------------
   Asset Quality Ratios:
       Non-performing assets to total assets at end of period....             --            .49%           0.59%
       Allowance for loan losses to non-performing loans.........             --          63.87           58.53
       Allowance for loan losses to loans, net...................            .44%           .46            0.49

   Capital Ratios:
       Equity to total assets at end of period...................          23.81          22.08           29.42
       Average equity to average assets..........................          22.13          25.81           28.99

   Other Data:
       Number of full-service offices............................           1              1               1


   -----------------------------
   (1)  Net interest income divided by average interest earning assets.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

GENERAL

     First Federal of Olathe Bancorp, Inc. ("First Federal of Olathe Bancorp" or the "Company") was formed in December 1999 to become a holding company for First Federal Savings and Loan Association of Olathe ("First Federal Savings" or the "Association"). The Company's principal business is to provide banking services through the Association. Specifically, First Federal Savings operates as a traditional savings association, specializing in one-to-four family residential mortgage lending and savings deposits. First Federal Savings' business consists primarily of attracting retail deposits from the general public and using those funds to originate real estate loans, primarily in Johnson County, Kansas. First Federal Savings holds its loans for long-term investment purposes. First Federal Savings also invests in various investment securities. The Association's primary sources of income are interest on loans and investment securities plus customer service fees from lending activities. Expenses consist primarily of interest payments on customer deposits and other borrowings and general and administrative costs. Earnings of First Federal Savings also are affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities, which are beyond the control of First Federal Savings.

     Customer deposit accounts are insured by the Savings Association Insurance Fund ("SAIF"), a division of the Federal Deposit Insurance Corporation ("FDIC"). The Association is regulated by the Office of Thrift Supervision ("OTS") and the FDIC. The information contained in this section should be read in conjunction with the consolidated financial statements, the accompanying notes to consolidated financial statements and the other sections contained in this document.

     The executive office of the Company and the Association is located at 100 East Park Street, Olathe, Kansas 66061 and its telephone number is (913) 782-0026.

FORWARD-LOOKING STATEMENTS

     This report includes statements that may constitute forward-looking statements, usually containing the words "believe," "estimate," "expect," "intent" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause future results to vary from current expectations include, but are not limited to, the following: changes in economic conditions (both generally and more specifically in the markets in which the Company operates); changes in interest rates, accounting principles, policies or guidelines and in government legislation and regulation (which change from time to time and over which the Company has no control); and other risks detailed in this report and the Company's other Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

FINANCIAL CONDITION

     Total assets decreased by $5.7 million, or 10.3%, to $49.7 million at December 31, 2002 from $55.4 million at December 31, 2001. Calls on securities continued into 2002 as issuers were taking advantage of lower rates. There was very little loan growth during the year as refinancings continued their fast pace during 2002. In addition, $3.0 million in FHLB advances were paid off during the year.

     Loans increased $1.6 million, or 4.2%, to $40.0 million at December 31, 2002 from $38.4 million at December 31, 2001. The increase reflects the Association's attempt to move the federal funds sold from the low interest-bearing deposit with the Federal Home Loan Bank to higher interest earning assets. In November 2002, the Association purchased $1.8 million in loans from a local bank that was withdrawing from the Johnson County, Kansas market. The Association continued to see growth in its market and strong competition as customers continued to capitalize on the low interest rates.

     Securities held to maturity decreased $3.5 million, or 63.6%, to $2.0 million at December 31, 2002 from $5.5 million at December 31, 2001, reflecting the maturity or call of various federal agency debt securities. These funds were primarily used to pay down matured Federal Home Loan Bank advances. Advances from Federal Home Loan Bank decreased $3.0 million to $2.0 million at December 31, 2002 from $5.0 million at December 31, 2001.

     Deposits decreased $2.4 million, or 6.4%, to $35.3 million at December 31, 2002 from $37.7 million at December 31, 2001. The average yield on interest-bearing deposits during that period decreased to 4.6% at December 31, 2002 from 5.3% at December 31, 2001. In addition, the Association had a withdrawal of a significant deposit account during the second quarter of 2002. Thus, even though rates were dropping, consumers continued to leave their money in more stable interest-earning deposits. Brokered deposits remained consistent at $7.3 million.

     Total stockholders' equity decreased $.4 million, or 3.3%, to $11.8 million at December 31, 2002 from $12.2 million at December 31, 2001. This was mainly due to net income being offset by a purchase of treasury shares during 2002. The Board of Directors authorized the repurchase of 55,632 shares in both May and October 2001 and another 55,632 shares in September 2002, as part of its capital management strategy. The Company repurchased 50,811 shares in open market transactions during 2002 at an average cost of $23.31 per share, or a total cost of $1.2 million.

ANALYSIS OF NET INTEREST INCOME

     The Association's net interest income is comprised of the difference ("spread") between interest income on loans and investment securities and the interest cost of customer deposits and FHLB advances. Management monitors net interest spreads and, although constrained by certain market, economic and competition factors, it establishes loan rates and customer deposit rates that maximize net interest margins.

     The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the total dollar amount of interest expense on average interest-bearing liabilities and the resultant rates. No tax-equivalent adjustments were made.

                                                                   YEARS ENDED DECEMBER 31,
                                                           2002                                  2001
                                           -------------------------------------- -----------------------------------
                                              AVERAGE                  YIELD/       AVERAGE                 YIELD/
                                              BALANCE     INTEREST      RATE        BALANCE     INTEREST     RATE
                                           -------------------------------------- -----------------------------------
                                                                      (DOLLARS IN THOUSANDS)
     Interest-earning assets:
         Loans (1).........................  $  38,570    $   3,350     8.68%       $  38,166   $   3,297     8.64%
         Securities .......................      6,127          368     6.01            9,874         624     6.32
         FHLB stock .......................        380           17     4.56              379          25     6.77
         Interest-earning deposits.........      8,290          134     1.62            6,434         203     3.15
                                             ---------    ---------                 ---------   ---------
             Total interest-earning assets      53,367        3,869     7.18           54,853       4,149     7.56
                                                          ---------                             ---------
     Other non-interest-earning assets ....      1,131                                    575
                                             ---------                              ---------
                Total assets ..............  $  54,498                              $  55,428
                                             =========                              =========

     Interest-bearing liabilities:
         Savings deposits .................  $   3,925           51     1.31        $   3,716          99     2.66
         Money market accounts ............      1,723           26     1.52            1,758          48     2.76
         Certificate accounts .............     31,897        1,660     5.21           28,617       1,658     5.79
         FHLB advances ....................      3,816          228     5.96            5,621         339     6.03
                                             ---------    ---------                 ---------   ---------
           Total interest-bearing
              liabilities .................     41,361        1,965     4.75           39,712       2,144     5.40
                                                          ---------                             ---------
     Non-interest-bearing liabilities .....      1,075                                  1,368
     Equity ...............................     12,062                                 14,348
                                             ---------                              ---------
         Total liabilities and equity .....  $  54,498                              $  55,428
                                             =========                              =========
     Net interest income ..................               $   1,904                             $   2,005
                                                          =========                             =========
         Net interest rate spread .........                             2.43%                                 2.16%
                                                                        =====                                 =====
         Net earning assets ...............  $  12,006                              $  15,141
                                             =========                              =========
         Net yield on average
                interest-earning assets ...                             3.57%                                 3.65%
                                                                        =====                                 =====

     ----------------
     (1) Calculated net of loan fees, loans in progress and loan loss reserves. Nonaccruing loans would be included in the average loan amounts, although First Federal Savings has not had any nonaccruing loans during recent periods.

     The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the changes related to outstanding balances and those due to the changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to changes in volume (i.e., changes in volume multiplied by old rate) and changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                                                             YEARS ENDED DECEMBER 31,
                                                                  2002 VS. 2001
                                                          VOLUME       RATE        TOTAL
                                                        -----------------------------------
                                                                  (IN THOUSANDS)
     Interest-earning assets:
         Loans........................................   $    37     $    16      $    53
         FHLB stock ..................................         0          (8)          (8)
         Securities ..................................      (224)        (32)        (256)
         Interest-earning deposits ...................        47        (116)         (69)
                                                         -------     -------      -------
             Total interest-earning assets ...........   $  (140)    $  (140)     $  (280)
                                                         =======     =======      =======

     Interest-bearing liabilities:
         Savings deposits ............................   $     6     $   (53)     $   (47)
         Money market accounts........................        (1)        (21)         (22)
         Certificate accounts ........................       178        (176)           2
         FHLB advances ...............................      (108)         (4)        (112)
                                                         -------     -------      -------
           Total interest-bearing liabilities ........   $    75     $  (254)     $  (179)
                                                         =======     =======      =======

         Net interest income .........................                            $  (101)
                                                                                  =======

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

     NET INCOME. Net income for the year ended December 31, 2002 increased by $207,000 or 36.8%, to $767,000 from $560,000 for the year ended December 31, 2001. The increase in net income was due principally to lower compensation cost under stock benefit plans during 2002, as the 2001 expense reflected the 20% immediate vesting and the additional release of ESOP shares from the $4.00 special cash distribution received by the ESOP. Compensation expense related to the Recognition and Retention Plan, which was approved by the Company's stockholders on April 25, 2001, amounted to $103,000 and $173,000 for the years ended December 31, 2002 and 2001, respectively. Compensation cost recognized under the ESOP amounted to $108,000 and $314,000 for the years ended December 31, 2002 and 2001, respectively.

     Basic earnings per share (EPS) increased 47.3% to $1.65 for the year ended December 31, 2002 from $1.12 during 2001. The Company's return on average interest-earning assets for the years ended December 31, 2002 and 2001 was 1.4% and 1.0%, respectively. The return on average stockholders' equity amounted to 6.4% and 3.9% for the years ended December 31, 2002 and 2001, respectively. The increase in the return on stockholders' equity was primarily due to the increase in net income during 2002 (discussed above) and the decrease in equity during 2002 due to the repurchase of 50,811 treasury shares.

     NET INTEREST INCOME. For the year ended December 31, 2002, net interest income decreased by $.1 million to $1.9 million from $2.0 million for the year ended December 31, 2001. The decrease reflects a decrease of $.2 million, or 4.9%, in interest income to $3.9 million for the year ended December 31, 2002 from $4.1 million for the year ended December 31, 2001, and a decrease of $.2 million, or 8.3%, in interest expense, to $2.0 million for the year ended December 31, 2002 from $2.1 million for the year ended December 31, 2001. The net interest margin decreased to 3.5% in 2002, as compared to 3.7% in 2001.

     Interest income decreased principally as a result of the decrease in the volume of interest earning assets. The yield on average interest-earning assets decreased to 7.2% in 2002 from 7.6% in 2001, while average interest-earning assets decreased to $53.4 million at December 31, 2002 as compared to $54.9 million at December 31, 2001. The decrease in average interest-earning assets was attributable principally to a decrease in investment securities as securities were called to take advantage of lower interest rates, which proceeds were primarily used to pay matured advances to FHLB. The average yield on fed funds decreased to 1.6% for the year ended December 31, 2002 from 3.2% for the year ended December 31, 2001. The average yield on investments decreased to 6.0% for the year ended December 31, 2002 from 6.3% for the year ended December 31, 2001.

     The interest expense decrease is partially attributed to a decrease in average advances from the FHLB during the year. The interest expense on Federal Home Loan Bank advances decreased $111,000 to $228,000 for the year ended December 31, 2002 from $339,000 for 2001, which principally reflected the decrease in the average outstanding balances of advances from the Federal Home Loan Bank during 2002.

     Interest expense on deposits decreased $.1 million to $1.7 million for the year ended December 31, 2002 from $1.8 million for 2001, which reflected the increase in the average outstanding deposit balances to $37.5 million for 2002 from $34.1 million for 2001 and a decrease on the average yield paid on deposits to 4.6% during the year ended December 31, 2002 as opposed to 5.3% for the year ended December 31, 2001.

     PROVISION FOR LOAN LOSSES. The provision for loan losses was $0 for the years ended December 31, 2002 and 2001. Although no additions were made to the allowance for loan losses during 2002, management continues to closely assess the loan portfolio for inherent losses and reports all loans greater than 30 days past due to the Board of Directors. In addition, detail review and discussion occurs with management and the Board for those loans that approach the 60 and 90 days past due levels.

     At December 31, 2002 and 2001, the allowance for loan losses was $175,000, which represents .44% and .46%, respectively, of net loans. There were no non-performing loans or loans in the 90-day past due category at December 31, 2002. There were four non-performing loans and two loans in the over 90-day category at December 31, 2001. The allowance for loan losses at December 31, 2001 represented 63.9% of non-performing loans.

     In assessing the inherent losses in First Federal Savings' portfolio at December 31, 2002 and 2001, management examined its market area, the increase in the size of its loan portfolio, its problem assets, the components of its loan portfolio, including loans on non-owner occupied properties and statistical data for financial institutions. Generally, management considered, among other things, the following matters: First Federal Savings' total loan portfolio increases during these periods, total non-owner occupied property loan increases from 1998 to 2002 and increases in the number of loans to borrowers that are not depositors or known on a personal basis by management. Based upon this analysis, management concluded that no provision for loan losses was required for the years ended December 31, 2002 and 2001.

     Historical net charge-offs are not necessarily indicative of the amount of net charge-offs that First Federal Savings will realize as it continues to evolve and grow. First Federal Savings' manage- ment assesses the adequacy of the allowance for loan losses based on the known inherent losses in the loan portfolio and management's continuing analysis of the quality of the loan portfolio. While management believes that, based on the information currently available, First Federal Savings' allowance for loan losses is sufficient to cover probable losses inherent in its loan portfolio at this time, no assurances can be given that First Federal Savings' level of allowance for loan losses will be sufficient to cover loan losses incurred by First Federal Savings or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions used by management to determine the current level of the allowance for loan losses. Management may increase its level of allowance for loan losses as a percentage of its total loans and non-performing loans if the level of loans on non-owner occupied properties, commercial loans, consumer lending or loan purchases as a percentage of its total loan portfolio increases. In addition, various regulatory agencies, as an integral part of their examination processes, periodically review First Federal Savings' allowance for loan losses. These agencies may require First Federal Savings to provide additions to the allowance based on judgments different than management.

     NON-INTEREST INCOME. Non-interest income increased $6,000 to $43,000 for the year ended December 31, 2002 from $37,000 for the year ended December 31, 2001. This increase was principally due to an increase in loan fees caused by increased refinancings as borrowers took advantage of lower mortgage rates.

     NON-INTEREST EXPENSE. Non-interest expense decreased $.3 million to $.7 million for the year ended December 31, 2002 from $1.0 million for the year ended December 31, 2001. This decrease was principally due to decreases in compensation cost and professional fees. Compensation expense related to the Recognition and Retention Plan, amounted to $103,000 and $173,000 (of which $103,000 represents 20% immediate vesting under the plan) for the years ended December 31, 2002 and 2001, respectively. The Company also recognized compensation cost recognized under the ESOP of $108,000 and $314,000 (includes the special cash dividend of $4 per share received by the ESOP which released additional ESOP shares during 2001) for the years ended December 31, 2002 and 2001, respectively. In addition, professional fees decreased 31.4%, or $64,000, to $140,000 from $204,000 for the years ended December 31, 2002 and 2001, respectively. The decrease in professional fees was principally due to higher fees in 2001 related to preparing documents and accounting for the 2001 Stock Option and Recognition and Retention Plans.

     INCOME TAXES. Income taxes increased by $7,000 to $462,000 for the year ended December 31, 2002 from $455,000 for the year ended December 31, 2001. The effective tax rates were 37.6% and 44.8% (higher due to nondeductible ESOP compensation expense) for the years ended December 31, 2002 and 2001, respectively. The effective rate represents a blended rate of federal and state tax rates.

ASSET/LIABILITY MANAGEMENT AND MARKET RISK

     INTEREST RATE SENSITIVITY. Savings institutions such as First Federal Savings are subject to interest rate risk to the extent their interest-bearing liabilities, consisting primarily of deposit accounts and FHLB advances, mature or reprice more rapidly, or on a different basis, than their interest-earning assets, consisting predominantly of 15- and 25-year fixed rate real estate loans and investments held for investment and liquidity purposes. Having interest-bearing liabilities that mature or reprice more frequently on average than assets may be beneficial in times of declining interest rates, although such an asset/liability structure may result in declining net interest earnings during periods of rising interest rates. Conversely, having interest-earning assets that mature or reprice more frequently on average than liabilities may be beneficial in times of rising interest rates, although this asset/liability structure may result in declining net interest earnings during periods of falling interest rates.

     NET PORTFOLIO VALUE. First Federal Savings monitors and evaluates the potential impact of interest rate changes upon the market value of First Federal Savings' portfolio equity on a quarterly basis, in an attempt to ensure that interest rate risk is maintained within limits established by the Board of Directors. First Federal Savings uses the quarterly reports from the OTS that show the impact of changing interest rates on First Federal Savings' net portfolio value ("NPV"). NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts. An institution has greater than "normal" interest rate risk if it would suffer a loss of NPV exceeding 2.0% of the estimated market value of its assets in the event of a 200 basis point increase or decrease in interest rates. A resulting change in NPV of more than 2% of the estimated market value of an institution's assets will require the institution to deduct from its risk-based capital 50% of that excess change, if and when a rule adopted by the OTS takes effect. Under the rule, an institution with greater than "normal" interest rate risk will be subject to a deduction of its interest rate risk component from total capital for purposes of calculating the risk-based capital requirement. However, the OTS has indicated that no institutions will be required to deduct capital for interest rate risk until further notice. Because a 200 basis point increase in interest rates would have resulted in First Federal Savings' NPV declining by more than 2% of the estimated market value of First Federal Savings' assets as of December 31, 2002, First Federal Savings would have been subject to a capital deduction at December 31, 2002 if the regulation had been effective as of such date.

     The following table presents First Federal Savings' NPV at December 31, 2002, as calculated by the OTS, based on information provided to the OTS by First Federal Savings.

                              NET PORTFOLIO VALUE
                  ------------------------------------------

   CHANGES IN                      AMOUNT OF       PERCENT      NPV AS A % OF     BASIS
 INTEREST RATES     ESTIMATED      CHANGE IN       CHANGE      PORTFOLIO VALUE    POINT
 (BASIS POINTS)        NPV            NPV          IN NPV         OF ASSETS      CHANGE
----------------------------------------------------------------------------------------------
                            (Dollars in Thousands)

        300          13,543         (1,835)         (12)%          26.39%         (190)
        200          14,553           (824)          (5)%          27.60%          (69)
        100          15,238           (140)          (1)%          28.32%            3
          0          15,378             --           --            28.29%           --
       -100          15,362            (16)           0%           18.05%          (24)
       -200              --             --           --               --            --
       -300              --             --           --               --            --

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

     All of First Federal Savings' loan portfolio at December 31, 2002 had fixed interest rates. First Federal Savings' fixed-rate loans help its profitability if interest rates are stable or declining, since these loans have yields that exceed its cost of funds. However, if interest rates increase, First Federal Savings would have to pay more on its deposits and new borrowings, which would adversely affect First Federal Savings' interest rate spread.

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

LIQUIDITY AND CAPITAL RESOURCES

     First Federal Savings' primary sources of funds are deposits, FHLB advances, repayments on loans, the maturity of investment securities and interest income. Although maturity and scheduled amortization of loans are relatively predictable sources of funds, deposit flows and prepayments on loans are influenced significantly by general interest rates, economic conditions and competition.

     The primary investing activity of First Federal Savings is the origination of loans to be held for investment. For the years ended December 31, 2002 and 2001, First Federal Savings originated loans for the portfolio in the amount of $16.0 million and $17.4 million, respectively. For the years ended December 31, 2002 and 2001, these activities were funded by principal repayments of $14.5 million and $15 million, respectively, in addition to the growth in deposits.

     First Federal Savings is required to maintain minimum levels of liquid assets under the OTS regulations. It is First Federal Savings' policy to maintain its liquidity portfolio in excess of regulatory requirements.

     First Federal Savings' most liquid assets are cash and cash equivalents, which include overnight deposits at First National Bank of Olathe and the FHLB of Topeka. The levels of these assets are dependent on the Association's operating, financing, lending and investing activities during any given period. At December 31, 2002 and 2001, cash and cash equivalents were $5.1 million and $8.6 million, respectively. The decrease in cash and cash equivalents at December 31, 2002, compared to December 31, 2001, resulted primarily from purchasing $1.8 million in mortgage loans in November 2002 and funding withdrawal of deposit accounts late in 2002.

     Liquidity management for the Association is both an ongoing and long-term function of the Association's asset/liability management strategy. Excess funds generally are invested in overnight deposits at the FHLB of Topeka and the First National Bank of Olathe. Should the Association require funds beyond its ability to generate them internally, additional sources of funds are available through FHLB advances. The Association could pledge its mortgage loans, FHLB stock or certain other assets as collateral for such advances. At December 31, 2002, the Association had a balance of $2.0 million in FHLB advances. The Association had a maximum of FHLB advances available of approximately $18.3 million at December 31, 2002.

     At December 31, 2002, First Federal Savings had outstanding loan commitments of $474,000 and $90,000 of undisbursed loans in process. First Federal Savings anticipates it will have sufficient funds available to meet its current loan commitments, including loan applications received and in process, prior to the issuance of firm commitments. Certificates of deposit that are scheduled to mature in one year or less at December 31, 2002 amount to $20.6 million. Management believes that a significant portion of such deposits will remain with First Federal Savings.

     Under federal law, First Federal Savings is required to maintain regulatory capital sufficient to meet tangible, core and risk-based capital ratios of at least 1.5%, 4.0% and 8.0%, respectively. At December 31, 2002, First Federal Savings exceeded each of its capital requirements, with tangible, core and risk-based capital ratios of 23.5%, 23.5% and 51.7%, respectively.

CRITICAL ACCOUNTING POLICIES

     The Company has identified the accounting policies below as critical to the Company's operations and to understanding the Company's consolidated financial statements. Following is an explanation of the methods and assumptions underlying their application.

     ALLOWANCE FOR LOAN LOSSES. Management records an Allowance for Loan Losses ("ALLL") sufficient to cover current net charge-offs and an estimate of probable losses based on an analysis of risks that management believes to be inherent in the loan portfolio. The ALLL recognizes the inherent risks associated with lending activities but, unlike a specific allowance, has not been allocated to particular problem assets but to a homogenous pool of loans. Management analyzes the adequacy of the allowance on a monthly basis and believes that the Association's ALLL is adequate.

     While management uses information currently available to determine this allowance, it can fluctuate based on changes in economic conditions and changes in the information available to management. Also, regulatory agencies review the Association's allowance for loan loss as part of their examination, and they may require the Association to recognize additional loss provisions based on the information available at the time of their examinations. Management estimates the required level of ALLL using a formula based on various subjective and objective factors.

     Each quarter, management assesses the risk of the assets in the loan portfolio using historical loss data and current economic conditions in order to determine impairment of the loan portfolio and adjusts the level of ALLL, if necessary. At any given time, the ALLL should be sufficient to absorb at least all estimated credit losses on outstanding balances over the next 12 months. When considering the adequacy of ALLL, management's evaluation of the asset portfolio has two primary components: foreclosure probability and loss severity. Foreclosure probability is the likelihood of loans not repaying in accordance with their original terms, which would result in the foreclosure and subsequent liquidation of the property. Loss severity is any potential loss resulting from the loan's foreclosure and subsequent liquidation. Management calculates estimated foreclosure frequency and loss severity for the loan portfolio based upon historical data plus an estimate of certain subjective factors including future market trends and economic conditions.

     In addition, management reviews individual loans for impairment each month. A loan becomes impaired when management believes it will be unable to collect all principal and interest due according to the contractual terms of the loan. If a loan is impaired, the Association records a specific allowance equal to the excess of the loan's carrying value over the present value of the estimated future cash flows discounted at the loan's effective rate based on the loan's observable market price or the fair value of the collateral if the loan is collateral dependent.

     CHANGE IN ACCOUNTING PRINCIPLES. The Financial Accounting Standards Board
     (FASB) recently issued Interpretation No. 45, GUARANTOR'S ACCOUNTING AND DISCLOSURE REQUIREMENTS FOR GUARANTEES, INCLUDING INDIRECT GUARANTEES OF INDEBTEDNESS OF OTHERS, effective for guarantees issued or modified after December 31, 2002, which is not expected to have a material effect on the Company's financial statements.

     In addition, FASB issued Statement No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS, effective for financial statements issued for fiscal years beginning after December 15, 2001, Statement No. 145, RESCISSION OF FASB STATEMENTS NO. 4, 44, AND 64, AMENDMENT OF FASB STATEMENT NO. 13, AND TECHNICAL CORRECTIONS, ISSUED APRIL 2002, STATEMENT NO. 147, ACQUISITIONS OF CERTAIN FINANCIAL INSTITUTIONS, AN AMENDMENT OF FASB STATEMENTS NO. 72 AND 144 AND FASB INTERPRETATION NO. 9, issued October 2002 and Statement No. 148, ACCOUNTING FOR STOCK-BASED COMPENSATION
     - TRANSITION AND DISCLOSURE, issued December 2002, which are not expected to have a material effect on the Company's financial position or results of operations.

IMPACT OF INFLATION AND CHANGING PRICES

     The consolidated financial statements and notes thereto presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America , which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike industrial companies, nearly all of the Association's assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on First Federal Savings' performance than does the effect of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

                         INDEPENDENT ACCOUNTANTS' REPORT



Board of Directors
First Federal of Olathe Bancorp, Inc.
Olathe, Kansas


We have audited the accompanying consolidated balance sheets of First Federal of Olathe Bancorp, Inc. and its wholly owned subsidiary, First Federal Savings and Loan Association of Olathe (the "Association") as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Federal of Olathe Bancorp, Inc. and Subsidiary as of December 31, 2002 and 2001, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

                                                         /s/ BKD, LLP

                                                         BKD, LLP




Kansas City, Missouri
January 24, 2003

                                       FIRST FEDERAL OF OLATHE BANCORP, INC.
                                            CONSOLIDATED BALANCE SHEETS
                                            DECEMBER 31, 2002 AND 2001

ASSETS

                                                                                 2002             2001
                                                                         ------------------------------------
     Cash and cash equivalents
        Cash and non-interest earning deposits                             $      204,821     $      317,541
        Federal funds sold                                                      4,900,000          8,300,000
                                                                           --------------     --------------
            Total cash and cash equivalents                                     5,104,821          8,617,541

     Held-to-maturity securities, at cost                                       2,014,309          5,500,000

     Available-for-sale securities                                              1,818,984          1,847,909

     Federal Home Loan Bank stock, at cost                                        380,000            380,000

     Loans, net of deferred loan fees and allowance for loan losses            39,993,211         38,414,852

     Accrued interest and dividends                                               317,596            331,605

     Equipment, net of accumulated depreciation                                     2,250              8,081

     Refundable income taxes                                                       56,919            117,918

     Other real estate owned                                                           --            217,882

     Prepaid expenses                                                              41,295                 --
                                                                           --------------     --------------


            Total assets                                                   $   49,729,385     $   55,435,788
                                                                           ==============     ==============





See Notes to Consolidated Financial Statements                                15

LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                 2002              2001
                                                                         -------------------------------------
    LIABILITIES
       Deposits                                                            $   35,327,722     $   37,670,610
       Dividends payable                                                           83,682             93,844
       Advances from borrowers for taxes and insurance                              3,957              1,190
       Interest payable on deposits                                                49,766             54,044
       Advances from the Federal Home Loan Bank                                 2,000,000          5,000,000
       Accrued expenses                                                            86,921             85,530
       Deferred income taxes                                                      336,289            289,802
                                                                           --------------     --------------

              Total liabilities                                                37,888,337         43,195,020
                                                                           --------------     --------------
    STOCKHOLDERS' EQUITY
       Common stock, $.01 par value, 4,000,000 shares authorized,
         556,328 shares issued in 2002 and 2001                                     5,563              5,563
       Additional paid-in capital                                               3,401,161          3,336,145
       Retained earnings                                                       10,581,921          9,996,392
       Unearned ESOP shares                                                      (241,770)          (291,696)
       Deferred compensation                                                     (237,580)          (340,203)
       Accumulated other comprehensive income
          Unrealized appreciation on available-for-sale securities,
             net of
             income taxes of $291,000 in 2002 and $301,000 in 2001                517,136            535,648
                                                                           --------------     --------------
                                                                               14,026,431         13,241,849

       Treasury stock, at cost, 93,413 and 42,602 shares in 2002 and
         2001, respectively                                                    (2,185,383)        (1,001,081)
                                                                           --------------     --------------

              Total stockholders' equity                                       11,841,048         12,240,768
                                                                           --------------     --------------

              Total liabilities and stockholders' equity                   $  49,729,385      $   55,435,788
                                                                           ==============     ==============



See Notes to Consolidated Financial Statements                                16

                            FIRST FEDERAL OF OLATHE BANCORP, INC.
                              CONSOLIDATED STATEMENTS OF INCOME
                           YEARS ENDED DECEMBER 31, 2002 AND 2001


                                                                     2002           2001
                                                               -----------------------------
INTEREST AND DIVIDEND INCOME
    Loans receivable                                            $  3,349,734   $  3,296,639
    Investment securities                                            367,994        623,812
    Cash and cash equivalents                                        134,267        202,979
    Equity securities                                                 17,326         25,675
                                                                ------------   ------------

           Total interest and dividend income                      3,869,321      4,149,105
                                                                ------------   ------------
INTEREST EXPENSE
    Deposits                                                       1,737,873      1,805,272
    Federal Home Loan Bank advances                                  227,370        338,806
                                                                ------------   ------------

           Total interest expense                                  1,965,243      2,144,078
                                                                ------------   ------------

NET INTEREST AND DIVIDEND INCOME                                   1,904,078      2,005,027
                                                                ------------   ------------

NON-INTEREST INCOME
    Service charges and other fees                                    36,295         22,677
    Gain on sale of other real estate                                  6,864         14,253
                                                                ------------   ------------

                                                                      43,159         36,930
                                                                ------------   ------------
NON-INTEREST EXPENSE
    Salaries and related payroll expenses                            317,620        620,801
    Federal insurance premiums                                        26,428         23,961
    Directors' fees                                                   56,080         56,480
    Occupancy of premises                                             58,921         53,848
    Professional fees                                                140,247        204,196
    Other general and administrative expenses                        119,190         67,260
                                                                ------------   ------------

           Total non-interest expense                                718,486      1,026,546
                                                                ------------   ------------

INCOME BEFORE INCOME TAXES                                         1,228,751      1,015,411

INCOME TAX PROVISION                                                 462,000        455,000
                                                                ------------   ------------

NET INCOME                                                      $    766,751   $    560,411
                                                                ============   ============

EARNINGS PER SHARE - BASIC                                      $       1.65   $       1.12
                                                                ============   ============

EARNINGS PER SHARE - DILUTED                                    $       1.63   $       1.11
                                                                ============   ============

See Notes to Consolidated Financial Statements                                17


                                                FIRST FEDERAL OF OLATHE BANCORP, INC.
                                           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                               YEARS ENDED DECEMBER 31, 2002 AND 2001



                                             COMPRE-                    ADDITIONAL                  UNEARNED
                                             HENSIVE        COMMON       PAID-IN      RETAINED        ESOP         DEFERRED
                                             INCOME         STOCK        CAPITAL      EARNINGS       SHARES      COMPENSATION
                                         -------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 2001                                  $   5,563   $ 5,041,442   $ 9,700,070    $ (434,448)   $       --

  Net income                             $   560,411             --            --       560,411            --            --
  Other comprehensive income
     Change in unrealized
        appreciation on
        available-for-sale
        securities, net of income
        taxes of $7,000                       12,196             --            --            --            --            --
  Issuance of 25,030 shares under
    recognition plan                              --             --            --       (70,154)           --      (513,115)
  Compensation cost on awards
    issued under recognition plan                 --             --            --            --            --       172,912
  Purchase of 67,632 shares of
    common stock for the treasury                 --             --            --            --            --            --
  ESOP shares released                                           --       171,583          (780)      142,752            --
  Dividends on common stock ($.40
    per share)                                    --             --            --      (193,155)           --            --
  Special cash distribution ($4.00
    per share)                                    --             --    (1,876,880)           --            --            --
                                         -----------      ---------   -----------   -----------    ----------    ----------
                                         $   572,607
                                         ===========

BALANCE, DECEMBER 31, 2001                                    5,563     3,336,145     9,996,392      (291,696)     (340,203)

  Net income                             $   766,751             --            --       766,751            --            --
  Other comprehensive income
     Change in unrealized
        appreciation on
        available-for-sale
        securities, net of income
        taxes of $10,000                     (18,512)            --            --            --            --            --
  Compensation cost on awards
    issued under recognition plan                 --             --            --            --            --       102,623
  Purchase of 50,811 shares of
    common stock for the treasury                 --             --            --            --            --            --
  ESOP shares released                            --             --        65,016        (7,147)       49,926            --
  Dividends on common stock ($.40
    per share)                                                   --            --      (174,075)           --            --
                                         -----------      ---------   -----------   -----------    ----------    ----------
                                         $ 748,239
                                         ==========
BALANCE, DECEMBER 31, 2002                                $   5,563   $ 3,401,161   $ 10,581,921   $ (241,770)   $ (237,580)
                                                          =========   ===========   ============   ==========    ==========


                                       ACCUMULATED
                                          OTHER
                                         COMPRE-
                                         HENSIVE         TREASURY          TOTAL
                                          INCOME           STOCK          EQUITY
                                    -------------------------------------------------

BALANCE, JANUARY 1, 2001              $ 523,452        $        --     $ 14,836,079

  Net income                                 --                 --          560,411
  Other comprehensive income
     Change in unrealized
        appreciation on
        available-for-sale
        securities, net of income
        taxes of $7,000                  12,196                 --           12,196
  Issuance of 25,030 shares under
    recognition plan                         --            583,269               --
  Compensation cost on awards
    issued under recognition plan            --                 --          172,912
  Purchase of 67,632 shares of
    common stock for the treasury            --         (1,584,350)      (1,584,350)
  ESOP shares released                       --                 --          313,555
  Dividends on common stock ($.40
    per share)                               --                 --         (193,155)
  Special cash distribution ($4.00
    per share)                               --                 --       (1,876,880)
                                      ---------        -----------     ------------


BALANCE, DECEMBER 31, 2001              535,648         (1,001,081)      12,240,768

  Net income                                 --                 --          766,751
  Other comprehensive income
     Change in unrealized
        appreciation on
        available-for-sale              (18,512)                --          (18,512)
        securities, net of income
        taxes of $10,000                     --                 --          102,623
  Compensation cost on awards
    issued under recognition plan            --         (1,184,302)      (1,184,302)
  Purchase of 50,811 shares of               --                 --          107,795
    common stock for the treasury
  ESOP shares released                       --                 --         (174,075)
  Dividends on common stock ($.40
    per share)


BALANCE, DECEMBER 31, 2002            $ 517,136        $(2,185,383)    $ 11,841,048
                                      =========        ===========     ============

See Notes to Consolidated Financial Statements                                18


                                  FIRST FEDERAL OF OLATHE BANCORP, INC.
                                  CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 YEARS ENDED DECEMBER 31, 2002 AND 2001

                                                                              2002             2001
                                                                        ---------------------------------
OPERATING ACTIVITIES
    Net income                                                            $     766,751    $    560,411
    Items not requiring (providing) cash
       Depreciation                                                               5,831           5,732
       Amortization (accretion) of premiums (discounts) on
          securities                                                             10,732          (5,939)
       Gain on disposal of other real estate owned                               (6,864)        (14,253)
       Deferred income taxes                                                     56,900          47,744
       Compensation expense recognized on allocated ESOP shares                 107,795         313,555
       Compensation expense on 2001 Recognition and Retention Plan              102,623         172,912
    Changes in
       Accrued interest and dividends                                            14,009         123,705
       Prepaid expenses                                                         (41,295)          6,499
       Interest payable on deposits                                              (4,278)         14,104
       Accrued expenses                                                           1,391           6,884
       Income taxes                                                              60,999        (138,515)
                                                                          -------------    ------------

           Net cash provided by operating activities                          1,074,594       1,092,839
                                                                          -------------    ------------
INVESTING ACTIVITIES
    Net originations of loans                                                 1,578,359)     (2,587,402)
    Proceeds from sale of other real estate owned                               224,746          28,681
    Purchase of available-for-sale securities                                        --      (1,000,000)
    Purchase of FHLB stock                                                           --         (50,000)
    Proceeds from maturities of held-to-maturity securities                   5,500,000      12,850,000
    Purchase of held-to-maturity securities                                   2,025,041)     (5,750,000)
                                                                          -------------    ------------

           Net cash provided by investing activities                          2,121,346       3,491,279
                                                                          -------------    ------------
FINANCING ACTIVITIES
    Net increase (decrease) in deposits                                       2,342,888)      9,166,214
    FHLB repayments                                                           3,000,000)     (1,600,000)
    Purchase of treasury stock                                                1,184,302)     (1,584,350)
    Dividends paid                                                             (184,237)       (201,675)
    Special cash distribution                                                        --      (1,876,880)
    Net increase (decrease) in advances from borrowers for
      taxes and insurance                                                         2,767          (2,746)
                                                                          -------------    ------------

           Net cash provided by (used in) financing activities               (6,708,660)      3,900,563
                                                                          -------------    ------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                             (3,512,720)      8,484,681

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                  8,617,541         132,860
                                                                          -------------    ------------

CASH AND CASH EQUIVALENTS, END OF YEAR                                    $   5,104,821    $  8,617,541
                                                                          =============    ============

ADDITIONAL CASH PAYMENT INFORMATION
    Interest paid                                                         $   1,969,521   $   2,129,974
    Income taxes paid                                                           360,499         545,771

NON-CASH INVESTING ACTIVITY
    Conversion of loans to other real estate                                         --         350,910
    Sale of other real estate under mortgage loan                                    --        (118,600)

                     FIRST FEDERAL OF OLATHE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001


NOTE 1:     NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF OPERATIONS

       First Federal of Olathe Bancorp, Inc. ("Company") is a holding company whose principal activity is the ownership and management of its wholly owned subsidiary, First Federal Savings and Loan Association of Olathe ("Association"). The Association provides financial services to individual and corporate customers through its office in Olathe, Kansas. The Association's primary source of revenue is interest and fees on one-to-four family dwelling loans. The Association's lending activity is concentrated within Johnson County, Kansas. The Association is subject to competition from other financial institutions. The Association also is subject to the regulation of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

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

     CASH EQUIVALENTS

       The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2002 and 2001, cash equivalents consisted of federal funds sold in overnight transactions.

                     FIRST FEDERAL OF OLATHE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001


     SECURITIES

       Available-for-sale securities, which include any security for which the Company has no immediate plan to sell but which may be sold in the future, are carried at fair value. Unrealized gains and losses are recorded, net of related income tax effects, in other comprehensive income.

       Held-to-maturity securities, which include any security for which the Company has the positive intent and ability to hold until maturity, are carried at historical cost adjusted for amortization of premiums and accretion of discounts.

       Realized gains and losses, based on amortized cost of the specific security, are included in other income. Interest and dividends on investments in debt and equity securities are included in income when earned. Premiums and discounts are amortized and accreted, respectively, to interest income using a method that approximates the level-yield method over the period to maturity.

     LOANS

       Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-offs are reported at their outstanding principal, adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Generally, loans are placed on non-accrual status at 90 days past due and interest is considered a loss, unless the loan is well-secured and in the process of collection.

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

                     FIRST FEDERAL OF OLATHE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001


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

     FEDERAL HOME LOAN BANK (FHLB) STOCK

       FHLB stock is a required investment for institutions that are members of the Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula.

     FORECLOSED ASSETS HELD FOR SALE

       Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net income or expense from foreclosed assets.

     TREASURY STOCK

       Treasury stock is stated at cost. Cost is determined by the first-in, first-out method.

                     FIRST FEDERAL OF OLATHE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001

     STOCK OPTIONS

       At December 31, 2002, the Company has a stock-based employee compensation plan, which is described more fully in Note 15. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the grant date. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value provisions of FASB Statement No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, to stock-based employee compensation.

                                                                                YEARS ENDED
                                                                                DECEMBER 31,
                                                                              2002        2001
                                                                        ---------------------------
       Net income, as reported                                            $  766,751   $  560,411
       Less: Total stock-based employee compensation cost
          determined under the fair value based method, net
          of income taxes                                                    (46,261)     (98,488)
                                                                          ----------   ----------

              Pro forma net income                                        $  720,490   $  461,923
                                                                          ==========   ==========
       Earnings per share
           Basic - as reported                                                $ 1.65       $ 1.12
                                                                              ======       ======
           Basic - pro forma                                                  $ 1.55       $ 0.92
                                                                              ======       ======
           Diluted - as reported                                              $ 1.63       $ 1.11
                                                                              ======       ======
           Diluted - pro forma                                                $ 1.53       $ 0.90
                                                                              ======       ======

     INCOME TAXES

       Deferred tax assets and liabilities are recognized for the tax effects of differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized.

     EARNINGS PER SHARE

       Earnings per share have been computed based upon the weighted-average common shares outstanding for each year. Unearned ESOP and recognition and retention plan shares have been excluded from the computation of average shares outstanding.

                     FIRST FEDERAL OF OLATHE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001

NOTE 2:    SECURITIES

     AVAILABLE-FOR-SALE SECURITIES

       The amortized cost and approximate fair values of securities are as follows:

                                                                           GROSS         GROSS       APPROXIMATE
                                                          AMORTIZED     UNREALIZED     UNREALIZED       FAIR
                                                            COST           GAINS         LOSSES         VALUE
                                                      -------------------------------------------------------------
           DECEMBER 31, 2002
               Equity securities                        $  1,010,960   $    808,024                 $  1,818,984
                                                        ============   ============                 ============

           DECEMBER 31, 2001
               Equity securities                        $  1,010,960   $    836,949                 $  1,847,909
                                                        ============   ============                 ============

     HELD-TO-MATURITY SECURITIES

       The amortized cost and approximate fair values of securities are as follows:

                                                                           GROSS         GROSS        ESTIMATED
                                                          AMORTIZED     UNREALIZED     UNREALIZED       FAIR
                                                            COST           GAINS         LOSSES         VALUE
                                                      -------------------------------------------------------------
           DECEMBER 31, 2002
               United States Government and
                 Agency obligations                     $  2,014,309   $         66   $  (147,059)  $  1,867,316
                                                        ============   ============   ===========   ============
           DECEMBER 31, 2001
               United States Government and
                 Agency obligations                     $  5,500,000   $     33,580   $   (58,420)  $  5,475,160
                                                        ============   ============   ===========   ============

       The amortized cost and fair value of held-to-maturity securities at December 31, 2002, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without prepayment penalties.

                                                                AMORTIZED        FAIR
                                                                  COST           VALUE
                                                            -------------------------------
           Within one year                                   $          --   $          --
           One to five years                                            --              --
           Five to ten years                                     1,000,000         852,941
           After ten years                                       1,014,309       1,014,375
                                                             -------------   -------------

                                                             $   2,014,309   $   1,867,316
                                                             =============   =============

                     FIRST FEDERAL OF OLATHE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001

       There were no sales of available-for-sale securities for the years ended December 31, 2002 and 2001.

NOTE 3:    LOANS AND ALLOWANCE FOR LOAN LOSSES

       Categories of loans at December 31 include:

                                                                                  2002            2001
                                                                           ---------------------------------
          One-to-four family                                                 $  40,349,434   $  38,670,722
          Commercial real estate loans                                              69,154         120,934
          Other                                                                     73,061         223,161
                                                                             -------------   -------------

                 Total loans                                                    40,491,649      39,014,817

          Less:
              Deferred loan fees, net                                             (323,438)       (424,965)
              Allowance for loan losses                                           (175,000)       (175,000)
                                                                             -------------   -------------

                 Net loans                                                   $  39,993,211   $  38,414,852
                                                                             =============   =============
       Activity in the allowance for loan losses was as follows:

          Balance, beginning of year                                         $     175,000   $     175,000
          Provision for loan losses                                                     --              --
                                                                             -------------   -------------

          Balance, end of year                                               $     175,000   $     175,000
                                                                             =============   =============

NOTE 4:    EQUIPMENT

       Major classifications of equipment, stated at cost, are as follows:

                                                                                  2002            2001
                                                                           ---------------------------------
          Computer equipment                                                 $      72,456   $      72,456
          Office equipment                                                           4,114           4,114
                                                                             -------------   -------------
                                                                                    76,570          76,570
          Less accumulated depreciation                                             74,320          68,489
                                                                             -------------   -------------

          Net equipment                                                      $       2,250   $       8,081
                                                                             =============   =============

                     FIRST FEDERAL OF OLATHE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001

NOTE 5:    INTEREST-BEARING DEPOSITS

       Deposits at December 31 are summarized as follows:

                                                               2002            2001
                                                         --------------------------------
          Money market                                    $   1,730,241   $   1,860,473
          Savings accounts                                    3,171,847       4,274,717
          Certificates of deposit                            30,425,634      31,535,420
                                                          -------------   -------------

                                                          $  35,327,722   $  37,670,610
                                                          =============   =============

       At December 31, 2002, the scheduled maturities of certificates of deposit are as follows:

          2003                                                $   20,607,284
          2004                                                     5,186,145
          2005                                                     1,284,429
          2006                                                     2,952,235
          2007 and thereafter                                        395,541
                                                              --------------

                                                              $   30,425,634
                                                              ==============

       Interest-bearing deposits in denominations of $100,000 or more were $7,735,755 and $9,569,467 as of December 31, 2002 and 2001, respectively.

       Brokered deposits are received in the normal course of business. As of December 31, 2002 and 2001, brokered deposits of $7,323,000 and $7,328,000 respectively, were included in interest-bearing deposits.

NOTE 6:    FEDERAL HOME LOAN BANK ADVANCES

       The Association is able to borrow from the FHLB of Topeka in order to meet operating and long-term financing needs. The borrowings are limited to an investment ratio of 20 to 1 of the Association's investment in FHLB stock, and are further limited to 40% of total assets. The borrowings must be further secured by one-to-four family dwelling loans pledged to the FHLB. Maximum available borrowings, based upon a percentage of assets and contingent upon the purchase of additional stock, amounted to approximately $20.3 million as of December 31, 2002. The total advances available from the FHLB as of December 31, 2002, based on the ratio of stock owned, amount to $7,600,000, of which $2,000,000 had been extended.

                     FIRST FEDERAL OF OLATHE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001

       Long-term advances from the FHLB at December 31, 2002 and 2001 consisted of the following components:

                                                                          2002          2001
                                                                   -----------------------------
         $1,000,000 advance, 1 year at 5.46%, due January 2002       $        --   $ 1,000,000
         $1,000,000 advance, 2 years at 5.29%, due January 2003        1,000,000     1,000,000
         $1,000,000 advance, 5 years at 5.63%, due January 2006        1,000,000     1,000,000
         $2,000,000 advance, 2 years at 6.51%, due November 2002              --     2,000,000
                                                                     -----------   -----------

                                                                     $ 2,000,000   $ 5,000,000
                                                                     ===========   ===========

       Aggregate annual maturities of FHLB advances at December 31, 2002 are:

          YEAR ENDING                                                 AMOUNT
         -------------                                            --------------

             2003                                                  $  1,000,000
             2004                                                            --
             2005                                                            --
             2006                                                     1,000,000
                                                                  -------------

                                                                  $   2,000,000
                                                                  =============

NOTE 7:    EMPLOYEE BENEFIT PLAN

       The Association is a participant in a pension fund known as the Financial Institutions Retirement Fund. This Fund is a multi-employer plan; separate actuarial valuations are not made with respect to each participating employer. The plan required contributions in the amount of $20,488 and $0 for the years ended December 31, 2002 and 2001, respectively. The plan provides pension benefits for substantially all of the Association's employees.

NOTE 8:    REGULATORY MATTERS

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

                     FIRST FEDERAL OF OLATHE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001

       Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below). Management believes, as of December 31, 2002 and 2001, that the Association meets all capital adequacy requirements to which it is subject.

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

       The Association's actual capital amounts and ratios are also presented in the table.

                                                                                              TO BE WELL CAPITALIZED
                                                                                                 UNDER THE PROMPT
                                                                         FOR CAPITAL            CORRECTIVE ACTION
                                                    ACTUAL            ADEQUACY PURPOSES             PROVISIONS
                                            ----------------------- ----------------------- ---------------------------
                                               AMOUNT      RATIO        AMOUNT      RATIO       AMOUNT        RATIO
                                            ------------- --------- --------------- ------- --------------- -----------
                                                                      (DOLLARS IN THOUSANDS)
       DECEMBER 31, 2002
          Total Risk-Based Capital
             (to Risk-Weighted Assets)        $   12,360    51.7%       $   1,912    8.0%      $  2,389        10.0%
                                              ==========    =====       =========    ====      ========        =====

         Tier 1 Capital
             (to Risk-Weighted Assets)        $   11,821    49.5%           NA       NA        $  1,434         6.0%
                                              ==========    =====           ==       ==        ========         ====

         Tier 1 Capital
             (to Adjusted Total Assets)       $   11,821    23.5%       $   1,510    4.0%      $  2,518         5.0%
                                              ==========    =====       =========    ====      ========         ====

         Tangible Capital
             (to Adjusted Tangible Assets)    $   11,821    23.5%       $     755    1.5%         NA            NA
                                              ==========    =====       =========    ====         ==            ==


       DECEMBER 31, 2001
          Total Risk-Based Capital
             (to Risk-Weighted Assets)        $  12,189     48.7%       $   2,004    8.0%      $  2,505        10.0%
                                              ==========    =====       =========    ====      ========        =====

         Tier 1 Capital
             (to Risk-Weighted Assets)        $  11,637     46.5%           NA       NA        $  1,503         6.0%
                                              ==========    =====           ==       ==        ========         ====
         Tier 1 Capital
             (to Adjusted Total Assets)       $  11,637     20.3%       $   2,289    4.0%      $  2,861         5.0%
                                              ==========    =====       =========    ====      ========         ====

         Tangible Capital
             (to Adjusted Tangible Assets)    $  11,637     20.3%       $     858    1.5%         NA            NA
                                              ==========    =====       =========    ====         ==            ==

       The Association is subject to certain restrictions that prohibit the declaration or payment of dividends without prior regulatory approval.

                     FIRST FEDERAL OF OLATHE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001

NOTE 9:    TRANSACTIONS WITH RELATED PARTIES

       At December 31, 2002 and 2001, the Association had loans outstanding to executive officers, directors, significant shareholders and their affiliates (related parties), in the amount of $271,233 and $449,236, respectively.

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

NOTE 10:   INCOME TAXES

       The provision for income taxes includes these components:

                                                                                  2002           2001
                                                                             ---------------------------
           Taxes currently payable                                            $   405,100   $   407,256
           Deferred income taxes                                                   56,900        47,744
                                                                              -----------   -----------

                  Income tax expense                                          $   462,000   $   455,000
                                                                              ===========   ===========

       A reconciliation of income tax expense at the statutory rate to the Company's actual income tax expense is shown below:

                                                                                  2002           2001
                                                                             ---------------------------
           Computed at the statutory rate (34%)                               $   418,000   $   345,000

           Increase (decrease) resulting from:
               State income taxes - net of federal tax benefit                     60,000        47,000
               Nondeductible ESOP compensation expense                             20,000        58,000
               Dividend exclusion on FHLMC preferred stock                        (16,000)           --
               Other                                                              (20,000)        5,000
                                                                              -----------   -----------

                  Actual tax expense                                          $   462,000   $   455,000
                                                                              ===========   ===========

                     FIRST FEDERAL OF OLATHE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001

       The tax effects of temporary differences related to deferred taxes shown on the consolidated balance sheets were:

                                                                           2002          2001
                                                                     -----------------------------
           Deferred tax assets
               Deferred compensation                                   $    27,400   $    17,000
               Allowance for loan losses                                    68,300        69,076
               Net operating losses                                         17,700            --
                                                                       -----------   -----------

                                                                           113,400        86,076
                                                                       -----------   -----------

           Deferred tax liabilities
               Deferred loan fees                                         (114,400)      (39,000)
               ESOP dividend                                               (19,700)      (26,000)
               Unrealized gains on available-for-sale securities          (291,000)     (301,000)
               Other                                                       (24,589)       (9,878)
                                                                       -----------   -----------

                                                                          (449,689)     (375,878)
                                                                       -----------   -----------

                  Net deferred tax liability                           $  (336,289)  $  (289,802)
                                                                       ===========   ===========

       Retained earnings at December 31, 2002 and 2001, include approximately $813,000, for which no deferred federal income tax liability has been recognized. These amounts represent an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then-current corporate income tax rate. The deferred income tax liabilities on the preceding amounts that would have been recorded if they were expected to reverse into taxable income in the foreseeable future were approximately $325,000 at December 31, 2002 and 2001.

                     FIRST FEDERAL OF OLATHE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001

NOTE 11:   DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

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

                                                                             DECEMBER 31,
                                                             2002                                   2001
                                             -------------------------------------- ------------------------------------
                                                                    ESTIMATED                              ESTIMATED
                                                 CARRYING             FAIR              CARRYING              FAIR
                                                   VALUE              VALUE               VALUE              VALUE
                                             -------------------------------------- ------------------------------------
       Assets
          Cash and cash equivalents            $   5,104,821     $   5,104,821        $   8,617,541     $   8,617,541
          Securities                               3,833,293         3,686,300            7,347,909         7,323,069
          FHLB stock                                 380,000           380,000              380,000           380,000
          Loans                                   39,993,211        40,315,406           38,414,852        38,640,029
          Accrued interest and dividends             317,596           317,596              331,605           331,605

       Liabilities
          Deposits                                35,327,722        36,192,953           37,670,610        38,700,674
          Advances from FHLB                       2,000,000         2,153,956            5,000,000         5,153,411
          Interest payable on deposits                49,766            49,766               54,044            54,044

       The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

     CASH AND CASH EQUIVALENTS, INTEREST-BEARING DEPOSITS AND FHLB STOCK

       The carrying amounts approximate fair value.

     SECURITIES

       Fair values equal quoted market prices, if available. If quoted market prices are not available, fair values are estimated based on quoted market prices of similar securities.

                     FIRST FEDERAL OF OLATHE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001

     LOANS

       The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Loans with similar characteristics were aggregated for purposes of the calculations. The carrying amount of accrued interest approximates its fair value.

     DEPOSITS

       Deposits include demand deposits, savings accounts and money market deposits. The carrying amount approximates fair value. The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.

     ADVANCES FROM THE FHLB

       Rates currently available to the Association for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

     COMMITMENTS TO ORIGINATE LOANS

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

NOTE 12:   COMMITMENTS AND CREDIT RISK

       Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the counter-party. Collateral held varies, but may include property, plant and equipment, commercial real estate and residential real estate.

                     FIRST FEDERAL OF OLATHE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001

       At December 31, 2002 and 2001, the Association had outstanding commitments to originate fixed rate loans and undisbursed loan proceeds for loans in process aggregating approximately $564,000 and $1,075,000, respectively. The commitments extended over varying periods of time with the majority being disbursed within a one-year period. At December 31, 2002, the interest rates on the outstanding commitments ranged from 7.0% to 8.3%.

NOTE 13:   EMPLOYEE STOCK OWNERSHIP PLAN

       In connection with the conversion to stock form, the Association established an internally leveraged employee stock ownership plan (ESOP) for the exclusive benefit of eligible employees (all salaried employees who have completed at least 1,000 hours of service in a 12-month period and have attained the age of 21). The ESOP borrowed funds from the Company in an amount sufficient to purchase 44,506 shares (8% of the common stock issued in the stock offering). The loan is secured by the shares purchased and will be repaid by the ESOP with funds from contributions made by the Association, dividends received by the ESOP and any other earnings on ESOP assets. The Association makes annual contributions to the ESOP equal to the ESOP's debt service less dividends received by the ESOP. All dividends received by the ESOP are used to pay debt service. Contributions will be applied to repay interest on the loan first, then the remainder will be applied to principal. The loan is expected to be repaid over a period of up to 30 years. Shares purchased with the loan proceeds are held in a suspense account for allocation among participants as the loan is repaid. Contributions to the ESOP and shares released from the suspense account are allocated among participants in proportion to their compensation relative to total compensation of all active participants. Participants will vest in their accrued benefits under the employee stock ownership plan at the rate of 20% per year. Vesting is accelerated upon retirement, death or disability of the participant or a change in control of the Association. Forfeitures will be reallocated to remaining plan participants. Benefits may be payable upon retirement, death, disability, separation from service or termination of the ESOP. Since the Association's annual contributions are discretionary, benefits payable under the ESOP cannot be estimated.

       The Association accounts for its ESOP in accordance with Statement of Position ("SOP") 93-6, EMPLOYERS ACCOUNTING FOR EMPLOYEE STOCK
       OWNERSHIP PLANS. Accordingly, the debt of the ESOP is eliminated in consolidation and the shares pledged as collateral are reported as unearned ESOP shares in the consolidated balance sheets. Contributions to the ESOP shall be sufficient to pay principal and interest currently due under the loan agreement. As shares are committed to be released from collateral, the Company reports compensation expense equal to the average market price of the shares for the respective period, and the shares become outstanding for earnings per share computations. ESOP compensation expense was $107,795 and $313,555 in 2002 and 2001, respectively. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest.

                     FIRST FEDERAL OF OLATHE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001

       A summary of ESOP shares at December 31 is as follows:

                                                                         2002           2001
                                                                     ---------------------------
           Released shares                                                20,327         15,336
           Unreleased shares                                              24,179         29,170
                                                                      ----------     ----------

                  Total                                                   44,506         44,506
                                                                      ==========     ==========

                  Fair value of unreleased shares at December 31      $  561,678     $  736,543
                                                                      ==========     ==========

       The Association is obligated, at the option of each beneficiary, to repurchase shares of the ESOP upon the beneficiary's termination or after retirement. At December 31, 2002, the fair value of the 20,327 released shares held by the ESOP is $474,635. There are no outstanding shares held by former employees.

NOTE 14:   RECOGNITION AND RETENTION PLAN

       On April 25, 2001, the stockholders of the Company approved the Recognition and Retention Plan (the "Recognition Plan") for directors, officers and employees. Under the Recognition Plan, the Company may award up to 27,816 shares of common stock. During 2001, the Company granted 25,030 shares to eligible participants. The value of the shares awarded under the plan is determined based on the market price of the Company's stock on the date of grant. The shares vest and are earned by the recipient at a rate of 20% of the initially awarded amount per year, with the first installment being earned on the date of grant and succeeding installments earned on the following anniversaries of the date of grant.

       As shares were issued on grant date and vest to holders over four years, the Company recorded deferred compensation in the amount of $513,115. The charge to compensation expense for the portion of shares vested during the years ended December 31, 2002 and 2001 amounted to $102,623 and $172,912, respectively.

NOTE 15:   STOCK OPTION PLAN

       The Company has a fixed option plan under which the Company may grant options that vest at a rate of 20% per year, with the first installment vesting on the date of grant and succeeding installments vesting on the following anniversaries of the date of grant to directors, officers and employees for up to 55,632 shares of common stock. The exercise price of each option is intended to equal the market price of the Company's stock on the date of grant. The maximum term of the options is ten years.

                     FIRST FEDERAL OF OLATHE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001


       The Company granted 50,066 options to eligible participants in 2001, all of which are outstanding at December 31, 2002, with an exercise price of $20.50. There were 20,026 and 10,013 shares exercisable at December 31, 2002 and 2001, respectively.

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

       The Company applies APB Opinion 25 and related Interpretations in accounting for its plan, and, no compensation cost has been recognized for the plan. Had compensation cost for the Company's plan been determined based on the fair value at the grant dates using Statement of Financial Accounting Standards No. 123, the Company's net income would have decreased by $46,261 and $98,488 for the years ended December 31, 2002 and 2001, respectively. Basic and diluted earnings per share would have decreased by $.10 for the year ended December 31, 2002 and by $.20 and $.21, respectively for the year ended December 31, 2001.

                     FIRST FEDERAL OF OLATHE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001

NOTE 16:   EARNINGS PER SHARE

       Earnings per share (EPS) were computed as follows:

                                                                   YEAR ENDED DECEMBER 31, 2002
                                                                             WEIGHTED-
                                                                              AVERAGE        PER SHARE
                                                              INCOME          SHARES          AMOUNT
                                                          ---------------------------------------------
           Basic earnings per share
               Net income                                   $  766,751         463,921        $  1.65
                                                                                              =======
           Effect of dilutive securities
               Stock options                                   (46,261)          5,971
                                                            ----------       ---------
           Diluted earnings per share
               Income available to common stockholders      $  720,490         469,892        $  1.63
                                                            ==========       =========        =======

                                                                   YEAR ENDED DECEMBER 31, 2001
                                                                             WEIGHTED-
                                                                              AVERAGE        PER SHARE
                                                              INCOME          SHARES          AMOUNT
                                                          ---------------------------------------------
           Basic earnings per share
               Net income                                   $  560,411         500,664        $  1.12
                                                                                              =======
           Effect of dilutive securities
               Stock options                                   (98,488)          3,780
                                                            ----------       ---------
           Diluted earnings per share
               Income available to common stockholders
                   and assumed conversions                  $  461,923         504,444        $  1.11
                                                            ==========       =========        =======

                     FIRST FEDERAL OF OLATHE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001

NOTE 17:   CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

       Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

                                                CONDENSED BALANCE SHEETS
                                               DECEMBER 31, 2002 AND 2001

                                                                              2002               2001
                                                                        ----------------------------------
           ASSETS
               Cash and cash equivalents                                 $     592,108      $   1,922,985
               Investment in First Federal Savings and Loan
                 Association of Olathe                                      12,100,018         11,832,364
               Due from subsidiary                                             424,505            559,766
               Other assets                                                     17,000             28,398
                                                                         -------------      -------------

                      Total assets                                       $  13,133,631      $  14,343,513
                                                                         =============      =============

           LIABILITIES
               Dividends payable                                         $      92,583      $     102,745
               Notes payable to subsidiary                                   1,200,000          2,000,000
                                                                         -------------      -------------

                      Total liabilities                                      1,292,583          2,102,745

           STOCKHOLDERS' EQUITY                                             11,841,048         12,240,768
                                                                         -------------      -------------

                      Total liabilities and stockholders' equity         $  13,133,631      $  14,343,513
                                                                         =============      =============

                     FIRST FEDERAL OF OLATHE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001

                                            CONDENSED STATEMENTS OF INCOME
                                        YEARS ENDED DECEMBER 31, 2002 AND 2001

                                                                              2002               2001
                                                                        ----------------------------------
           INCOME
               Investment securities                                     $          --      $      16,573
               Dividend from subsidiary                                        800,000          1,000,000
               Other income                                                     35,975             67,452
                                                                         -------------      -------------

                                                                               835,975          1,084,025

           EXPENSES                                                            311,135            168,523
                                                                         -------------      -------------
           INCOME BEFORE INCOME TAXES AND EQUITY IN UNDISTRIBUTED
              NET INCOME OF SUBSIDIARY                                         524,840            915,502

           INCOME TAX BENEFIT                                                 (108,000)           (26,000)
                                                                         -------------      -------------
           INCOME BEFORE EQUITY IN UNDISTRIBUTED NET INCOME
              OF SUBSIDIARY                                                    632,840            941,502

           EQUITY IN UNDISTRIBUTED NET INCOME OF SUBSIDIARY
              LESS DIVIDEND FROM SUBSIDIARY                                    133,911           (381,091)
                                                                         -------------      -------------

           NET INCOME                                                    $     766,751      $     560,411
                                                                         =============      =============

                     FIRST FEDERAL OF OLATHE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001

                                      CONDENSED STATEMENTS OF CASH FLOWS
                                    YEARS ENDED DECEMBER 31, 2002 AND 2001

                                                                              2002               2001
                                                                        ----------------------------------
          OPERATING ACTIVITIES
              Net income                                                 $     766,751      $     560,411
              Items not requiring (providing) cash
                 Accretion of discounts on securities                               --             (5,939)
                 Deferred taxes                                                  8,600            (25,988)
                 Equity in undistributed earnings of subsidiary               (133,911)           381,091
              Changes in
                 Other assets                                                    2,798             25,541
                 Other liabilities                                                  --            (42,812)
                                                                         -------------      -------------

                     Net cash provided by operating activities                 644,238            892,304
                                                                         -------------      -------------
          INVESTING ACTIVITIES
              Payments received from subsidiary                                193,424            746,263
              Proceeds from maturities of held-to-maturity securities               --          2,100,000
                                                                         -------------      -------------

                     Net cash provided by investing activities                  193,424         2,846,263
                                                                         -------------      -------------
          FINANCING ACTIVITIES
              Proceeds on loan from subsidiary                                      --          2,000,000
              Principal payments on loan from subsidiary                      (800,000)          (521,448)
              Purchases of treasury stock                                   (1,184,302)        (1,584,350)
              Dividends paid                                                  (184,237)          (201,675)
              Special cash distribution                                             --         (2,054,904)
                                                                         -------------      -------------

                     Net cash used in financing activities                  (2,168,539)        (2,362,377)
                                                                         -------------      -------------

          INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                  (1,330,877)         1,376,190

          CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                       1,922,985            546,795
                                                                         -------------      -------------

          CASH AND CASH EQUIVALENTS, END OF YEAR                         $     592,108      $   1,922,985
                                                                         =============      =============

          NON-CASH FINANCING ACTIVITY
              Treasury stock issued under stock award plan               $          --      $     513,115

                     FIRST FEDERAL OF OLATHE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001

NOTE 18:   FUTURE CHANGE IN ACCOUNTING PRINCIPLE

       The Financial Accounting Standards Board (FASB) recently issued Interpretation No. 45, GUARANTOR'S ACCOUNTING AND DISCLOSURE REQUIREMENTS FOR GUARANTEES, INCLUDING INDIRECT GUARANTEES OF INDEBTEDNESS OF OTHERS, effective for guarantees issued or modified after December 15, 2002, which is not expected to have a material effect on the Company's financial statements.

       In addition, FASB issued Statement No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS, effective for financial statements issued for fiscal years beginning after December 15, 2001, Statement No. 145, RESCISSION OF FASB STATEMENTS NO. 4, 44, AND 64, AMENDMENT OF FASB STATEMENT NO. 13, AND TECHNICAL CORRECTIONS, issued April 2002, Statement No. 147, ACQUISITIONS OF CERTAIN FINANCIAL INSTITUTIONS, AN AMENDMENT OF FASB STATEMENTS NO. 72 AND 144 AND FASB INTERPRETATION NO. 9, issued October 2002 and Statement No. 148, ACCOUNTING FOR STOCK-BASED COMPENSATION - TRANSITION AND DISCLOSURE, issued December 2002, which are not expected to have a material effect on the Company's financial position or results of operations.

     COMMON STOCK AND RELATED MATTERS

       The Company's Common Stock is listed on the Over-the-Counter Electronic Bulletin Board under the symbol "FFOL.OB." As of December 31, 2002, the Company had 152 stockholders of record (excluding the number of persons or entities holding stock in street name through various brokerage firms), and 462,915 shares outstanding.

       The following tables set forth market price and dividend information for the Common Stock for the years ended December 31, 2002 and 2001. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions.

              YEAR ENDED                                      CASH DIVIDENDS
          DECEMBER 31, 2002           HIGH         LOW          DECLARED
       -------------------------------------------------------------------------

           First Quarter            $ 25.78      $ 21.37           N/A
           Second Quarter             23.80        22.93     $.20 per share
           Third Quarter              26.00        23.00           N/A
           Fourth Quarter             24.00        23.15     $.20 per share


              YEAR ENDED                                     CASH DIVIDENDS
          DECEMBER 31, 2001           HIGH         LOW         DECLARED
       -------------------------------------------------------------------------

           First Quarter            $ 16.88      $ 14.98           N/A
           Second Quarter             20.04        16.40     $.20 per share
           Third Quarter              19.94        19.41           N/A
           Fourth Quarter             25.25        19.20    $4.20 per share*

           *   Includes a $4.00 per share special cash distribution.

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


CORPORATE AND
STOCKHOLDER INFORMATION

CORPORATE OFFICES                                               COUNSEL
-----------------                                               -------

First Federal of Olathe Bancorp, Inc.                           Luse Gorman Pomerenk & Schick
100 E. Park                                                     5335 Wisconsin Ave NW - Suite 400
Olathe, KS 66061                                                Washington, D.C. 20015

(913) 782-0026

ANNUAL MEETING OF SHAREHOLDERS                                  INDEPENDENT AUDITORS
------------------------------                                  --------------------

The annual meeting of First Federal of Olathe Bancorp,          BKD, LLP
Inc. will be held April 25, 2003 at 3:00 p.m. at 100 E.         Twelve Wyandotte Plaza
Park, Olathe, Kansas                                            120 W. 12th Street - Suite 1200
                                                                Kansas City, MO 64105

ANNUAL REPORT ON FORM 10-K                                      MARKET INFORMATION FOR COMMON STOCK
--------------------------                                      -----------------------------------

For the 2002 fiscal year, First Federal of Olathe               The Common Stock of First Federal of Olathe Bancorp, Inc.
Bancorp, Inc. has filed an Annual Report on Form 10-K           trades on the Over-the-Counter Bulletin Board under the
with the Securities and Exchange Commission. The Form           symbol "FFOL." At March 11, 2003, there were approximately
10-K is available on the World Wide Web as part of the          149 shareholders of record not including the number of
SEC EDGAR database at WWW.SEC.GOV. SHAREHOLDERS MAY             persons or entities holding stock in nominee or street names
ALSO OBTAIN A COPY FREE OF CHARGE BY WRITING  TO: FIRST         through various brokers and banks. Common stock was issued
FEDERAL OF OLATHE BANCORP, INC., 100 E. PARK, OLATHE,           at $10.00 per share in connection with the Company's initial
KS 66061.                                                       public offering competed on April 11, 2000.

STOCK TRANSFER AGENT & REGISTRAR                                DIRECTORS AND OFFICERS
--------------------------------                                ----------------------

Shareholders wishing to change name, address or                 Mitch Ashlock: PRESIDENT, DIRECTOR, CHIEF EXECUTIVE
ownership of stock, or to report lost certificates or           OFFICER
to consolidate accounts should contact the Company's            Donald K. Ashlock: CHAIRMAN, DIRECTOR
stock registrar and transfer agent directly at:                 John M. Bowen: DIRECTOR, OWNER - JOHN M. BOWEN &
                                                                ASSOCIATES, KANSAS CITY, MO
Registrar & Transfer Company                                    Carl R. Palmer: DIRECTOR, OWNER - CARL PALMER REALTY,
10 Commerce Drive                                               OLATHE, KS
Cranford, NJ 07016                                              Marvin Eugen Wollen: DIRECTOR, OPTOMETRIST,
(800) 368-5948                                                  OLATHE, KS
                                                                Kenda K. Camp: SECRETARY AND TREASURER
                                                                Milynn VanDeKerkhove: ASSISTANT SECRETARY
                                                                     AND TREASURER

                  [LOGO] FIRST FEDERAL OF OLATHE BANCORP, INC.

                                100 EAST PARK
                                P.O. BOX 636
                                OLATHE, KS 66051